UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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NEW JERSEY RESOURCES CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice
of Annual Meeting
of Shareholders

NEW JERSEY RESOURCES CORPORATION
1415 Wyckoff Road
Wall, New Jersey 07719

Wednesday, January 20, 2016

9:30 a.m., Eastern Standard Time

Eagle Oaks Golf & Country Club, 20 Shore Oaks Drive, Farmingdale, New Jersey 07727

The Annual Meeting of Shareholders (the “Meeting”) of New Jersey Resources Corporation will be held at 9:30 a.m., Eastern Standard Time, Wednesday, January 20, 2016, at Eagle Oaks Golf & Country Club, 20 Shore Oaks Drive, Farmingdale, New Jersey 07727, for the following purposes:

1.	To elect as directors the four nominees to the Board of Directors named in the attached proxy statement for terms expiring in 2019

2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers

3.	To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016

4.	To transact any other business that may properly be brought before the Meeting or any adjournments or postponements thereof

The Board of Directors has fixed the close of business on November 24, 2015, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Meeting.

In accordance with Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our shareholders online. You may read, print and download our Annual Report and Proxy Statement at http://investor.njresources.com/annual-proxy.cfm. On or about December 11, 2015, we will mail our shareholders a notice containing instructions on how to access our 2015 Proxy Statement and Annual Report and how to vote online or by telephone. The notice also provides instructions on how to request a paper copy of these documents.

A cordial invitation is extended to you to attend the Meeting. Regardless of whether you plan to attend the Meeting, it is important that your shares are represented and voted at the Meeting. If you received a paper copy of the proxy card or voting instruction by mail, you can vote by signing, dating and returning the enclosed proxy card or voting instruction. Registered shareholders and participants in plans holding shares of our common stock (“Common Stock”) may vote by telephone or online. To use these convenient services, follow the steps detailed in the instructions for voting that are attached to the proxy card. Beneficial owners of shares of our Common Stock held in street name through a bank or brokerage account should follow the enclosed voting instruction for voting their shares. Please note that in the absence of specific instructions as to how to vote, brokers may not vote your shares on the election of directors or the non-binding proposal regarding the compensation of our executive officers. Please return your proxy card so your vote can be counted. I hope you will attend the Meeting, but even if you cannot, please vote your shares as promptly as possible. Thank you.

Wall, New Jersey December 11, 2015
Rhonda M. Figueroa
Corporate Secretary

“Thank you for your continued confidence
in our Company. I look forward to
seeing you at the Annual Meeting.”

                                       Laurence M. Downes

Dear Fellow Shareowner,

Through the hard work and dedication of our talented team of employees, fiscal 2015 was another solid year for New Jersey Resources. We increased our annual dividend rate for the 20th consecutive year, this time by 6.7 percent, and our shareowners realized a total return on their investment of 22.5 percent.

Those who follow our Company know that safety, performance and accountability guide everything we do. We continue to invest in our infrastructure to ensure the safe, reliable, service our customers expect. We remain committed to strong corporate governance and we strive to maintain executive compensation best practices so we can continue to provide consistent returns to our shareowners. The members of our Board of Directors generously share their diverse perspectives and we are grateful for their insights and leadership.

To learn more about our fiscal 2015 performance, I would like to invite you to join us at our Annual Meeting of Shareholders, which will be held on January 20, 2016, at 9:30 a.m., at Eagle Oaks Golf & Country Club in Farmingdale, New Jersey.

During the meeting, we will vote to elect as directors the four nominees to the Board of Directors named in the attached proxy statement with terms expiring in 2019, to approve a non-binding advisory resolution approving the compensation of our named executive officers, and to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016.

Your vote is very important. Whether you plan to attend the Annual Meeting or not, I encourage you to promptly submit your vote via the Internet, telephone, or mail, as applicable, to ensure that your shares are represented at our meeting.

On behalf of our Board of Directors, thank you for your continued confidence in our Company. I look forward to seeing you at the Annual Meeting.

Sincerely,

Laurence M. Downes
Chairman and Chief Executive Officer
December 11, 2015

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Note: All share-related amounts set forth in this Proxy Statement reflect the two-for-one stock split on March 3, 2015.

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Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS JANUARY 20, 2016

This Proxy Statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting of Shareholders (the “Meeting”) of New Jersey Resources Corporation, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors (the “Board”) has designated Eagle Oaks Golf & Country Club, 20 Shore Oaks Drive, Farmingdale, New Jersey 07727, as the place of the Meeting. The Meeting will be called to order at 9:30 a.m., Eastern Standard Time, on Wednesday, January 20, 2016. The Board solicits this proxy and urges you to vote immediately. Unless the context otherwise indicates, reference to “New Jersey Resources,” “NJR,” “we,” “us,” “our” or “the Company” means New Jersey Resources Corporation.

The Board is making these materials available to you on the Internet or, upon your request, delivering printed versions of these materials to you by mail. On or about December 11, 2015, we will mail a notice to shareholders containing instructions on how to access the Proxy Statement and Annual Report and how to vote.

QUESTIONS AND ANSWERS ABOUT THE MEETING

1.	WHO IS ASKING FOR MY VOTE AND WHY AM I RECEIVING THIS DOCUMENT?

The Board asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this Proxy Statement. We are providing this Proxy Statement and related proxy card to our shareholders in connection with the solicitation by the Board of proxies to be voted at the Meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

2.	WHO IS ENTITLED TO VOTE?

Only holders of record of outstanding shares of our common stock (the “Common Stock”) at the close of business on November 24, 2015, are entitled to notice of and to vote at the Meeting. At the close of business on November 24, 2015, there were 85,790,569 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

3.	WHAT IS A PROXY?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document is called a proxy or a proxy card. Ms. Mariellen Dugan and Ms. Rhonda M. Figueroa have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Corporate Secretary prior to the Meeting, and not revoked, will be voted in accordance with the terms thereof.

4.	WHAT IS A VOTING INSTRUCTION?

A voting instruction is the instruction form you receive from your bank, broker or its nominee if you hold your shares of Common Stock in street name. The instruction form instructs you how to direct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

5.	WHAT AM I VOTING ON?

You will be voting on each of the following items of business:

•	The election as directors of four nominees to the Board of Directors for terms expiring in 2019

•	The approval of a non-binding advisory resolution approving the compensation of our named executive officers

•	The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016

•	Any other business that may properly come before the Meeting or any adjournments or postponements thereof

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6.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

A majority of the outstanding shares of Common Stock as of the record date must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions, withheld votes and shares of record held by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the existence of a quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

7.	WHAT VOTE IS NEEDED TO ELECT THE FOUR DIRECTORS?

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted in the election of directors. In addition, the Company’s Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. For more details regarding the director resignation policy, please see “Election of Directors” on page 10.

8.	WHAT VOTE IS NEEDED TO APPROVE THE NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS?

The approval of the non-binding advisory resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.

9.	WHAT VOTE IS NEEDED TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP?

The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

10.	WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD?

For the reasons set forth in detail later in this Proxy Statement, The Board Recommends That You Vote:

•	FOR The Proposed Nominees for the Board;

•	FOR The Non-Binding Advisory Resolution Regarding Approval of the Compensation of Our Named Executive Officers;

•	FOR The Ratification of the Appointment by the Audit Committee of Deloitte & Touche LLP.

11.	HOW DO I VOTE?

Registered shareholders (shareholders who hold Common Stock in their own name registered with our transfer agent, Wells Fargo Shareowner Services or in certificated form, as opposed to through a bank, broker or other nominee) or employees who hold Common Stock through our NJR Employees’ Retirement Savings Plan (our “401(k) Plan”) may vote in person at the Meeting or by proxy. There are three ways for registered shareholders and employees who own Common Stock through our 401(k) Plan to vote by proxy:

If you received your proxy materials by mail, complete, properly sign, date and mail the enclosed proxy card or voting instruction.

Connect to the Internet at http://www.proxyvote.com and follow the instructions included on the proxy card or voting instruction.

Call 1-800-690-6903 and follow the instructions included on the proxy card or voting instruction.

Registered shareholders and participants in our 401(k) and any other plans holding shares of Common Stock are urged to deliver proxies or voting instructions by calling the toll-free telephone number, by using the Internet or by completing and mailing the proxy card or voting instruction. The telephone and Internet voting procedures are designed to authenticate shareholders’ and plan participants’ identities, to allow shareholders and plan participants to give their proxies or voting instructions and to confirm that such instructions have been properly recorded. Instructions for voting by telephone or over the Internet are included on the enclosed proxy card or voting instruction. If you received your proxy materials via mail, registered shareholders and plan participants may send their proxies or voting instructions by completing, signing and dating the enclosed proxy card or voting instruction and returning it as promptly as possible in the enclosed prepaid envelope.

Shareholders who hold Common Stock through banks, brokers or other nominees (“street name shareholders”) who wish to vote at the Meeting should receive voting instructions from the

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institution that holds their shares. Please contact the institution that holds your shares if you have not received voting instructions. Street name shareholders may also be eligible to vote their shares electronically by following the voting instructions provided by the bank, broker or other nominee that holds the shares, using either the toll-free telephone number or the Internet address provided on the voting instruction; or by completing, dating and signing the voting instruction and returning it promptly in the enclosed prepaid envelope.

The deadline for voting via the Internet or telephone is 11:59 p.m. Eastern Standard Time, on January 19, 2016.

12.	CAN I ATTEND THE MEETING?

Yes. The Meeting is open to all holders of our Common Stock as of the record date, November 24, 2015. You may attend the Meeting and vote in person. However, even if you plan to attend the Meeting, we encourage you to vote your shares by proxy. Cameras, recording devices and other electronic devices are not permitted at the Meeting.

13.	HOW WILL MY SHARES BE VOTED IF I SIGN, DATE AND RETURN MY PROXY CARD OR VOTING INSTRUCTION CARD, BUT DO NOT PROVIDE COMPLETE VOTING INSTRUCTIONS WITH RESPECT TO EACH PROPOSAL?

Shareholders should specify their vote for each matter on the enclosed proxy. The proxies solicited by this Proxy Statement vest in the proxy holders’ voting rights with respect to the election of directors (unless the shareholder marks the proxy to withhold that authority) and on all other matters voted upon at the Meeting.

Unless otherwise directed in the enclosed proxy card, the persons named as proxies therein will vote all properly executed, returned and not-revoked proxy cards or voting instruction cards (1) FOR the election of the four director nominees listed thereon; (2) FOR the non-binding proposal regarding approval of the compensation of the Company’s named executive officers; and (3) FOR the proposal to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016, with the following two exceptions:

•	Shares of Common Stock held in our 401(k) Plan for which no direction is provided on a properly executed, returned and not revoked voting instruction card will be voted proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received with respect to such proposals.

•	Shares of Common Stock held in our 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee in accordance with the recommendation of the Company’s management.

As to any other business that may properly come before the Meeting, the persons named in the enclosed proxy card or voting instruction will vote the shares of Common Stock represented by the proxy in the manner as the Board may recommend, or otherwise at the proxy holders’ discretion. The Board does not presently know of any other such business.

14.	HOW WILL MY SHARES BE VOTED IF I DO NOT RETURN MY PROXY CARD OR MY VOTING INSTRUCTION?

It will depend on how your ownership of shares of Common Stock is registered. If your shares of Common Stock are registered in your name with our transfer agent, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement, as explained under “6. How many votes must be present to hold the Meeting?” on page 7, unless you attend the Meeting to vote them in person.

If you own your shares of Common Stock in street name, which means that your shares are registered in the name of your bank, broker or its nominee, your shares may be voted even if you do not provide your bank, broker or other nominee with voting instructions. Under the rules of the New York Stock Exchange (“NYSE”) your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. However, NYSE rules do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. It is called a “broker non-vote” when a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter.

Please note in the absence of your specific instructions as to how to vote, your bank, broker or other nominee may not vote your shares with respect to (1) the election of the four nominees for director, or (2) the non-binding proposal regarding the approval of the compensation of our named executive officers. Under NYSE rules, these matters are not considered routine matters. Based on NYSE rules, we believe that the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares FOR the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm. Please return your proxy card so your vote can be counted.

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15.	HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Only votes cast “for” or “against” are included in determining the votes cast with respect to any matter presented for consideration at the Meeting. As described above, when brokers do not have discretion to vote or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Meeting, will be treated as present for purposes of determining whether a quorum is present at the Meeting. Broker non-votes and withheld votes will not be included in the vote total for the proposal to elect the nominees for director and will not affect the outcome of the vote for the proposal. In addition, under New Jersey corporation law, abstentions are not counted as votes cast on a proposal. Therefore, abstentions and broker non-votes will not count either in favor of or against (1) the non-binding proposal regarding the vote of the compensation of our named executive officers or, (2) the ratification of the appointment of Deloitte & Touche LLP.

16.	WHAT IF I CHANGE MY MIND AFTER I VOTE?

Whether you vote by telephone, Internet or by mail, you may change or revoke your proxy at any time before it is exercised by (1) submitting a properly signed proxy with a later date, (2) voting by telephone or the Internet at a later time, or (3) voting in person at the Meeting. See the enclosed proxy card for instructions. Attendance at the Meeting will not by itself revoke a previously granted proxy.

If you are a shareholder whose stock is held in street name with a bank, broker or other nominee, you must follow the instructions found on the voting instruction card provided by the bank, broker or other nominee, or contact your bank, broker or other nominee to change or revoke your previously given proxy.

17.	WHO PAYS THE COST OF PROXY SOLICITATION?

NJR will pay all expenses of soliciting proxies, including clerical work, printing and postage. Our officers and other employees may personally solicit proxies or solicit proxies by mail, telephone, facsimile or Internet, but we will not provide compensation for such solicitations. In addition, we have agreed to pay Laurel Hill Proxy Advisory Group, LLC a fee of approximately $5,500, plus reasonable expenses, for proxy solicitation services. We will also reimburse banks, brokers and other persons holding shares in their names or in the names of nominees for expenses incurred sending material to beneficial owners and obtaining proxies from beneficial owners.

18.	COULD OTHER MATTERS BE DECIDED IN THE MEETING?

The Board does not know of any other business that may be brought before the Meeting. However, if any other matters should properly come before the Meeting or at any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

19.	HOW DO I MAKE A SHAREHOLDER PROPOSAL FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS?

We must receive proposals from shareholders intended to be presented at the 2017 Annual Meeting of Shareholders, on or before August 13, 2016 to be considered for inclusion in our Proxy Statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and for consideration at that meeting. Shareholders submitting such proposals are required to be the beneficial owners of shares of the Common Stock amounting to at least $2,000 in market value and to have held such shares for at least one year prior to the date of submission.

Our By-Laws also set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the 2017 Annual Meeting of Shareholders, we must receive notice of the nomination no later than November 6, 2016. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. See “Director Nominations and Evaluation Processes” on page 15 for more information regarding the director nomination process. Additionally, under our By-Laws, for a shareholder to bring other matters before the 2017 Annual Meeting of Shareholders, we must receive notice no later than November 6, 2016. The notice must include a description of the proposed business, the reasons therefore and other matters specified in our By-Laws. In each case, the notice must be timely given to our Corporate Secretary, whose address is Office of the Corporate Secretary, 1415 Wyckoff Road, Wall, New Jersey 07719. A copy of the By-Laws is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

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Election of Directors

ITEM 1 ON PROXY CARD

The Board currently consists of 11 members divided into three classes with overlapping three-year terms. Four individuals have been nominated for election as directors at the Meeting. Lawrence R. Codey, Laurence M. Downes, Robert B. Evans and Alfred C. Koeppe would each serve for a three-year term expiring in 2019 and until their respective successors are elected and have been qualified. Each of the nominees is currently serving as a director of the Company and has been previously elected by our shareholders. There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with our By-Laws. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares each proxy represents for all nominees for election as directors.

Under New Jersey law, directors are elected by a plurality of the votes cast at an election. The Company’s Corporate Governance Guidelines provide, however, that any nominee for director in an uncontested election who receives a greater number of shareholder votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board for consideration. The Nominating/Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether to accept the resignation and an explanation of how the decision was reached.

Proxies solicited by the Board will be voted in favor of the nominees listed below, unless otherwise specified in the proxy. All of the nominees proposed by the Board have consented to serve if elected. We know of no reason why the nominees would not be available for election or, if elected, would be unable to serve. While we do not anticipate that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person approved by the Board.

The Nominating/Corporate Governance Committee looks for its current and potential directors collectively to have a mix of skills and qualifications.

It is of critical importance to the Company that the Nominating/ Corporate Governance Committee recruit directors who help achieve the goal of a well-rounded, diverse Board that functions collegially as a unit.

As part of each director’s biography, we have included a brief summary of the skills and experience of such nominee. We have also included a chart below the director biographies that summarizes the skill set for the full Board. Set forth below is information for each nominee and director concerning the age, principal occupation, employment and directorships during the past five years, positions with the Company, the year in which he or she first became a director of the Company and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that, in light of our business and structure, each nominee and director should serve as a director as of the date of this Proxy Statement.

NOMINEES FOR ELECTION AS DIRECTORS

LAWRENCE R. CODEY (Lead Director and Chair, Executive Committee)

Retired. President and Chief Operating Officer, Public Service Electric & Gas Company (PSE&G)
Director since: 2000
Age: 71
Other Public Company Directorships: United Water Resources, Inc., Horizon Blue Cross Blue Shield of New Jersey and Sealed Air Corporation

President and Chief Operating Officer, PSE&G, from September 1991 through February 2000.

Mr. Codey brings to our Board diverse business, leadership and administrative experience in the utility industry from his tenure at PSE&G and his service on public company boards. His understanding of issues facing utility companies, both as an officer and director, is invaluable to the Board and is vital to his role as the Board’s Lead Director.

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LAURENCE M. DOWNES (Chairman of the Board) President and Chief Executive Officer, New Jersey Resources Corporation Director since: 1995 Age: 58 Other Public Company Directorships: Questar Corporation

Chairman of the Board of the Company since September 1996 and President and Chief Executive Officer since July 1995; Director and past Chairman, American Gas Association; Trustee, American Gas Foundation; Member, Board of Directors of New Jersey Economic Development Authority; Member, Board of Trustees, Drumthwacket Foundation; Chairman, National Advisory Board of John J. Heldrich Center for Workforce Development.

As Chairman of the Board, Mr. Downes provides the Board with strong leadership and direction and a considerable amount of experience. As our President and Chief Executive Officer, Mr. Downes is able to communicate and inform the Board about our strategy, performance, operations, issues and developments. Mr. Downes’ extensive knowledge of the energy industry, experience as the leader of the Company and innovative thinking provides an invaluable benefit to the Board. In addition, Mr. Downes’ board positions at other natural gas organizations have positioned him to bring experience and industry knowledge to his position as Chairman of the Board. Through Mr. Downes’ years of service on the Board, he has developed extensive knowledge in the areas of leadership, strategy, safety, risk oversight, management and corporate governance, each of which provides great value to the Board.

ROBERT B. EVANS (Lead Director, NJRES Board)

Retired. President and Chief Executive Officer, Duke Energy Americas.
Director since: 2009
Age: 67
Other Public Company Directorships: Sprague Resources LP, Targa Resources Partners LP, and ONE Gas, Inc.

President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 to March 2006; Transition executive for Energy Services, a business unit of Duke Energy Corp., during 2003; President of Duke Energy Gas Transmission from 1998 to 2002 and President and Chief Executive Officer from 2002 to 2003.

Mr. Evans’ experience in senior leadership and board positions for other energy companies has positioned him to bring executive, corporate development, operational and financial experience and industry knowledge to his position as a member of the Board. His extensive executive experience with the natural gas transmission business and wholesale natural gas trading business of Duke Energy and Targa Resources Partners provides the Board with valuable knowledge of those aspects of the energy industry and has provided him with the experience and knowledge to serve as Lead Director of the joint Board of Directors of NJR Energy Services Company (NJRES) and NJR Energy Investments Corporation.

ALFRED C. KOEPPE (Lead Director, NJNG Board)

Retired. CEO, Newark Alliance, President and COO, Public Service Electric & Gas Company (PSEG), CEO,
Bell Atlantic-New Jersey
Director since: 2003
Age: 69
Other Public Company Directorships: None

Chief Executive Officer, Newark Alliance, a non-profit organization whose mission is to improve the City of Newark, New Jersey, from October 2003 through December 2013. President and Chief Operating Officer, Public Service Electric & Gas Company from March 2000 to October 2003; President and Chief Executive Officer, Bell Atlantic-New Jersey from 1990 to 1995; Chairman, New Jersey Economic Development Authority; Director, Horizon Blue Cross Blue Shield of New Jersey; Member, New Jersey Governor’s Council of Economic Advisors; Director, Member of the Board of Trustees of St. Benedict’s Preparatory School.

Mr. Koeppe’s unique experience as a senior executive officer of the state’s two largest energy and telecommunications utilities and his experience as an attorney have given him a considerable understanding of financial, operational, regulatory, corporate governance and legal matters, which is important in his role as Lead Director of the Board of Directors of NJNG and as a member of a number of Board committees. His leadership of a non-profit organization and chairmanship of New Jersey’s Economic Development Authority bring additional valuable perspectives to the Board.

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DIRECTORS WITH TERMS EXPIRING IN 2017

JANE M. KENNY (Chair, Nominating/Corporate Governance Committee) Co-Owner and Managing Partner, The Whitman Strategy Group, LLC Director since: 2006 Age: 64 Other Public Company Directorships: None

Co-owner and Managing Partner, The Whitman Strategy Group, LLC, a consulting firm specializing in governmental relations and environmental and energy issues, since January 2005; Regional Administrator of the Environmental Protection Agency, overseeing the federal agency’s work in New York, New Jersey, Puerto Rico and the Virgin Islands from November 2001 to December 2004; Commissioner of New Jersey Department of Community Affairs from May 1996 to November 2001; Visiting Fellow, The Eagleton Institute of Politics, Rutgers University; Trustee, NJ Future; Member, Sustainable State Institute for New Jersey.

Ms. Kenny’s extensive public policy experience, especially with environmental, public policy, energy and government relations issues, based on her extensive regulatory and policy experience leading environmental initiatives as Administrator for Region 2 of the United States Environmental Protection Agency, and her service as a top advisor to three Governors of New Jersey, is essential for the Board of a company like ours that regularly faces such issues. That experience, as well as her firm’s active consulting practice on environmental, energy and public policy issues through which she is actively and presently engaged in cutting-edge issues in the field, has provided Ms. Kenny an understanding of the energy industry, which is important in assisting the Board in monitoring and evaluating our business. Ms. Kenny is also currently an National Association of Corporate Directors Governance Fellow.

SHARON C. TAYLOR Senior Vice President, Human Resources, Prudential Financial Director since: 2012 Age: 61 Other Public Company Directorships: None

Senior Vice President, Human Resources, Prudential Financial, a financial services company, since June 2002; Senior Vice President, Human Resources, Prudential Insurance and Chair of The Prudential Foundation; Chair of Newark Alliance; Member of the executive committee of the Newark Regional Business Partnership; Member of the Board of Trustees of American Repertory Ballet; Director, Human Resources Policy Association; Director, Executive Leadership Council Foundation; Member of the Board of Trustees of Montclair Art Museum; Director, Congressional Black Caucus Foundation; Member, Advisory Board of the National Council of La Raza.

Ms. Taylor’s experience as a senior executive officer of one of the nation’s largest financial services companies, her service on the boards of several other organizations and her extensive background and expertise in human resources policies, strategies, programs, including executive compensation, succession management, risk management and privacy, provides the Board with an important perspective regarding talent management and leadership development, business diversity, corporate social responsibility, operations, risk and controls.

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DAVID A. TRICE

Retired. President and Chief Executive Officer, Newfield Exploration Company
Director since: 2004
Age: 67
Other Public Company Directorships: QEP Resources, Inc., McDermott International, Inc., Hornbeck Offshore Services, Inc. (through February 2011) and Newfield Exploration Company (through May 2010)

Retired. Chairman from September 2004 to May 2010, President and Chief Executive Officer from February 2000 to May 2009, President and Chief Operating Officer from 1999 to 2000 and Vice President—Finance and International from 1997 to 1999, Newfield Exploration Company, a public independent crude oil and natural gas exploration and production company; Director, Rockwater Energy Solutions, Inc., a fluids and environmental solutions provider that provides a wide range of products and services to the oil and gas industry, from August 2012 to present; Past Chairman, America’s Natural Gas Alliance, Inc. and the American Exploration and Production Council.

A career with over 30 years of experience with energy companies such as Newfield Exploration Company has given Mr. Trice extensive knowledge of the energy industry, particularly natural gas, as well as other operational expertise, which is essential to our Board in understanding and evaluating our business. Mr. Trice also brings to our Board experience gained from holding senior leadership and board positions at public companies and industry groups that provides our Board with significant experience in risk oversight, financial policy, executive compensation and corporate governance matters, which is particularly relevant to his service on the Leadership Development and Compensation Committee and the Nominating/Corporate Governance Committee. In addition, Mr. Trice’s extensive experience in the energy industry and his familiarity with the relevant issues provide the Board with a valuable perspective.

DIRECTORS WITH TERMS EXPIRING IN 2018

DONALD L. CORRELL (Chair, Leadership Development and Compensation Committee)

Chief Executive Officer and Co-Founder, KWP Capital, LLC
Director since: 2008
Age: 65
Other Public Company Directorships: HealthSouth Corp.

Chief Executive Officer and Co-Founder, KWP Capital LLC, a firm that invests in, advises and manages water and wastewater infrastructure assets and operations since January 2011. President and Chief Executive Officer and member of the Board of Directors of American Water Works, Inc., a New Jersey-based public water utility holding company, from April 2006 to August 2010; President and Chief Executive Officer and member of the Board of Directors of Pennichuck Corporation, a New Hampshire-based public water utility holding company, from 2003 to 2006; Chairman, President and Chief Executive Officer of United Water Resources, a public water services company from 1991 through 2001. From 2001 to 2003, served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector; Director, Northeast Power Coordinating Council, Inc.

Mr. Correll’s experience with utility companies through his leadership of American Water Works and other water services companies has given him an understanding of the regulatory and operational issues that we face. In his positions as a Chief Executive Officer and director of a public company and as a certified public accountant, he gained experience in financial policy and risk oversight that is essential to his position as a member of the Audit Committee. In these roles he also gained significant experience in risk oversight and executive compensation that is relevant to his position as the Chairman of the Leadership Development and Compensation Committee.

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REV. M. WILLIAM HOWARD, JR. (Lead Director, NJRCEV Board) Pastor, Bethany Baptist Church Director since: 2005 Age: 69 Other Public Company Directorships: None

Pastor of Bethany Baptist Church, Newark, New Jersey, since 2000; President, New York Theological Seminary from 1992 to 2000; President of the National Council of Churches from 1979 to 1981; Past Chairman and Member, Rutgers University Board of Governors from 2004 to 2014; Director Emeritus, Choose New Jersey; Chair of the New Jersey Death Penalty Study Commission from 2006 to 2007; Chair of Newark Mayor Cory Booker’s Transition Team in 2005; Trustee, Newark Alliance.

Rev. Howard is an experienced local and national community leader with extensive familiarity with communities and contacts within and outside our service area. His work and experience in the public sector, including his experience leading religious institutions, bring unique and valuable perspectives and disciplines to the Board’s deliberations and decision-making processes, particularly with regard to issues of corporate citizenship and community relations, which are relevant to his position as Lead Director of the Board of Directors of NJR Clean Energy Ventures.

J. TERRY STRANGE (Chair, Audit Committee)

Retired. Vice Chair and Managing Partner, U.S. Audit Practice, KPMG LLP
Director since: 2003
Age: 71
Other Public Company Directorships: Newfield Exploration Company, Group 1 Automotive, Inc., SLM Corp. (through May 2013), and BBVA Compass Bancshares, Inc.

Retired. Vice Chair and Managing Partner of U.S. Audit Practice from 1996 to 2002 and Global Managing Partner of Audit Practice from 1998 to 2002, KPMG LLP, an independent accounting firm; Director, Bearing Point, Inc., formerly a public business consulting, systems integration and managed services firm, until May 2009;

Mr. Strange has extensive knowledge and experience with accounting practices, policies and rulemaking from his 34-year career at KPMG LLP, which is especially important in his role as Chairman of the Audit Committee and our audit committee financial expert. His significant experience working with companies in the energy sector, as well his experience as a director of a number of public companies, has provided him an understanding of the challenges and strategic alternatives available to public companies, financial policy and risk oversight.

GEORGE R. ZOFFINGER President and Chief Executive Officer, Constellation Capital Corp. Director since: 1996 Age: 67 Other Public Company Directorships: Virgin Media, Inc. (through June 2013).

President and Chief Executive Officer, Constellation Capital Corp., a financial services company, since December 2007; President and Chief Executive Officer, New Jersey Sports & Exposition Authority from March 2002 to December 2007; Chairman, New Brunswick Development Corporation, a not-for-profit urban real estate development company; Director, Hightower Securities LLC, a registered investment company that provides investment advisory services since May 2013; Director, Anchor Commercial Bank, a privately held commercial bank through December 2012.

Mr. Zoffinger’s leadership experience and work with public companies has provided him financial, corporate governance and real estate development expertise and experience with executive compensation issues, which are important to his roles as a member of the Nominating/Corporate Governance Committee. In addition, he brings to the Board corporate development experience and knowledge gained from his leadership and board positions, including his tenure on the Board.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE PROPOSED DIRECTOR NOMINEES LISTED ABOVE.

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SUMMARY OF DIRECTOR QUALIFICATIONS AND EXPERIENCE

Summary of Director Qualifications and Experience	Codey, Lawrence R.	Correll, Donald L.	Downes, Laurence M.	Evans, Robert B.	Howard Jr., M. William	Kenny, Jane M.	Koeppe, Alfred C.	Strange, J. Terry	Taylor, Sharon C.	Trice, David A.	Zoffinger, George R.
Years Served on the Board	15	7	20	5	10	9	12	12	2	11	19
Utility Transmission/Distribution	•	•	•	•			•	•
Oil & Gas Exploration	•		•	•				•		•
General Business/Management	•	•	•	•	•	•	•	•	•	•	•
Regulatory	•	•	•	•		•	•	•	•		•
Finance and Accounting	•	•	•	•	•		•	•		•	•
Corporate Governance	•	•	•		•	•	•	•	•	•
Marketing					•						•
Public Relations					•	•			•		•
Technology	•					•	•		•
Energy Services	•		•	•		•
Education	•		•		•	•	•
State and Federal Government	•	•	•		•	•	•			•	•
Community Relations	•	•	•		•	•	•		•		•
Commodity Trading and Risk Management				•				•		•
Electric Power Generation	•			•		•	•
Legal	•						•			•
Environmental	•	•				•	•			•
Renewable Energy			•			•
Leadership Development and Succession Planning	•	•	•		•	•	•		•	•	•
Bargaining Unit	•	•	•				•				•

DIRECTOR NOMINATIONS AND EVALUATION PROCESSES

Director Candidate Recommendations and Nominations by Shareholders. The Nominating/Corporate Governance Committee’s charter provides that the Nominating/Corporate Governance Committee will consider qualified director candidate recommendations by shareholders. Shareholder nominees will be evaluated under the same standards as nominees recommended by management or the non-management members of the Board. Recommendations should be sent to Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, P.O. Box 1464, Wall, New Jersey 07719. Under our By-Laws, the Corporate Secretary should receive any nomination for director on or before November 6, 2016 for consideration at the 2017 Annual Meeting of Shareholders. In addition, in accordance with our By-Laws, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board if such shareholder complies with the procedures set forth in the By-Laws and summarized above under “Question 19 under QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING: How do I make a shareholder proposal for the 2017 Annual Meeting of Shareholders?” on page 9. The Nominating/Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the Meeting.

Nominating/Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating/Corporate Governance Committee identifies and evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Nominating/Corporate Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board based on the background and expertise of individual Board members, as well as the background and expertise

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of the Board as a whole. Nominees will be required to bring the skills, talents, knowledge and expertise to ensure that the composition, structure and operation of the Board serves the best interests of our shareholders. In addition, the Nominating/ Corporate Governance Committee will evaluate a candidate’s independence and his or her background and expertise in the context of the Board’s needs.

Although the Nominating/Corporate Governance Committee does not have a separate policy regarding diversity, it will consider, in identifying first-time candidates, nominees for director, or evaluating individuals recommended by shareholders, the current composition of the Board in light of the diverse communities and geographies we serve and the interplay of the candidate’s or nominee’s diverse individual experience, education, skills, background and other qualities and attributes with those of the other Board members. To ensure that the Board’s composition reflects the particular needs of the Board and the Company, the Nominating/Corporate Governance Committee incorporates this broad view of diversity into its review and evaluation of new candidates and incumbent nominees in its director nomination process. The Nominating/Corporate Governance Committee and Board monitor its effectiveness through the Board’s self-evaluation process.

As described under “Nominees for Election as Directors” on page 10, the Nominating/Corporate Governance Committee and the Board believe that the current composition of the Board reflects a group of highly talented individuals with diverse backgrounds, skills, professional and industry experience and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its shareholders.

Annual Director Performance Evaluations. As required by our Corporate Governance Guidelines, the Board conducts an evaluation of its performance on an annual basis. The Board has the authority to retain advisers or consultants and to provide for their compensation by the Company, as it shall deem appropriate, to assist in designing and implementing such evaluation. Annually, all Board members participate in a self-assessment that is administered by the Nominating/Corporate Governance Committee. The self-assessment focuses on the following areas: board structure, logistics, conduct of the meeting and discharge of board responsibilities. During fiscal year 2015, the Nominating/ Corporate Governance Committee Chair also interviewed each Board member to solicit their views on the Board’s performance. The results of the interviews were shared with the Committee and discussed with the Board. Feedback from the leadership team was also solicited and provided to the Board.

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Corporate Governance and Related Matters

Our business and affairs are managed under the direction of the Board in accordance with the New Jersey Business Corporation Act and our Certificate of Incorporation and By-Laws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices we follow are summarized below.

BOARD MEETINGS AND ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

During fiscal year 2015, there were 11 meetings of the Board. Each director attended more than 75 percent of the combined meetings of the Board and the committees on which she or he served during the year. We encourage all directors to attend our annual shareholders’ meeting. All of the directors serving at the time of the 2015 Annual Meeting of Shareholders held in January 2015 attended that meeting.

BOARD STANDARDS OF INDEPENDENCE

The Board sets our independence standards (“Company Independence Guidelines”) in our corporate governance guidelines (the “Corporate Governance Guidelines”). The director independence standards, as set forth in the Company Independence Guidelines, provide that a majority of the Board must be independent under the independence standards established by the Corporate Governance Guidelines, the NYSE and the SEC as in effect from time to time. For a Board member or candidate for election to the Board to qualify as independent, the Board must determine that the person and his or her immediate family members do not have a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) or any of our affiliates. Under the categorical standards adopted by the Board, a member of the Board is not independent if:

•	the director is, or has been within the last three years, our employee, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(i) the director is a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent, of such other company’s consolidated gross revenues.

The Board will also consider a director’s charitable relationships. Contributions to tax-exempt organizations are not considered payments for purposes of the test in the final bullet point above, provided that we are required to disclose in our annual proxy statement any such contributions made by us to any tax-exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from us to the organization exceeded the greater of $1 million, or two percent, of such tax-exempt organization’s consolidated gross revenues.

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For purposes of the above independence standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. When applying the look-back provisions set forth above, the Board need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

A Board member may sit on the board of any of our affiliates if, except for being a director on each such board of directors, the member otherwise meets the independence requirements for each such entity, including the receipt of only ordinary-course compensation for serving as a member of the board of directors. Each member of the Board must submit a letter of resignation to the Chairman of the Board when the member changes his or her principal occupation or employment, or leaves or retires from the business with which such occupation or employment was carried out. The letter will be submitted to the Nominating/Corporate Governance Committee who will make a recommendation to the Board regarding such director’s continued service on the Board. The Board will then determine whether to accept such resignation.

With the exception of Mr. Downes, the Chairman of the Board and Chief Executive Officer, the Board has affirmatively determined that each member of the Board is independent in accordance with the above standards. Additionally, we made no contributions during fiscal year 2015 to any charitable organization in which an independent director serves as an executive officer in any single fiscal year within the preceding three fiscal years in an amount in excess of the greater of $1 million, or two percent, of the charitable organization’s consolidated gross revenues.

The Company Independence Guidelines are described in the Corporate Governance Guidelines and are available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if:

•	the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy,

•	the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party,

•	the transaction is approved by the disinterested members of the Board, or

•	the transaction involves compensation approved by the Leadership Development and Compensation Committee.

In the event our management determines to recommend a related person transaction to the Audit Committee, that transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction. Our management will update the Audit Committee as to any material change to the proposed related person transaction at each subsequently scheduled Audit Committee meeting. When our General Counsel, in consultation with our Chief Executive Officer or our Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the Audit Committee meeting, the Chairman of the Audit Committee possesses delegated authority to act on behalf of the Audit Committee. The Audit Committee or the Chairman approves only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our shareholders, as the Audit Committee or the Chairman determines in good faith.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (or any of our subsidiaries) were, are or will be a participant, and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended.

A “related person” is defined as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become one of our directors

•	Any person who is known to be the beneficial owner of more than five percent of any class of our voting securities

•	Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner

•	Any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest

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Apart from the delivery of regulated natural gas service to any director or executive officer living in our service territory, there have been no related person transactions or proposed transactions since the beginning of fiscal year 2015 between our directors or executive officers, either directly or indirectly, and us. Additionally, there are no legal proceedings to which any director, officer, principal shareholder or any affiliate thereof, is a party that would be material and adverse to us.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board Leadership Structure. As provided in the Corporate Governance Guidelines, the Board does not have a policy on whether the role of the Chief Executive Officer and Chairman of the Board should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. We currently operate with one individual, Mr. Downes, serving as Chairman of the Board, President and Chief Executive Officer. The Board elected Mr. Downes as President and Chief Executive Officer in July 1995 and Chairman of the Board in September 1996. Prior to his election as our President and Chief Executive Officer, Mr. Downes served as our Senior Vice President and Chief Financial Officer. The Board believes that because Mr. Downes has unique and extensive experience and understanding of our business, as well as more than 20 years of experience serving on our Board, he is well situated to lead and execute strategy and business plans to maximize shareholder value.

The Board believes that combining the Chairman of the Board and Chief Executive Officer positions is the appropriate corporate governance structure for us at this time because it most effectively utilizes Mr. Downes’ extensive experience and knowledge regarding the Company, by allowing him to lead Board discussions regarding our business and strategy and providing us with unified leadership.

To ensure that the independent directors play a leading role in our current leadership structure, the Board established the position of Lead Director in the Corporate Governance Guidelines in 2003. Mr. Codey currently serves as our Lead Director. In addition, we maintain a significant majority of independent directors (Mr. Downes is the only non-independent director) and independent Board committees. In this role as Lead Director, Mr. Codey is in frequent contact with the Chairman of the Board and Chief Executive Officer and is regularly consulted on all material matters. The Lead Director is elected by the independent directors and ensures that the Board operates independently of management and directors and that shareholders have an independent leadership contact.

The Lead Director, who must satisfy our independence standards, has the following specific roles and responsibilities:
•	Ensures that the Board and its committees function independently of our management
•	Chairs Board meetings when the Chairman is not present or when there is a potential conflict
•	Confers with the Chairman to develop the agenda for the Board meetings and schedules for the Board and committee meetings
•	Provides advice and counsel to the Chairman on Board meeting schedules to ensure there is sufficient time for all agenda items
•	Calls meetings and sets agendas for executive sessions of the independent directors
•	Evaluates and oversees, with the Chairman, the quality, quantity and timeliness of the information submitted by management to the independent directors
•	Acts as a liaison between the independent directors and the Chairman and senior management
•	Confers with the Nominating/Corporate Governance Committee Chair and the Chairman as to the membership of the various committees and committee chairs
•	Coordinates with the Nominating/Corporate Governance Committee Chair and the Chairman in the performance evaluation of the Board and its committees
•	Coordinates with the Nominating/Corporate Governance Committee Chair in the performance evaluation of the Chairman
•	Is available for consultation and direct communication, under appropriate circumstances, if requested by major shareholders
•	Retains advisors and consultants at the request of the independent directors
•	Performs such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time

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The Board also has four standing Committees: the Audit Committee, the Leadership Development and Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee. Each Committee has a separate chairperson and each committee, other than the Executive Committee, is composed solely of independent directors.

Given our current circumstances and operating strategies, we believe having a combined Chairman of the Board and Chief Executive Officer, as well as having a Lead Director and independent standing Board committees, is the most appropriate structure for our shareholders and us. We believe this structure demonstrates clear leadership to our employees, shareholders and other interested parties and eliminates potential for redundancies and confusion. The Lead Director supports the role of the independent directors by providing leadership to the independent directors and working closely with the Chairman of the Board and Chief Executive Officer.

As part of the Board’s annual assessment process, the Board evaluates our board leadership structure to ensure that it remains appropriate. The Board recognizes that there may be circumstances in the future that would lead it to separate the roles of Chief Executive Officer and Chairman of the Board, but believes that the absence of a policy requiring either the separation or combination of the roles of Chairman and Chief Executive Officer provides the Board with the flexibility to determine the best leadership structure.

Board’s Role in Risk Oversight. The Board is responsible for our risk oversight. Management is responsible for our risk management, including providing oversight and monitoring to ensure our policies are carried out and processes are executed in accordance with our performance goals and risk tolerance. Our management team holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company perspectives. In carrying out its risk oversight function, the Board has four standing committees: the Audit Committee, the Leadership Development and Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee. Each committee is responsible for risk oversight within its area of responsibility and regularly reports to the Board. Each of the committee’s charters, other than the Executive Committee charter, reflects such responsibilities. Generally, the Board’s committees and subsidiary boards of directors oversee the risks as follows:

Audit Committee: Responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. As part of its regular reporting process, management reports and reviews with the Audit Committee our material risks, including, but not limited to, proposed risk factors and other public disclosures, mitigation strategies and our internal controls over financial reporting. The Audit Committee also engages in regular periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. Our internal Risk Management Committee (“RMC”) was established by the Audit Committee to develop, implement and enforce risk management procedures for NJRES, NJNG and NJRCEV and continuously monitors our credit risk management, risks related to trading positions, and trading risk policies and procedures applicable to those entities. The RMC is comprised of individuals from our affiliated companies that meet approximately twice a month and provides periodic reports to the Audit Committee. The RMC’s duties include, but are not limited to, evaluating the effectiveness of existing credit policies and procedures, reviewing material transactions and discussing emerging issues.

Leadership Development and Compensation Committee: Considers succession planning, human resources risks and risks that may result from our executive compensation programs.

Nominating/Corporate Governance Committee: Considers risks related to corporate governance structure, policies and practices.

Each committee regularly reports to the Board. Moreover, the Board reviews and oversees our various financial policies, financing programs, capital and operating plans, benefit plan management and certain risk management policies.

Subsidiary Boards: Our several subsidiary boards of directors, which are comprised largely of non-management directors, enhance our operational risk oversight. The board of directors of NJNG provides operational and financial risk oversight to that subsidiary, while the boards of directors of NJRES, NJR Energy Investments Corporation, NJRCEV and NJR Clean Energy Ventures II Corporation jointly meet periodically and discuss the operational and financial risks of those subsidiaries.

We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the committee and subsidiary board level, with ultimate oversight by the full Board as led by the Chairman of the Board and Chief Executive Officer and the Lead Director.

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INFORMATION ABOUT THE BOARD’S COMMITTEES

The Board has established various committees to assist it with performing its responsibilities. The information below provides a description of the roles of each committee, as well as membership and meeting information for fiscal year 2015.

Audit Committee

Members: Lawrence R. Codey, Donald L. Correll, Robert B. Evans, Alfred C. Koeppe, J. Terry Strange (Chair)

Meetings held: Eight

Independence: All of the members are independent within the meaning of the listing standards of the NYSE and the independence standards set by the Board as discussed under “INFORMATION ABOUT THE BOARD — Board Standards of Independence” on page 17, and as set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Qualifications: All members are “financially literate” and, as required by the NYSE listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment. The Board has also determined that each of the members of the Audit Committee is an “audit committee financial expert,” as such term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.

Under the corporate governance requirements of the NYSE listing standards, if an audit committee member simultaneously serves on the audit committee of more than three public companies, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board has determined that the service of Mr. Strange and Mr. Evans on the audit committee of more than three public companies would not impair their respective ability to serve effectively as a member of our Audit Committee.

Responsibilities:

•	oversees management’s responsibilities for accounting, internal control over financial reporting and financial reporting;

•	selects, appoints, compensates and oversees the independent registered public accounting firm to serve as our independent registered public accounting firm for each fiscal year, approves the retention of, and retains, such firm for any other purposes and approves the audit and non-audit fees we pay to such firm;

•	reviews the scope and the results of the work of the independent registered public accounting firm and internal auditors;

•	reviews the adequacy of internal control over financial reporting; and

•	prepares the Audit Committee Report.

The functions and responsibilities of the Audit Committee are described in more detail in the “Audit Committee Report” on page 67.

The Audit Committee operates under a written charter adopted by the Board that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

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Leadership Development and Compensation Committee (LDCC)

Members: Donald L. Correll (Chair), Rev. M. William Howard, Jane M. Kenny, Alfred C. Koeppe, Sharon C. Taylor, David A. Trice

Meetings held: Five

Independence: The Board has determined that the members are “non-employee directors” (within the meaning of Rule 16b-3 of the  Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (referred to herein as the Internal Revenue Code)) and “independent directors” (as defined under the applicable NYSE listing standards and our Corporate Governance Guidelines as discussed above under “INFORMATION ABOUT THE BOARD — Board Standards of Independence” on page 17). In addition, no LDCC member is a current or former employee of the Company or any of our subsidiaries.

Responsibilities:

•	performs the responsibilities of the Board relating to compensation of our executives;

•	oversees the performance and qualifications of senior management and interprets, implements and administers the annual compensation and benefits of all of the Company’s and our subsidiaries’ elected officers;

•	reviews or approves financial corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	evaluates the performance of our Chief Executive Officer and our other executive officers in light of those goals and objectives;

•	determines and approves compensation levels for our Chief Executive Officer and our other executive officers based on this evaluation;

•	makes recommendations to the Board with respect to annual and long-term incentive compensation plans; and evaluates the performance of, and determines the salaries, incentive compensation and executive benefits for senior management;

•	administers our equity-based and other executive compensation plans;

•	oversees our leadership development, including review of our succession planning for senior management, officer promotions and affirmative action and diversity plans;

•	considers the impact of our executive compensation program, and the incentives created by the compensation awards that the LDCC administers, on our risk profile;

•	reviews all our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us; and

•	prepares the Report of the Leadership Development and Compensation Committee on page 50.

The LDCC operates under a written charter adopted by the Board that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

The Chairman of the LDCC works with our Chief Executive Officer, Vice President, Chief Human Resources Officer and our Legal Department to establish the agenda for LDCC meetings. The Vice President, Chief Human Resources Officer and management personnel reporting to her prepare data and materials for review by the LDCC using market data from both broad-based and targeted national and regional compensation surveys. Competitive industry analysis is enhanced through review of peer company proxy data, professional research consortia and nationally recognized compensation databases provided by the LDCC’s outside independent compensation consultant.

The LDCC reviews the performance and compensation of our Chief Executive Officer with input from both the full Board (in the form of written evaluations), and our Chief Executive Officer’s self-evaluation. The LDCC approves the compensation of the other executive officers based upon the evaluation and recommendation of our Chief Executive Officer and its own review of each executive officer’s individual performance highlights. When it deems appropriate, the LDCC engages its independent compensation consultant or other appropriate advisors to analyze compensation trends and competitiveness of pay packages and to support the LDCC’s duty to establish each of the executive officer’s targeted overall compensation levels.

Our Board remains focused on its responsibilities in the areas of succession planning and talent development to ensure strong internal leadership capabilities that will support NJR’s strategic plan. Each year, the CEO provides a review of the performance and long-term leadership potential of our team, including possible succession candidates for key leadership positions. The Board receives updates at each meeting. The Company engages outside resources as needed to assist with the process. The Board also has in place a confidential plan for emergency succession in the event of the unexpected departure of the CEO.

The LDCC reports regularly to the Board on matters relating to the LDCC’s responsibilities. In addition, the LDCC follows regulatory and legislative developments and considers corporate

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governance best practices in performing its duties. For additional information regarding the compensation-related activities of the LDCC, see the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” on page 29 and “REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE” on page 50 of this Proxy Statement, respectively.

The LDCC is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. For fiscal year 2015, the LDCC retained Frederic W. Cook & Co, Inc. (“FW Cook”) as its independent compensation consultant. The independent compensation consultant was retained to (1) assist in gathering and analyzing market data, (2) advise the LDCC on compensation standards and trends and (3) assist in the implementation of policies and programs during fiscal year 2015. In retaining FW Cook, the LDCC separately considered the six factors set forth in Section 10C-1(b)(4)(i) through (vi) of the Exchange Act and, based on such consideration, determined that the work of FW Cook did not raise any conflicts of interest.

Nominating/Corporate Governance Committee (NCGC)

Members: Lawrence R. Codey, Jane M. Kenny (Chair), Alfred C. Koeppe, Sharon C. Taylor, David A. Trice, George R. Zoffinger

Meetings held: Four

Independence: All of the members are “independent” within the meaning of the listing standards of the NYSE and the independence standards set by the Board.

Responsibilities:

•	assesses the corporate needs for an effective Board;

•	makes recommendations to the Board regarding Board composition, size, compensation, skills and talents needs;

•	identifies individuals qualified to be directors, consistent with the criteria approved by the Board and set forth in the Corporate Governance Guidelines (for information on the nomination process see page 15);

•	leads the annual self-evaluation performance review of the Board and its Committees;

•	recommends to the Board the selection of nominees for election to the Board;

•	recommends to the Board the individual directors to serve on the committees of the Board;

•	recommends to the Board corporate governance guidelines and oversees related governance matters;

•	advises the Board on matters that impact corporate social responsibility, advocacy and our reputation; and

•	fulfills its oversight responsibility for risk management by periodically assessing and responding, as appropriate, to material risks that may arise in connection with governance structures and processes.

For information on how to nominate a Director see “Director Nominations and Evaluations Processes” on page 15.

The Nominating/Corporate Governance Committee operates under a written charter that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

Executive Committee

Members: Lawrence R. Codey (Chair), Donald L. Correll, Laurence M. Downes, Robert B. Evans, Rev. M. William Howard, Jane M. Kenny, Alfred C. Koeppe, J. Terry Strange

Meetings held: None

Independence: With the exception of Mr. Downes, all of the members are independent within the meaning of the listing standards of the NYSE and the independence standards set by the Board as discussed under “INFORMATION ABOUT THE BOARD — Board Standards of Independence” on page 17.

Responsibilities: During the interval between meetings of the Board, the Executive Committee is authorized under our By-Laws to exercise all the powers of the Board, unless specifically directed otherwise by the Board or otherwise proscribed by law.

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CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to the qualification, selection and election of directors, director orientation and continuing education, director responsibilities, Board composition and performance, director access to management and independent advisors, director compensation and share ownership guidelines, management evaluation and succession, policies regarding the Lead Director, meetings of the non-management directors, the policy on communicating with the non-management directors and various other issues. A copy of our Corporate Governance Guidelines is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the LDCC was at any time an officer or employee of the Company, or is related to any other member of the LDCC, any other member of the Board or any executive officer of the Company.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board has adopted the Code of Conduct, a code for all directors, officers and employees, as required by the NYSE rules, which also satisfies the requirements of Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the SEC with respect to our principal executive officer and senior financial officers. The Board has also adopted a Wholesale Trading Code of Conduct, a code applicable to all officers and any employees and agents directly or indirectly involved in the submission of offers or bids to buy or sell natural gas or pipeline or storage capacity (collectively, the “Codes”). The Codes form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. The Codes cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Copies of the Codes are available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy of each Code is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

COMMUNICATIONS WITH THE BOARD

Any shareholder or interested party wishing to communicate with the Lead Director, the non-management directors, any Board committee or specified individual director on an anonymous basis may do so by calling Ethicspoint, Inc., an unaffiliated toll-free hotline service, at 1-866-384-4277 or by submitting a report via its secure web site at http://www.ethicspoint.com. Ethicspoint, Inc. will then notify the Lead Director or another designated representative of the non-management directors. The Lead Director and his duly authorized agents are responsible for collecting and organizing shareholder communications.

Absent a conflict of interest, the Lead Director is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to the full Board, one or more committee members, one or more Board members and/or other individuals or entities. In addition, any shareholder can communicate in writing to such directors by mailing communications to them c/o New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, Attention: Lead Director, Lawrence R. Codey.

DIRECTOR COMPENSATION

The Board, at the recommendation of the Nominating/Corporate Governance Committee (NCGC), sets compensation for directors who are not officers of the Company or our subsidiaries. In November 2014, the NCGC considered a competitive review of director compensation among the Company’s peer group companies (see “The Compensation Review Process—Fiscal Year 2015 Peer Group” on page 34 for more information) that was prepared by FW Cook. Based on this review, the NCGC recommended and the Board approved effective January 1, 2015, the following changes:

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•	an increase to the annual equity retainer, increasing the value of the annual equity retainer to $80,000 (the number of shares to be based upon the closing price of a share of the Company’s common stock on the date of the grant)

•	an increase to the Lead Director annual cash retainer to $17,500

•	increases to the annual cash retainers for the Chairs of the Audit Committee, the LDCC, the NCGC and the Executive Committee to $15,000

•	an increase to the annual cash retainer for the Lead Directors of the Boards of the Company’s subsidiaries to $15,000

Directors who were not officers of the Company or our subsidiaries were compensated as follows for fiscal year 2015:

Director Annual Cash Retainer (All independent directors except for Lead Director)	$68,000
Lead Director Additional Cash Retainer	$17,500
Annual Stock Retainer	Shares of Common Stock worth $80,000 (the number of shares based upon the closing price of a share of Common Stock on the date of the grant)
Annual Retainer- Committee Members
Audit Committee	$12,000
LDCC	$6,000
NCGC	$6,000
Additional Annual Retainer for Committee Chairs: Audit, Executive Committee, LDCC, NCGC	$15,000
Subsidiary Board Retainer*
Member**	$9,000
Additional Annual Retainer- Lead Director***	$15,000

*	Subsidiary Boards include the Boards of Directors for New Jersey Natural Gas Company, NJR Energy Services, NJR Clean Energy Ventures, NJR Clean Energy Ventures II and NJR Energy Investments.

**	Subsidiary Board member annual retainers and any additional meeting fees are based upon each member only being compensated for one meeting when joint Boards of Directors meetings occur.

***	Lead Directors of more than one subsidiary Board will only be paid a single annual retainer fee of $15,000 for service as Lead Director on those Boards.

In the event of extraordinary circumstances resulting in an excessive number of Board or Committee meetings beyond the typical number of meetings of a Board or Committee in a given year, the Board retains discretion to pay an additional per meeting fee of $1,500 to each attending non-employee director that is a member of such Board or Committee.

DIRECTOR SHARE OWNERSHIP GUIDELINES

All Board members are required to own shares of our Common Stock with a market value equal to five times the annual cash retainer, to foster a mutual interest between Board members and shareholders of the Company. We expect Board members to retain at least 50 percent of the Common Stock received from the Company as part of their annual stock retainer until the stock ownership requirements are met. All of our Board members are in compliance with these guidelines.

DIRECTOR DEFERRED COMPENSATION PLAN

Non-employee directors of the company are eligible to defer up to 100 percent of their Board compensation under the NJR Directors’ Deferred Compensation Plan (the “Director Deferred Compensation Plan”). This includes the deferral of the payment of annual Board and committee retainers, Board meeting fees and committee meeting fees. At the director’s election, deferred amounts are credited to either an “interest account” or a “stock account.” If deferred amounts are credited to a stock account, such account is credited with a number of shares based on the closing price of our Common Stock on the date we allocate such fees (no later than 90 days after the deferred fees would have been paid) and such account is credited with additional shares based on the deemed reinvestment of dividends. An interest account is credited monthly with interest at a rate equal to the Prime Rate listed in the Wall Street Journal plus two percent based on the average daily balance credited to the account for that month. The rate is adjusted on a monthly basis. At the election of the participating director, deferred balances in the stock and/or interest accounts are payable after termination of Board service in a lump sum or in installments over a period not to exceed five years after termination of Board service.

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The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended September 30, 2015.

			Change in Pension
			Value and Non-
			Qualified Deferred
	Fees Earned or		Compensation	All Other
	Paid in Cash(1)	Stock Awards(2)	Earnings(3)	Compensation(4)
Name	($)	($)	($)	($)	Total ($)
Lawrence R. Codey	127,500	80,000	—	65	207,565
Donald L. Correll	110,000	80,000	—	65	190,065
Robert B. Evans	104,000	80,000	—	65	184,065
M. William Howard, Jr.	98,000	80,000	—	65	178,065
Jane M. Kenny	104,000	80,000	—	1,915	185,915
Alfred C. Koeppe	116,000	80,000	10,977	2,565	209,542
J. Terry Strange	104,000	80,000	—	65	184,065
Sharon C. Taylor	89,000	80,000	7,840	65	176,905
David A. Trice	89,000	80,000	—	65	169,065
George R. Zoffinger	83,000	80,000	11,609	65	174,674

(1)	This column reports the amount of cash compensation earned in fiscal year 2015 for Board (including Subsidiary Boards) and committee service.

(2)	These amounts are calculated in accordance with the share-based compensation provisions of Financial Accounting Standards Board (FASB) ASC Topic 718. Each director received an annual stock retainer of 2,612 shares of NJR common stock valued at $80,000 based on the grant date closing price of $30.63 on January 2, 2015.

(3)	Amounts in this column show the amount contributed by us in fiscal year 2015, as we provide a return on directors’ deferred compensation at the federal Prime Rate plus two percent as part of our Directors’ Deferred Compensation Plan.

(4)	Amounts in this column do not represent compensation paid to the directors. These amounts are comprised of our matching contributions of the non-management director’s charitable donations to eligible organizations made in fiscal year 2015 as part of our overall support of charitable organizations under our Matching Gift Program for the Board and premiums we paid in fiscal year 2015 for a Directors and Officers Travel Insurance Policy in the amount of approximately $65 per director.

The aggregate number of stock options held by each non-employee director and the aggregate number of shares of Common Stock held by each non-employee director (including deferred stock) as of September 30, 2015, was as follows:

	Number of	Shares of
Directors	Options	Common Stock
Lawrence R. Codey	—	34,353
Donald L. Correll	—	22,952
Robert B. Evans	—	23,116
M. William Howard, Jr.	—	27,498
Jane M. Kenny	—	25,218
Alfred C. Koeppe	—	78,473
J. Terry Strange	—	57,474
Sharon C. Taylor	—	15,677
David A. Trice	—	67,407
George R. Zoffinger*	—	93,216

*	Includes 2,176 shares of Common Stock held by Mr. Zoffinger as custodian in trusts for the benefit of relatives, all as to which Mr. Zoffinger disclaims beneficial ownership.

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Stock Ownership

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of November 24, 2015, certain information with respect to the beneficial ownership of shares of Common Stock by each person or group we know to beneficially own more than five percent of the outstanding shares of such stock.

Name and Address of Beneficial Owners	Number of Shares		Percent of Class(1)
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	14,333,540	(2)	16.7%
The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, PA 19355	8,638,212	(3)	10.1%

(1)	The percentage shown in the table is based on 85,790,569 shares of Common Stock outstanding on November 24, 2015.

(2)	As reported on an Amendment No. 5 to Schedule 13G filed with the SEC on January 9, 2015. The Amendment No. 5 to Schedule 13G indicates that BlackRock, Inc. (“BlackRock”) reported that it held sole voting power over 14,007,344 shares of Common Stock and sole dispositive power over 14,333,540 shares of Common Stock. The amounts in the table and this footnote have been adjusted to reflect a two-for-one Common Stock split on March 4, 2015. The number of shares of Common Stock owned by BlackRock may have changed since the filing of Amendment No. 5 to Schedule 13G.

(3)	As reported on an Amendment No. 5 to Schedule 13G filed with the SEC on July 10, 2015. The Amendment No. 5 to Schedule 13G indicates that Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 104,970 shares of Common Stock as a result of serving as investment manager of collective trust accounts. VFTC directs the voting of these shares of Common Stock. Amendment No. 5 to Schedule 13G also indicates that Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,800 shares of Common Stock as a result of serving as investment manager of Australian investment offerings. VIA directs the voting of these shares. The Vanguard Group, Inc. reported that it held sole voting power over 111,970 shares of Common Stock, sole dispositive power over 8,531,442 shares of Common Stock and shared dispositive power over 106,770 shares of Common Stock. The number of shares of Common Stock held by The Vanguard Group, Inc. may have changed since the filing of Amendment No. 5 to Schedule 13G.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of November 24, 2015, the beneficial ownership of our Common Stock of each of the directors, each of our executive officers listed in the Summary Compensation Table below and all of our directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares (or shares such powers with his or her spouse). The beneficial ownership of each director and executive officer is less than one percent of the outstanding shares. The shares owned by all such persons as a group constitute approximately 1.4 percent of the total shares of Common Stock outstanding.

	Amount and
	Nature of
	Beneficial
Name	Ownership(1)(2)(3)
Lawrence R. Codey	34,496
Donald L. Correll	23,053
Laurence M. Downes	357,742	(4)
Mariellen Dugan	42,764
Kathleen T. Ellis	86,907
Robert B. Evans	23,116
M. William Howard, Jr.	27,742
Jane M. Kenny	25,376
Alfred C. Koeppe	79,110
Glenn C. Lockwood	166,973
J. Terry Strange	57,598
Sharon C. Taylor	15,787
David A. Trice	67,577
Stephen D. Westhoven	73,918
George R. Zoffinger	93,857	(5)
All Directors and Executive Officers as a Group (17 Persons)	1,202,498	(6)

(1)	Each individual has furnished information as to the amount and nature of beneficial ownership not within our knowledge.

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(2)	This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each director or executive officer has sole voting and investment power over the shares reported. Includes shares of restricted stock held by the executive officers over which they have sole voting power but no investment power, as follows: Mr. Downes— 27,868 shares, Mr. Lockwood— 6,222 shares, Ms. Ellis— 3,826 shares, Ms. Dugan— 13,842 shares, Mr. Westhoven— 6,752 shares and all directors and executive officers as a group— 61,073 shares.

(3)	Includes deferred shares of Common Stock held by the directors and executive officers pursuant to the Directors’ Deferred Compensation Plan or the Officers’ Deferred Compensation Plan over which they have sole voting power but no investment power, as follows: Mr. Codey— 17,222 shares, Mr. Correll— 12,320 shares, Rev. Howard— 15,143 shares, Ms. Kenny— 11,794 shares, Mr. Koeppe— 34,783 shares, Mr. Lockwood— 66,149 shares, Mr. Strange— 15,154 shares, Ms. Taylor— 13,476 shares, Mr. Trice— 20,726 shares, Mr. Zoffinger— 76,609 shares and all directors and executive officers as a group— 283,378 shares.

(4)	Includes 704 shares of Common Stock held by Mr. Downes as custodian for the benefit of a relative.

(5)	Includes 2,176 shares of Common Stock held by Mr. Zoffinger as custodian in trusts for the benefit of relatives, all as to which Mr. Zoffinger disclaims beneficial ownership.

(6)	Includes (i) 2,880 shares of Common Stock indirectly owned by certain of the directors and executive officers, (ii) 283,378 deferred shares of Common Stock held by certain of the directors and executive officers pursuant to the Directors’ Deferred Compensation Plan or the Officers’ Deferred Compensation Plan over which they have sole voting power but no investment power and (iii) 80,542 shares of restricted stock held by certain of the executive officers over which they have sole voting power but no investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10 percent of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us, we believe that all filing requirements applicable to such officers and directors and greater than 10 percent shareholders were complied with during fiscal year 2015.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information, as of September 30, 2015, with respect to equity compensation plans under which shares of Common Stock are authorized for issuance.

Number of
	Securities to		Number of
	Be Issued	Weighted Average	Securities Remaining
	Upon Exercise	Exercise Price	Available for
	of Outstanding	of Outstanding	Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights(1)	and Rights(2)	Compensation Plans
Equity Compensation Plans Approved by Shareholders	1,112,485	—	1,812,541
Equity Compensation Plans Not Approved by Shareholders(3)	—	—	—
TOTAL	1,112,485	—	1,812,541

(1)	There are no outstanding warrants or rights. This amount includes stock options, deferred stock units and performance shares that may vest based upon certain conditions and would be paid in the form of shares of Common Stock on a one-to-one basis upon vesting.

(2)	There is no weighted-average exercise price for this column as none of the outstanding awards have an exercise price.

(3)	We do not have equity compensation plans that have not been approved by shareholders.

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Compensation Discussion and Analysis

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the tables and text elsewhere in this Proxy Statement that describe the compensation awarded to, earned by or paid to the named executive officers.

EXECUTIVE SUMMARY

The purpose of the Compensation Discussion and Analysis is to explain the process the Leadership Development and Compensation Committee (LDCC) of the Board of Directors (the “Board”) uses to determine compensation and benefits for the following individuals, who are our “named executive officers” for the fiscal year ended September 30, 2015, and to provide the rationale and context for those compensation decisions:

Name	Title
Laurence M. Downes	Chairman of the Board, Chief Executive Officer and President
Glenn C. Lockwood	Executive Vice President and Chief Financial Officer
Kathleen T. Ellis	Executive Vice President and Chief Operating Officer, New Jersey Natural Gas Company (NJNG)
Mariellen Dugan	Senior Vice President and General Counsel
Stephen D. Westhoven	Senior Vice President, NJR Energy Services Company (NJRES)

Compensation of our named executive officers is determined under our compensation and benefits program for senior executives, which is governed by the LDCC. Information with respect to the LDCC can be found on page 22 of this Proxy Statement.

At our 2015 Annual Meeting of Shareholders, over 96.6 percent of the votes cast on the “say-on-pay” proposal were voted in favor of the compensation we pay to our named executive officers.

The LDCC, which is composed exclusively of independent directors, believes that the shareholder vote confirms the philosophy and objective of linking our executive compensation to performance, our commitment to stakeholders and enhancement of our shareholder value. We view this level of shareholder support as an affirmation of our current pay practices and, as a result, no significant changes were made to our executive compensation pay practices for fiscal year 2015. Our Board and the LDCC will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

OUR GUIDING PHILOSOPHY

Our compensation philosophy is guided by the principle of pay-for-performance. While aligning each executive’s compensation with our short-term and long-term business goals, we aim to provide the incentives needed to attract, motivate, reward and retain our management talent, which is crucial to our long-term success.

Our compensation programs are designed to support our business goals by rewarding achievement of short-term and long-term objectives in a manner that links compensation of our executive officers with the value created for our shareholders.

DEVELOPMENTS IN OUR EXECUTIVE COMPENSATION PROGRAM FOR FISCAL YEAR 2015

During fiscal year 2014, we undertook our annual review of our executive compensation practices to ensure that our plans and practices were supportive of the goals of the organization, competitive and in keeping with the best interests of our shareholders. As a result of that review, the LDCC implemented an executive compensation program for fiscal year 2015, which featured the following:

•	An Officer Incentive Program for fiscal year 2015 (the “2015 OIP”), that included an “Outer Plan” and an “Inner Plan.” The Outer Plan requires our executive officers to meet a performance hurdle, which is based on achievment of a Net Financial Earnings (NFE)[1] per basic share goal, in order for the 2015 OIP to fund their annual incentive awards to qualify for deductibility under Internal Revenue Code Section 162(m). The Inner Plan consists of NFE goals, Commitment to Stakeholders (“CTS”) operational measures and individual leadership goals.

•	The NJRES Annual Incentive Plan (the “NJRES AIP”), which included an “Outer Plan” based on achievement of an NFE-based performance hurdle for the officers of NJR Energy Services Company (NJRES), which must be met in order for the NJRES AIP to fund their annual incentive awards to qualify for deductibility under Internal Revenue Code Section 162(m).

1	NFE is a financial measure not calculated in accordance with generally accepted accounting principles (GAAP) of the United States and is discussed in greater detail on page 37 of this Proxy Statement under “Net Financial Earnings Component.” For a full discussion of NFE and a reconciliation to net income, please see our most recent Annual Report on Form 10-K filed on November 24, 2015, Part II, Item 7.

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•	A long-term equity incentive award program for our executive officers (other than our CEO) that included a mix of performance share awards with performance criteria based on cumulative NFE per basic share over a 36 month period (“Fiscal Year 2015 NFE Performance Shares”) and based on total shareholder return (TSR) versus a comparator group over a 36 month period (“Fiscal Year 2015 TSR Performance Shares”), and time-vested restricted stock awards, each granted under our 2007 Stock Award and Incentive Plan (the “2007 Plan”).

The long-term equity incentive award program also provides us with the ability under the 2007 Plan to grant deferred retention stock awards, which we have used from time to time as special recognition awards that reward outstanding performance while encouraging retention of key executives.

•	A long-term equity incentive award package for our Chief Executive Officer consisting mostly of “at-risk” equity awards, including Fiscal Year 2015 NFE Performance Shares, Fiscal Year 2015 TSR Performance Shares and performance-based restricted stock payable in three annual installments with each installment vesting subject to achievement of a NFE per basic share goal for the fiscal year ending September 30, 2015. The balance of the package consisted of deferred retention stock awards.

•	The adoption of a Compensation Recoupment Policy (“Clawback Policy”), which allows NJR to recover excess performance-based cash and equity compensation paid to executive officers under certain circumstances in the event of a financial restatement.

In September 2015, our Board decided to eliminate the tax gross-up provision in our change-in-control agreements, replacing it with a “best net” provision.

To implement our pay-for-performance philosophy, the LDCC attempts to set reasonable but rigorous goals for our OIP and performance shares granted to our named executive officers.

FISCAL YEAR 2015 PERFORMANCE HIGHLIGHTS

Fiscal 2015 was a strong year for NJR, with financial performance that exceeded our expectations. Our business segments generated strong overall results, producing NFE of $151.5 million, which exceeded the target set in our 2015 OIP by 19 percent.

New Jersey Resources (NJR)

•	NJR’s NFE exceeded performance goal targets and our original expectations.

•	Total return to shareowners was 22.5 percent.

•	We increased our annual dividend rate by 6.7 percent, which represented the 22nd dividend increase over the past 20 years.

•	Through our Volunteers Inspiring Service In Our Neighborhoods (“VISION”) program, our employees, retirees and their families contributed 5,000 hours of volunteer service, assisting 1,800 nonprofit and community-based service organizations.

New Jersey Natural Gas (NJNG)

•	With an improving new construction market and strong conversion market, NJNG added 7,858 new customers and converted 636 existing customers to natural gas heat and other services.

•	According to JD Power and Associates’ 2015 Gas Utility Customer Satisfaction Study, we ranked highest in the eastern United States among large natural gas utilities.

•	Cogent Reports named us the “Most Trusted Utility Brand” in the eastern United States, as well as a 2015 utility “Environmental Champion.”

•	We completed the construction of two compressed natural gas refueling stations in our service territory and made progress on the third. All three stations will be open to the public.

•	We implemented a decrease to our Basic Gas Supply Service (BGSS) rate for residential and commercial customers and renewed our BGSS incentive program on a permanent basis.

•	The SAVEGREEN Project® was extended through July 2017 and continues to be successful. Since its inception in 2009, SAVEGREEN grants, incentives and OBRP loans, totaling over $117.6 million, have helped more than 38,900 customers reduce their energy consumption and lower their bills.

•	For the 23rd consecutive year, NJNG recorded the lowest number of complaints per 1,000 customers with the Board of Public Utilities, when compared to other major New Jersey utilities.

NJR Energy Services (NJRES)

•	NJRES had another outstanding year, earning $42.1 million in NFE. These strong results allowed the Company to increase its earnings retention above expectations, which will improve future profitability.

•	NJRES’ efforts to restructure its portfolio over the last several years positioned the Company to take advantage of favorable market conditions, which continued to create significant financial benefits for shareowners.

•	NJRES’ ability to increase its producer services and asset management transactions generated additional non-volatile revenue.

•	With its focus on disciplined risk management, NJRES continues to identify new growth opportunities in the producer services marketplace, providing customized energy solutions for customers.

NJR Clean Energy Ventures (NJRCEV)

•	NJRCEV added the 3,956th customer to its residential lease program. NJRCEV also completed five commercial solar projects totaling 26.5 megawatts of capacity.

•	NJRCEV placed its second onshore wind project into service and began construction on its third project.

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NJR Midstream (Midstream)

•	Midstream’s equity ownership interests in a natural gas storage facility and a transportation pipeline contributed to our profitability by providing both long-dated contracted revenues and incremental revenues generated from short-term market conditions.

•	Midstream announced its 20 percent ownership interest in PennEast Pipeline Company, which is designed to bring lower cost natural gas produced in the Marcellus Shale region to homes and businesses in Pennsylvania and New Jersey.

•	We exchanged our 5.53 percent equity interest in the Iroquois Gas Transmission System LP for approximately 1.8 million partnership units in Dominion Midstream Partners, which generated a pre-tax deferred gain of about $25 million.

NJR Home Services (NJRHS):

•	NJRHS expanded its service contract business and now provides over 116,500 customers with this service.

OUR PAY-FOR-PERFORMANCE LINK

Our strong financial performance in fiscal year 2015 resulted in annual short-term incentive award payouts for three of our named executive officers at 137.7 percent of their respective target award amounts, and one named executive officer at 105.2 percent of her target award amount, under our 2015 OIP. The outstanding results in 2015 were aided in part by the leadership of our named executive officers and strategies developed in prior years that positioned NJR to take advantage of market opportunities by maintaining a strong financial profile that could be utilized to generate greater NFE this past year. In addition to the payouts under the 2015 OIP, in recognition of their performance and contributions to our record results in fiscal year 2015, the LDCC awarded two named executive officers long-term special recognition awards of Deferred Retention Stock, as described in greater detail below. Mr. Westhoven’s performance as the lead executive at NJRES was rewarded by the LDCC with an incentive award package consisting of cash and Deferred Retention Stock, also described in greater detail in this section.

KEY COMPENSATION CORPORATE GOVERNANCE PRACTICES

The LDCC and our Nominating/Corporate Governance Committee continuously review evolving practices in executive compensation and corporate governance. We have adopted certain policies and practices that we believe are consistent with industry best practices.

What We Do
Use an appropriate balance between short-term and long-term compensation.
Use multiple performance metrics under the 2015 OIP to encourage executives to focus on financial and operational goals important to the Company, our shareholders and other stakeholders.
Conduct an annual review and assessment of potential and existing risks arising from our compensation programs and policies.
Develop and adhere to meaningful share ownership guidelines for our directors and executive officers.
Subject performance-based cash and equity compensation paid to our executive officers to our Clawback Policy.
Prohibit hedging and pledging of our stock by our directors, officers and employees.
Require a “double trigger” for acceleration of equity award grants following a change of control, beginning with grants made in fiscal 2015.
Engage an independent advisor, who performs no other work for the Company, to advise the LDCC on executive compensation matters.
What We Do Not Do
Provide excessive perquisites.
Provide executive officers any excise tax payment or tax gross-up for change-in-control related payments, or a tax gross-up on any perquisites.
Enter into employment agreements with any executive officer; therefore, none of our executive officers are entitled to a minimum base salary, guaranteed bonus or guaranteed equity awards.
Allow repricing of stock options or buyout of underwater stock options without shareholder approval.

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PRINCIPLES OF OUR COMPENSATION FRAMEWORK

The LDCC believes that the compensation program for executive officers should reward the achievement of our short-term and long-term objectives and that compensation should be related to the value created for our shareholders. Furthermore, the compensation program should reflect competition and best practices in the marketplace. The following objectives serve as the LDCC’s guiding principles for all compensation decisions:

•	Our executive compensation and benefits should attract, motivate, reward and retain the management talent necessary to achieve our business objectives at compensation levels that are fair and competitive with those of comparable companies.

•	Compensation should be set based on the leadership and contribution of each executive officer, taking into account individual skill sets, experience and achievement.

•	Compensation should also be based upon our “Commitment to Stakeholders” key performance measures for Safe, Reliable, and Competitively Priced Service, Customer Service, Quality, Valuing Employees and Corporate Citizenship.

•	Compensation should be linked to corporate performance as measured by financial performance and creation of long-term value for our shareholders.

•	Compensation should be comprised of an appropriate mix and weighting among base salary, annual short-term incentive awards and long-term equity incentive awards such that an adequate amount of each executive officer’s total compensation is performance-based or “at risk.” Further, as an executive’s responsibilities increase, the portion of “at-risk” compensation for the executive should increase as a percentage of total compensation.

In addition, the LDCC believes that the various elements of our compensation program effectively align compensation with performance measures that are directly related to our financial goals and creation of shareholder value without encouraging executives to take unnecessary and excessive risks.

ELEMENTS OF OUR COMPENSATION PROGRAM FOR NAMED EXECUTIVE OFFICERS

The LDCC has a specific mix of compensation components that it targets, with the intent to make each component of total direct compensation competitive with that of other companies of similar size and operational characteristics while also linking compensation to individual and corporate performance and encouraging stock ownership by senior management. The table below describes each compensatory element in our program and briefly explains how it promotes our objectives. We believe the combination of these elements provides an appropriate balance of rewards, incentives and benefits to our executives and enables us to meet our desired compensation objectives, strengthen our ability to attract and retain highly qualified individuals and to appropriately link pay to performance.

Element of Compensation	Description	How This Element Promotes Company Objectives
Annual Short-Term Compensation:
Base Salary	Fixed annual compensation that is certain in payment and provides continuous income.	Aids in both recruitment and retention; designed to be competitive in the marketplace.
Annual Short-Term Incentive Awards	Performance-based compensation for achieving established annual goals based on NFE, individual leadership and our Commitment to Stakeholders; in the case of the named executive officer at NJRES, performance-based compensation based upon pre-tax, pre-incentive compensation profits.	Motivates and rewards achievement of annual corporate objectives by providing at-risk pay opportunities linked to company and individual performance.
Long-term Compensation:
Performance Share Awards	Grants of stock units that are payable in Common Stock and earned based on relative total shareholder return (TSR) performance relative to our peer group and/or NFE per share growth, each over a specified period.	Provides strong incentives to executives by aligning a portion of their compensation to the TSR on our Common Stock versus that of a comparator group of selected companies and also to our long-term NFE.
Restricted Stock Awards	Grants of our Common Stock that are part of our long-term incentive program and may also be used for special recognition of superior performance; time-based vesting over a specified period.	Promotes retention, increases long-term equity ownership and aligns executive and long-term shareholder interests by linking a portion of their compensation to changes in company stock price and dividend payments.
Performance-Based Restricted Stock Awards	Grants of Restricted Stock with time-based vesting if we achieve NFE per share goals over a specified period.	Promotes strong performance incentives to executives by aligning a portion of their compensation to our financial performance and promotes retention.
Deferred Retention Stock Awards	Grants of deferred shares of our Common Stock (“Deferred Retention Stock”) that may be part of our long-term incentive program and are also used to recognize and reward superior performance; executive must comply with non-competition and non-solicitation covenants to receive share payout at a future date.	Promotes retention by providing disincentive to executive to leave us for a competitor and aligns executive and long-term shareholder interests by linking a portion of their compensation to changes in company stock price and dividend payments.

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Element of Compensation	Description	How This Element Promotes Company Objectives
Other Compensation:
Deferred Compensation	Opportunity to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles.	Provides an opportunity for executives to defer compensation based on personal financial needs and objectives; program enables company to offer a competitive total compensation package at minimal cost to us.
Post-Termination Payments and Benefits	Payments and benefits upon termination of an executive’s employment in specified circumstances, such as retirement, death, disability or a change-in-control, as described in greater detail beginning on page 59.	Provides assurance of financial security, which is desirable in lateral recruiting and executive retention and permits objective evaluation by executives of potential changes to our strategy and structure.
Other Benefits	Executives participate in employee benefit plans generally available to our employees, including our Employees’ Retirement Savings Plan, qualified defined benefit plan for retirement allowances, medical, dental, life, accidental death and dismemberment, travel and accident and long-term disability insurance; certain limited perquisites.	Fair and competitive programs to provide family protection, and facilitate recruitment and retention as part of our broad-based total compensation.

THE COMPENSATION REVIEW PROCESS

Process for Approval of Compensation Measures

Our planning process begins in May (the third quarter of our fiscal year) when management identifies financial and operational goals, performance measures and action plans that are tied to our Commitment to Stakeholders and that will be executed by the business units and approved by our management in August (the fourth quarter of our fiscal year) for the following fiscal year. These metrics are presented to the Board in September for approval. Upon approval by the Board, the financial and operational goals become the compensation measures for the executive officers and are the foundation for our Commitment to Stakeholders, which is also communicated to the rest of the organization through the performance planning and evaluation process and through management presentations to employees.

Role of the LDCC and the Chief Executive Officer

Governance of our compensation program is the responsibility of the LDCC, which consists solely of independent directors. The LDCC works with management, in particular our Chief Executive Officer and the Vice President, Chief Human Resources Officer, in making decisions regarding our compensation program. The LDCC reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. The Chief Executive Officer is responsible for recommending to the LDCC the compensation amounts of each of our named executive officers, other than himself. The Chief Executive Officer attends meetings of the LDCC, but does not participate in the portion of the meetings when his compensation or performance is discussed.

Role of Compensation Consultant

The LDCC is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. For fiscal year 2015, the LDCC retained FW Cook as its independent compensation consultant. The independent compensation consultant was retained to (1) assist in gathering and analyzing market data, (2) advise the LDCC on compensation standards and trends, (3) provide an annual risk assessment of our compensation policies and (4) assist in the implementation of policies and programs during fiscal year 2015. All work completed by the independent compensation consultant is subject to the approval of the LDCC. The independent compensation consultant’s role with respect to the LDCC is to provide independent advice and counsel. The LDCC does not delegate authority to its outside advisor or to other parties. Prior to each meeting of the LDCC, the independent compensation consultant meets with the Chief Executive Officer and the Chairman of the LDCC, followed by a private meeting with only the LDCC Chairman. The LDCC also periodically meets in executive session with its independent compensation consultant to discuss our compensation program. During fiscal year 2015, the independent compensation consultant periodically met with management at the direction of the LDCC, participated in LDCC meetings, reviewed materials in advance, provided additional data to the LDCC on market trends and overall compensation design and reviewed recommendations for base salary, annual short-term and long-term incentive awards for our named executive officers.

In July 2015, the LDCC determined that FW Cook had no other financial ties to the Company or our management and that it does not have any conflicts of interest after considering the relevant factors, including those prescribed under SEC and NYSE rules.

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Comparator Group Analysis

So that we can successfully attract and retain the high-quality executive talent we believe is critical to our long-term success, we intend that the levels of compensation available to executive officers who successfully enhance corporate value are competitive with the compensation offered by publicly held companies that are similar to us with regard to size and industry focus. To understand the competitive market for pay and set the compensation terms for our program, we analyze the compensation programs of a comparator group of companies.

Fiscal Year 2015 Peer Group

During fiscal year 2014, the LDCC asked FW Cook to perform an independent review of our comparator group. In July 2014, the LDCC, based upon recommendations provided by FW Cook, approved revisions to the comparator group for fiscal year 2015 to increase the size of the group to 12 companies. In particular, the size of the comparator group was increased to enhance statistical reliability and to mitigate the need for future revisions in the event of continued industry consolidation. The companies in the comparator group were selected based on industry, market capitalization range (generally 0.33 to 3.0 times our market capitalization), revenue range (generally 0.4 to 2.5 times our revenues) and other growth and business factors. Our peer group for fiscal year 2015 compensation (“2015 Peer Group”), which is the same peer group that we used for fiscal year 2014 compensation, is as follows:

AGL Resources Inc.	Questar Corporation
Atmos Energy Corporation	South Jersey Industries, Inc
The Laclede Group, Inc.	Southwest Gas Corporation
Northwest Natural Gas Company	UIL Holdings Corporation
ONE Gas, Inc.	Vectren Corporation
Piedmont Natural Gas Company, Inc.	WGL Holdings, Inc.

As of July 2015, our market capitalization was between the median and 75th percentile of the 2015 Peer Group, and our revenues were above the 75th percentile of the 2015 Peer Group.

ESTABLISHING TOTAL DIRECT REMUNERATION

Total direct remuneration is the sum of base salary, annual short-term incentive awards and long-term equity incentive awards. A major portion of each named executive officer’s remuneration is established by performance-based incentives, which requires achievement of performance goals as a condition to earning annual short-term incentive awards and long-term equity incentive awards. The at-risk portion of total direct remuneration provides increased pay for higher levels of corporate and/or business unit performance and lower pay for performance below target levels.

In setting each named executive officer’s total direct remuneration opportunity, the LDCC takes into account other factors such as the responsibilities, experience, performance, contributions and service of the executive. As a result, we do not set total direct remuneration or the component parts at levels to achieve a mathematically precise market position. In determining executive compensation, the LDCC reviews all components of our Chief Executive Officer’s and each other named executive officer’s total compensation, including retirement benefits and the costs of all perquisites received to ensure such compensation meets the goals of the program. As a part of this review, the LDCC considers corporate performance information, compensation survey data, the advice of its independent consultant and the recommendations of management. The LDCC also takes into consideration individual and overall company operating performance to ensure executive compensation reflects past performance as well as future potential and adequately differentiates between employees, based on the scope and complexity of the employee’s job position, market comparisons, individual performance and experience and our ability to pay. The LDCC reviews annually our Chief Executive Officer’s and each other named executive officer’s performance prior to considering changes in compensation. Our Chief Executive Officer’s performance and the performance of each other named executive officer is evaluated in light of our overall performance (as described in greater detail below) and non-financial goals and strategic objectives approved by the LDCC and the Board. Based on its latest review, the LDCC believes total compensation for each of the named executive officers is reasonable.

The following table shows the target total direct remuneration opportunity that the LDCC approved for fiscal year 2015. The table states the annual salary of each named executive officer as of September 30, 2015. The table includes the amount of the annual short-term incentive award that could have been earned by a named executive officer meeting target performance goals relating to NFE, our Commitment to Stakeholders and individual leadership described below. Annually, the LDCC uses long-term equity incentive awards as a component of the named executive officers’ compensation. The table below shows the target value of long-term equity incentive awards granted to each of the named executive officers in fiscal year 2015.

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		Target Annual
		Short-Term		Target Long-		Target
		Incentive		Term Equity		Total Direct
	Salary	Amount*		Incentive Value**		Remuneration
Name	($)	($)		($)		($)
Laurence M. Downes	875,000	875,000		1,633,475		3,383,475
Glenn C. Lockwood	366,235	219,741		314,342		900,318
Kathleen T. Ellis	352,863	211,718		209,842		774,423
Mariellen Dugan	324,450	194,670		92,678		611,798
Stephen D. Westhoven	315,087	—	†	622,582	†	—	†

*	The target annual short-term incentive amount for Mr. Downes is 100 percent of annual salary. For Mr. Lockwood, Ms. Ellis and Ms. Dugan, the target annual short-term incentive amount is 60 percent of annual salary.

**	Represents grant date fair market value of long-term equity incentive awards for fiscal year 2015. For more information regarding the grant of long-term equity incentive awards in fiscal year 2015, please see “Long-Term Equity Incentive Awards” on page 42 below. Does not include the value of Deferred Retention Stock awarded in fiscal year 2015 for performance in fiscal year 2014.

†	Mr. Westhoven did not have a target annual short-term incentive amount for fiscal year 2015. His compensation is described in more detail below under “Fiscal Year 2015 Incentive Award for Mr. Westhoven” on page 41 below.

Below is a graphic representation of the components of the fiscal year 2015 total target direct remuneration opportunity for each named executive officer, which highlights that for each of the named executive officers, a substantial part of compensation is incentive-based and subject to the named executive officer and the Company meeting certain performance goals.

Fiscal Year 2015 Total Target Direct Remuneration Opportunity

*Based upon actual annual short-term incentive award for fiscal year 2015

COMPONENTS OF COMPENSATION

BASE SALARY

In November 2014, each of the named executive officers received an increase in base salary of between 3 and 5 percent, effective January 1, 2015. Base salary increases for all of our named executive officers, with the exception of our Chief Executive Officer, are recommended by our Chief Executive Officer and subject to review and approval by the LDCC and the Board. Base salary increases for our Chief Executive Officer are recommended by the LDCC and approved by the independent members of the Board. In setting the base salary level of each executive officer, the LDCC considers marketplace compensation data compiled and presented by its independent compensation consultant, as well as the executive’s experience level, demonstrated capabilities, time and placement in position, our geographic region and the actual performance of the Company and the executive. No particular weight is assigned to any one factor.

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ANNUAL SHORT-TERM INCENTIVE AWARDS

We maintain a strong link between performance and pay within our executive compensation program through emphasis on incentives and utilization of financial, operational and leadership measures, which we believe are key drivers of long-term value creation for shareholders. The LDCC reviews and approves the annual performance objectives for the Company and our named executive officers at the start of each fiscal year. In November 2014, the LDCC approved the 2015 OIP and the 2015 NJRES AIP. Our objectives for the 2015 OIP and the 2015 NJRES AIP considered the results of a review of our compensation programs by FW Cook.

Our objectives for the 2015 OIP and the 2015 NJRES AIP were to maintain line of sight for each executive officer by providing them with an understanding of their individual objectives and how they could be achieved based on areas that they impact, continue the linkage to corporate results and provide flexibility to determine awards based on qualitative performance assessments.

The 2015 OIP and 2015 NJRES AIP sought to motivate our senior executives by rewarding them when our annual financial performance goals and their individual performance goals were met or exceeded. After the end of fiscal year 2015, the Chief Executive Officer and the LDCC evaluated the degree to which the Company and our named executive officers met or exceeded their respective goals. Under the 2015 OIP and the NJRES AIP, the Chief Executive Officer recommends the annual short-term incentive awards to the LDCC for executive officers other than himself.

In 2015, we utilized a performance hurdle for our named executive officers’ annual short-term incentive awards so that such awards may be eligible for deductibility under Internal Revenue Code Section 162(m). See “United States Federal Income Tax Limits on Deductibility” on page 49. Achievement of the performance hurdle allows the LDCC to fund the annual short-term incentive award at the maximum payout level established for the award, or to provide a lesser amount based upon achievement of the performance measures established by the LDCC under the 2015 OIP and the 2015 NJRES AIP, which are discussed below. If the performance required by the performance hurdle is not achieved, there would be no annual short-term incentive award payable to the named executive officers.

2015 OIP Annual Short-Term Incentive Awards

Under the 2015 OIP, the performance hurdle approved by the LDCC for the named executive officers’ annual short-term incentive awards in November 2014 was NJR NFE per basic share of $1.14 (“2015 OIP Performance Hurdle”). An explanation of NFE is provided directly below under “Net Financial Earnings Component.” If the 2015 OIP Performance Hurdle is achieved, the maximum payout to the named executive officers under the 2015 OIP is 150 percent of their respective target annual short-term incentive opportunities.

In addition, under the 2015 OIP, based upon the recommendations of the Chief Executive Officer, the LDCC reserves the ability to modify, based upon its qualitative assessment, any annual short-term incentive award payable. In addition, our Chief Executive Officer, subject to LDCC approval, may recommend special recognition awards to named executive officers who have made significant contributions and have demonstrated a sustained level of outstanding performance. The LDCC may approve special recognition awards to the Chief Executive Officer. The Chief Executive Officer engages in extensive discussions, evaluation and review of his recommendations with the LDCC to reach a consensus on the annual short-term incentive awards.

The Chief Executive Officer uses the criteria set forth in the 2015 OIP to guide his recommendations of the annual short-term incentive awards for the named executive officers, other than himself, to the LDCC. The criteria that guide the Chief Executive Officer’s recommendations are: (i) NFE, (ii) Commitment to Stakeholders and (iii) Leadership. Each named executive officer’s annual short-term incentive award is based 50 percent on our NFE, 30 percent on the named executive officer achieving an individual leadership component and 20 percent on the Company meeting an overall Commitment to Stakeholders component. These criteria are used to balance our focus on affordability with the use of non-financial metrics that are leading indicators of the creation of long-term shareholder value. While these criteria serve as guidelines, the Chief Executive Officer has discretion to modify the actual awards for recommendation to the LDCC.

Under the 2015 OIP, the target annual short-term incentive award opportunity for Mr. Lockwood, Ms. Ellis and Ms. Dugan was 60 percent of base salary and the target annual short-term incentive award opportunity for Mr. Downes was 100 percent of base salary. Actual fiscal year 2015 short-term incentive award payments under the 2015 OIP, if earned, could range from 0 percent up to 150 percent of this targeted amount for each of the named executive officers other than Mr. Westhoven. Amounts payable under the 2015 OIP that exceeded 100 percent of the target amount could be paid in full, or in part, in the form of restricted stock based on our Chief Executive Officer’s recommendation and subsequent approval by the LDCC. The actual payouts of the 2015 annual short-term incentive awards are described in the section of the Proxy Statement entitled “— Actual Fiscal Year 2015 Short-Term Incentive Award Payouts Under the 2015 OIP,” on page 39.

ANNUAL SHORT-TERM INCENTIVE AWARDS

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Net Financial Earnings Component

NFE represents net income excluding the accounting impact and resulting volatility in our GAAP earnings due to unrealized gains and losses from certain derivative instruments, net of applicable tax adjustments. NFE is not an alternative to a measure derived from GAAP, such as earnings per share or any other GAAP measure of liquidity or financial performance. We use NFE as a key performance measure for compensatory purposes because we believe it strongly encourages capital discipline, better investment decisions and leads to enhanced cash flow and shareholder value. Our Chief Executive Officer is our chief operating decision maker, and he uses NFE as a measure of profit or loss in measuring the results of our segments and operations.

No annual short-term incentive award is payable to our named executive officers under the 2015 OIP unless we achieve the 2015 OIP Performance Hurdle and a minimum of at least 75 percent (“Minimum NFE”) of a target NFE amount. However, the LDCC retains the ability to pay an annual short-term incentive award if we do not achieve the Minimum NFE as there may be circumstances under which the LDCC may decide that an annual short-term incentive award is still appropriate. While an annual short-term incentive award may be paid if we achieve the Minimum NFE, if we do not achieve at least 90 percent of the target NFE amount, no portion of the annual short-term incentive award would be paid attributable to the NFE component.

For fiscal year 2015, the target NFE amount for NJR, which was applicable to Messrs. Downes and Lockwood and Ms. Dugan, was $127.6 million. Therefore, the Minimum NFE applicable to them was $95.7 million. NJR’s actual NFE for fiscal year 2015, was $151.5 million. The fiscal year 2015 NFE target is based on five percent average annual growth from fiscal 2013 NFE. Fiscal year 2014 experienced unusually cold weather conditions throughout the country that created extremely high levels of volatility in the wholesale natural gas markets. NJRES’ operations are such that these unusual conditions created much higher-than-expected profits for NJR. The fiscal year 2015 plan assumed a return to more normal conditions.

The 2015 OIP allows the LDCC to approve the exclusion of certain discretionary expenses in excess of budgeted amounts from the calculation of NFE used for purposes of the NFE component of the annual short-term incentive award formula (“Adjusted NFE”). These adjustments are designed to allow us to make certain investments and expenditures in years with outstanding financial performance at NJR without penalizing our executives.

The target NFE for NJNG, which was applicable to Ms. Ellis, as NJNG’s Chief Operating Officer, was $79.4 million. Therefore, the Minimum NFE applicable to her was $59.6 million. NJNG’s Adjusted NFE, net of discretionary spending adjustments approved by the LDCC, was $78.3 million. Discretionary spending included expenses related to our summer intern program and accelerated maintenance expenses outside of NJNG’s original budget.

The tables below show the Minimum NFE and the performance/ payout curve for the NFE component of the annual short-term incentive awards applicable to NJR (for Messrs. Downes and Lockwood and Ms. Dugan) and NJNG (for Ms. Ellis). Payouts for performance between the stated percentages are interpolated.

		% of Target Payout for NFE Performance			Actual Performance
	Minimum NFE
	Amount for
	Annual Short-						% of NFE
	Term Incentive	Threshold ($)	Target ($)	Maximum ($)		Actual	Component
	Award ($)	(50%)	(100%)	(150%)	Actual ($)	Adjusted ($)*	Target Payout
NJR	95.7 million	114.8 million	127.6 million	140.36 million	151.5 million	N/A	150
NJNG	59.6 million	71.4 million	79.4 million	87.3 million	76.3 million	78.3 million	95

*	Net of discretionary spending

Leadership Component

The LDCC assesses the leadership component for our Chief Executive Officer based on a review of his performance in comparison with his specific individual objectives for the past fiscal year. The leadership component of the annual short-term incentive award for the other named executive officers is determined based on our Chief Executive Officer’s review of established business unit initiatives and individual performance assessments that is then ratified by the LDCC. As part of his review, our Chief Executive Officer seeks and considers specific examples of how each named executive officer met these objectives. The maximum payout for this portion of the annual short-term incentive award is equal to 150 percent of the targeted amount. The LDCC determines the leadership component of the annual short-term incentive award for each of our named executive officers, other than our Chief Executive Officer, taking into consideration reviews by our Chief Executive Officer.

Our Chief Executive Officer’s leadership objectives for fiscal year 2015 included:

•	Ensuring that the goals and objectives enumerated in our fiscal year 2015 business and financial plan are achieved;

•	Focusing on the implementation of the initiatives contained in our fiscal year 2015 Commitment to Stakeholders;

•	Furthering the development and execution of our strategic plan;

•	Creating development plans for our leadership team; expanding our succession planning process; and

•	Enhancing our strong relationship with all key external stakeholders.

The leadership objectives of the other named executive officers for fiscal year 2015 included:

•	Executing the initiatives contained in our fiscal year 2015 Commitment to Stakeholders and Business and Financial Plans;

•	Creating an atmosphere that values strategic thinking and innovation;

•	Expanding their breadth of knowledge about our business to identify and support new growth opportunities;

•	Executing their job responsibilities; and

•	Fostering collaboration and teamwork throughout the organization.

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Commitment to Stakeholders (CTS) Component

The CTS component of the annual short-term incentive award is determined based on a subset of 54 specific performance measures that the LDCC views as important to our shareholders, and that encompass a broader range of our activities that are not necessarily reflected in our financial metrics. These performance measures are company-wide and fall into the following five categories:

•	Safe, reliable and competitively priced service: Measures employee safety, system safety, system reliability, service reliability and competitive pricing

•	Customer satisfaction: Measures customer care, problem resolution, billing accuracy and timely response

•	Quality: Measures quality of processes throughout the organization

•	Valuing employees: Measures provision of feedback to employees, leadership development, workforce relations and positive work environment

•	Corporate citizenship: Measures customer and community outreach, environmental focus, promotion of ethical behavior and fostering of community and business relationships

The 54 performance measures were set through a process that began early in the third quarter of fiscal year 2014. A team of employees from across our business units selected these performance measures spanning the five CTS categories listed above. This set of 54 performance measures was reviewed by our Chief Executive Officer and Chief Financial Officer, who made further revisions and recommendations to the measures, which were then approved by our Chief Executive Officer.

The LDCC and management use these metrics to measure our overall effort to provide our customers, shareholders, communities and other stakeholders with the highest quality service and performance. Each of the performance measures is objective and quantifiable. For instance, one way we measure corporate citizenship is by calculating the total number of employee volunteer hours and calculating the total number of people reached by our customer and community outreach programs using data compiled at each such event during the course of the fiscal year.

For each performance measure, a performance target was developed based upon historical company information, peer information, comparative data, trends and, in certain cases, benchmarks required by state regulations. Performance targets were set by the appropriate business unit leaders, reviewed by our Quality Department and approved by our senior executive team, including our Chief Executive Officer. Thereafter, the Board approved the 54 performance measures and targets. The performance measures and targets were published and distributed to our employees shortly after the beginning of fiscal year 2015. Separately, the senior executive team selected a subset of the 54 performance measures for recommendation to the Chief Executive Officer and the LDCC for purposes of determining the CTS component of the annual short-term incentive award. The Chief Executive Officer and the LDCC then reviewed the subset. The LDCC and the Board ultimately approved a final subset of six performance measures (the “Performance Measures.”) When selecting the Performance Measures, the Chief Executive Officer and the LDCC selected one or more significant measures in each of the five CTS categories to encompass a broad spectrum of our performance, thereby allowing them to best gauge, on a company-wide basis, how well the executive management team is fulfilling the CTS. As a result, the LDCC considers the Performance Measures as those most useful for a broad assessment of executive performance.

When determining the CTS component of the annual short-term incentive award, the LDCC, in consultation with the Chief Executive Officer, establishes threshold, target and maximum performance levels for each of the Performance Measures. The threshold level is based on a level of performance that was believed to be achievable, the target level is based on a level of performance that was believed to be aggressive, but obtainable, and the maximum level is based on a level of performance that was believed to be attainable by achieving exceptional performance. Each of these Performance Measures is weighted equally and an overall average measurement is obtained. The overall average measurement reflects the average company-wide performance on the Performance Measures (each weighted equally) on a scale of 0 to 120 percent of the target goal. The percentage of target is adjusted to a scale of 0 to 150 percent for purposes of determining the CTS component of the annual short-term incentive award. For example, if we were to meet the maximum of 120 percent of the target goal for each of the Performance Measures, the average company-wide performance amount would be 150 percent.

The table below shows the six equally-weighted Performance Measures, and indicates our threshold, target and maximum performance levels, as well as indicating our actual performance for each of the Performance Measures:

	Performance Range	Target	Actual	Percentage of
Performance Measures	(threshold to maximum)	Performance	Performance	Target*
Average emergency response time (minutes)	27.6 to 18.4	23	18.4	116%
Overall percentage of customer satisfaction from transaction survey	89% to 100%	94.5%	93.9%	95%
Accomplish business objectives through the continuous review and important of corporate business processes	72% to 108%	90%	91.3%	104%
Diversity training efficacy measured by participant satisfaction scores	4.0 to 5.0	4.5	4.61	111%
Days Away/Restricted or Transfer (DART) incident rate per 100 full-time employees	3.17 to 2.11	2.64	3.67	0%
Total number of employee volunteer hours through our VISION program	3,440 to 5,160	4,300	5,099	146%

*	The percentage of target is adjusted to a scale of 0 to 150 percent for purposes of determining the CTS component of the annual short-term incentive award.

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As illustrated in the tables above and below this paragraph, during fiscal year 2015, the average company-wide performance as compared to the target goal was 95.3 percent of the target goal. This corresponded to a payout of 88.3 percent of the target payout amount for the CTS component of the annual short-term incentive award formula.

The table below shows the performance/payout level for the CTS component of the annual short-term incentive awards. Performance between the stated percentages is interpolated.

Performance as a Percent Target for CTS Component
Threshold (80%)	Target (100%)	Maximum (120%)	Actual (95.3%)
50%	100%	150%	88.3%

Actual Fiscal Year 2015 Annual Short-Term Incentive Award Payouts under the 2015 OIP

In November 2015, the LDCC reviewed NJR’s NFE per basic share against the 2015 OIP Performance Hurdle before considering whether each of the named executive officers, other than Mr. Westhoven, qualified for an annual short-term incentive award under the 2015 OIP as set forth below:

2015 OIP Performance Hurdle: $1.27 NFE per basic share Actual 2015 Performance: $1.78 NFE per basic share

Since the 2015 OIP Performance Hurdle was met, the LDCC determined that the named executive officers, other than Mr. Westhoven, were eligible for an annual short-term incentive award under the 2015 OIP of up to 150% of their respective target awards. The LDCC reviewed the results of the 2015 OIP for Mr. Downes and then reviewed the results of the 2015 OIP for Mr. Lockwood and Mses. Ellis and Dugan based on the recommendations made by the Chief Executive Officer. The amount of the annual short-term incentive award approved by the LDCC for the Chief Executive Officer and the amounts of the annual short-term incentive awards recommended by the Chief Executive Officer to the LDCC and subsequently approved by the LDCC for the other named executive officers (other than Mr. Westhoven) are set forth below. For fiscal year 2015, the NFE, CTS and leadership components comprised 50 percent, 20 percent and 30 percent, respectively, of the annual short-term incentive awards under the 2015 OIP for each of our named executive officers, other than Mr. Westhoven.

This totaled a payout amount equal to 137.7 percent of the target amounts for the fiscal year 2015 total annual short-term incentive awards for Messrs. Downes and Lockwood and Ms. Dugan, calculated as set forth below. For fiscal year 2015, our NFE, were $151.5 million, which corresponded to a payout amount equal to 75 percent of the total target annual short-term incentive award for these three named executive officers. We calculated this payout amount as follows:

					Amount Earned
					as Percent of
					Total Annual
NJR Actual	NJR Target	Percent	Percent of Target	Component	Short-Term Incentive
NFE	NFE	of Target	Payout Amount	Percentage	Award
$151.5 million	$127.6 million	124.3%	150%	50%	75%

The payout amount for Ms. Ellis, NJNG’s Chief Operating Officer, was calculated using the Adjusted NFE (net of discretionary expenses) of NJNG, which were $78.3 million, which corresponded to a payout amount equal to 47.5 percent of the total target annual short-term incentive award for her.

Amount Earned
as Percent of
NJNG Actual					Total Annual
Adjusted	NJNG Target	Percent	Percent of Target	Component	Short-Term Incentive
NFE*	NFE	of Target	Payout Amount	Percentage	Award
$78.3 million	$79.4 million	99%	95%	50%	47.5%

*	net of discretionary expenses

In addition, we achieved 95.3 percent of our CTS targets, which corresponded to a payout amount equal to 17.7 percent of the total target annual short-term incentive award. We calculated this payout amount as follows:

Actual			Amount Earned
Performance			as Percent of
as a Percentage	Percent of		Total Annual
of Commitment to	Target Payout	Component	Short-Term Incentive
Stakeholders Target	Amount	Percentage	Award
95.3%	88.3%	20%	17.7%

Our Chief Executive Officer submitted individual leadership performance reviews for each of the named executive officers, for discussion and consideration by the LDCC. The LDCC reviewed each of the named executive officer’s 2015 individual leadership results, including our Chief Executive Officer, and assessed these results against such named executive officer’s objectives. Below is a summary of certain of the 2015 individual performance highlights for each of our named executive officers that were factored into their 2015 annual short-term incentive award and the setting of 2015 total targeted direct remuneration.

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Name	Fiscal Year 2015 Performance Highlights
Laurence M. Downes	•	NJR exceeded its financial plan for fiscal 2015 and had strong performance on the CTS metrics;
	•	Shareowners realized a 22.5 percent return on their investment during fiscal 2015 and were rewarded with a 6.7 percent increase in the annual dividend rate as well;
	•	Significant progress on our leadership development and succession planning processes and the implementation of our long-term strategic plan; and
	•	NJR provided record levels of community support.
Glenn C. Lockwood	•	NJR exceeded its NFE targets;
	•	Developed new three-year financial plan reflecting the priorities of the strategic plan;
	•	Provided financial analytical support to all non-utility investments; involved in all major strategic decisions; and
	•	Made continued progress on the leadership development and succession plans for the Financial business unit.
Kathleen T. Ellis	•	Continued progress on NJNG’s infrastructure programs;
	•	Marketing exceeded its new customer growth targets; The SAVEGREEN Project was extended;
	•	Regulatory Affairs completed several key regulatory initiatives, including the extension of our BGSS incentives; and
	•	Maintained excellent external relationships.
Mariellen Dugan	•	Provided valuable legal advice and other support to company executives and the board of directors on a wide range of corporate and regulatory matters;
	•	Successfully and cost effectively managed all litigation and claims;
	•	Ensured a strong culture of compliance, integrity and ethical behavior; and
	•	Continued to improve the Company’s corporate governance and compensation practices.
Stephen D. Westhoven	•	Led NJRES to strong financial performance in fiscal 2015;
	•	Added new producer services transactions as well as new management contracts with downstream customers;
	•	Advanced the development of NJR’s midstream investment in PennEast; and
	•	Continued to improve NJRES’ team by concentrating efforts on succession and development.

The Chief Executive Officer recommended to the LDCC that Mr. Lockwood and Ms. Dugan achieved 150 percent of their leadership goals and that Ms. Ellis achieved 133.3 percent of her leadership goals, which corresponded to a payout amount equal to 45 percent and 40 percent of these total target annual short-term incentive awards, respectively. The LDCC determined that the Chief Executive Officer achieved 150 percent of his leadership goals, which corresponded to a payout amount equal to 45 percent of his total target annual short-term incentive award. In addition to the performance highlights listed above, the LDCC considered the Company’s extraordinary financial performance in fiscal year 2015 and the contributions of each of the named executive officers to the outstanding results. We calculated the payout amount for the Leadership Component as follows:

			Amount Earned as
	Percent of Target		Percent of Total Annual
	Payout Amount for		Short-Term Incentive
Name	Leadership Component	Component Percentage	Award
Mr. Downes, Mr. Lockwood, and Ms. Dugan	150%	30%	45%
Ms. Ellis	133.3%	30%	40%

OIP Formula Payout for Mr. Downes, Mr. Lockwood and Ms. Dugan:

						Total Payout as a
Payout for		Payout for		Payout for		Percentage of Target
NFE	+	CTS	+	Leadership	=	Amount
75%		17.7%		45%		137.7%

OIP Formula Payout for Ms. Ellis

						Total Payout as a
Payout for		Payout for		Payout for		Percentage of Target
NFE	+	CTS	+	Leadership	=	Amount
47.5%		17.7%		40%		105.2%

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The 2015 OIP formula payout amount was equal to 137.7 percent of each of the target total annual short-term incentive awards for Mr. Downes, Mr. Lockwood and Ms. Dugan. The 2015 OIP formula payout amount was equal to 105.2 percent of the target total annual short-term incentive award for Ms. Ellis. These annual short-term incentive award amounts are set forth in the table below and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 51 of this Proxy Statement.

Name	Fiscal year 2015 Annual Short-Term Incentive Award Paid ($)*
Laurence M. Downes	1,204,875
Glenn C. Lockwood	302,583
Kathleen T. Ellis	222,727
Mariellen Dugan	268,061

*	These awards were paid in cash.

Special Recognition Deferred Retention Stock Awards to Named Executive Officers (“NEO”) for FY 2015 Performance

In recognition of the Company’s continued strong performance, the LDCC awarded special recognition awards, in the form of long-term Deferred Retention Stock Awards, to Mr. Lockwood and Ms. Ellis, in addition to their annual short-term incentive awards. The Deferred Retention Stock Awards are denominated in dollars and converted into deferred stock units based on the stock price at the date of grant. Each deferred stock unit equals one share of our Common Stock and accrues dividends. At the end of the deferral period on October 15, 2018, the deferred stock units will be paid out in shares of our Common Stock on a one-for-one basis, provided the named executive officer complies with certain covenants, including non-competition and non-solicitation restrictions.

As set forth in the tables below, on November 10, 2015, the LDCC granted the following Deferred Stock Retention Awards:

Name	Number of Deferred Stock Units Granted	Grant Date Fair Value of Award ($)†
Glenn C. Lockwood	6,660	200,000
Kathleen T. Ellis	2,498	75,000

†	Represents the grant date fair value of the deferred stock units granted based upon the closing price of our Common Stock of $30.03 on November 10, 2015, the date of grant.

Fiscal Year 2015 Short-Term Incentive Award for Mr. Westhoven under the NJRES Annual Incentive Plan (NJRES AIP)

For fiscal year 2015, the LDCC, in consultation with the Chief Executive Officer, determined the annual short-term incentive award for Mr. Westhoven based primarily on the financial performance of NJRES under the NJRES AIP. As part of the 2015 NJRES AIP, the LDCC approved a performance hurdle requiring positive NFE at NJRES for fiscal 2015 (“2015 NJRES AIP Performance Hurdle”). The LDCC reviewed NJRES’ NFE against the 2015 NJRES AIP Performance Hurdle before considering whether Mr. Westhoven qualified for an annual short-term incentive award under the 2015 NJRES AIP as set forth below:

2015 NJRES AIP Performance Hurdle: NJRES NFE greater than zero

Actual 2015 Performance: $42.1 million NFE

Maximum Award Payable: $1.263 million

If the 2015 NJRES AIP Performance Hurdle is achieved, the maximum award to Mr. Westhoven would be funded but subject to reduction by the LDCC through the application of negative discretion factors described in the NJRES 2015 AIP. The maximum payout to Mr. Westhoven under the 2015 NJRES AIP is three percent of NJRES’ NFE, not to exceed $2.5 million. No annual short-term incentive award is payable to Mr. Westhoven under the NJRES 2015 AIP unless NJRES achieves the 2015 Performance Hurdle and a minimum of at least 75 percent (“Minimum NFE”) of a target NFE amount. The LDCC retains the ability to pay an annual short-term incentive award if we do not achieve the Minimum NFE as there may be circumstances under which the LDCC may decide that an annual short-term incentive award is still appropriate.

2015 NJRES Target NFE Amount: $24.1 million

2015 Minimum NFE: $18.075 million

2015 Actual NJRES NFE: $42.1 million

As part of the 2015 NJRES AIP, since the 2015 NJRES AIP Performance Hurdle was met, the incentive compensation pool for NJRES was funded in an amount equal to five percent of pre-tax, pre-incentive compensation NJRES NFE. At the sole discretion of the LDCC, the incentive compensation pool may be increased up to a total maximum of 12 percent of the pre-tax, pre-incentive compensation NJRES NFE. Factors to be considered by the LDCC in deciding whether to increase the pool include, but are not limited to, NJRES performance; macroeconomic conditions in the wholesale energy services market; the industry in general; and NJR’s overall financial results. Notwithstanding the formula set forth above, the LDCC, in its sole discretion, retains the right to modify, adjust or eliminate any bonus pool under the 2015 NJRES AIP.

At the end of fiscal year 2015, upon the recommendation of our Chief Executive Officer, which was based upon an assessment of NJRES performance versus market conditions and both NJR’s and NJRES’ financial plans, and the LDCC’s consideration of such recommendation, the LDCC set the incentive compensation pool at approximately 10.6 percent of NJRES’ pre-tax, pre-incentive compensation profits. The LDCC’s decision to set the incentive compensation pool at this level took into account NJRES’ financial performance, which exceeded initial expectations and allowed the Company to improve its overall financial profile.

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The Chief Executive Officer makes a recommendation to the LDCC for Mr. Westhoven’s incentive payment for the LDCC’s ultimate determination and approval. The LDCC retains the ability to alter the amount of the incentive payment to Mr. Westhoven and to determine whether awards should be in the form of cash and/or equity grants, any of which equity grants may be subject to further vesting based on continued service or achievement of established performance goals. The Chief Executive Officer’s recommendation to the LDCC was based upon a qualitative and quantitative review of the performance of NJRES, Mr. Westhoven’s individual performance and accomplishments during fiscal year 2015 (including those listed on page 40 of this Proxy Statement) and the availability of funds in the compensation pool. The quantitative factors reviewed included performance metrics such as financial margin*, NFE and natural gas throughput. The qualitative factors included effects of market conditions, quality of decision-making and the effectiveness of the response to changing market conditions. In consideration of NJRES’ strong performance in fiscal year 2015, Mr. Westhoven’s leadership performance in fiscal year 2015 and the amounts available from the total compensation pool, the Chief Executive Officer made a recommendation to the LDCC for Mr. Westhoven’s fiscal year 2015 incentive award.

Under the NJRES compensation plan for fiscal year 2015, the LDCC awarded Mr. Westhoven $1,263,000:

Cash	Deferred Retention Stock	Total
$ 580,000	$ 683,000	$ 1,263,000

All payments under the NJRES compensation plan are subject to NJR’s Compensation Recoupment Policy, which requires repayment by certain participants in the event that NJRES’ NFE is restated, other than due to a change in accounting principles.

LONG-TERM EQUITY INCENTIVE AWARDS

Our primary objectives in granting long-term equity incentive awards are to encourage significant ownership of our Common Stock by management and to provide long-term financial incentives linked directly to the long-term performance of the Company. The LDCC believes that significant ownership of our Common Stock by senior management is the optimal method for aligning the interests of management and the shareholders. Our stock incentive program is effectively designed to further this objective.

In November 2014, after consulting with FW Cook, the LDCC determined that a portion of our executive officers’ total compensation should continue to be paid in equity awards through a long-term equity incentive program with a mix of time-vested restricted stock and performance-based awards. In fiscal year 2015, the LDCC adopted a long-term equity incentive program under our 2007 Plan (“LTIP”). For fiscal year 2015, the Board approved, pursuant to the recommendation of the Chief Executive Officer, the new long-term incentive program granting five different types of awards:

1)	FY 2015 TSR Performance Shares. Performance shares that will vest, if at all, if the total shareholder return for NJR Common Stock measured against our 2015 Peer Group meets or exceeds the threshold performance goal over a 36-month period ending on September 30, 2017.

2)	FY 2015 NFE Performance Shares. Performance shares that will vest, if at all, based upon our cumulative NFE per basic share over the 36-month period beginning on October 1, 2014, and ending on September 30, 2017.

3)	Performance-Based Restricted Stock. Shares of restricted stock awarded to our Chief Executive Officer that will vest in three equal annual installments on September 30, 2015, September 30, 2016 and September 30, 2017, if the NFE per basic share performance goal for the fiscal year ending September 30, 2015, is achieved and subject to his continued employment, except under certain conditions.

4)	Time-Vested Restricted Stock. With the exception of a grant of restricted stock to Ms. Dugan, which will cliff-vest in its entirety on October 15, 2017, subject to her continued employment, shares of restricted stock awarded to certain named executive officers other than our Chief Executive Officer that vest in three equal installments on October 15, 2015, October 15, 2016 and October 15, 2017, subject to continued employment of the named executive officer, except under certain conditions.

5)	Deferred Retention Stock Awards. Awards denominated in dollars and converted into deferred stock units based on the stock price at the date of grant. Each deferred stock unit equals one share of our Common Stock and accrues dividends. At the end of the three- year deferral period, the deferred stock units will be paid out in shares of our Common Stock on a one-for-one basis, provided the named executive officer complies with certain covenants, including non-competition and non-solicitation restrictions.

The long-term incentive equity awards granted to the Chief Executive Officer were mostly “at-risk,” with 63 percent of the shares granted consisting of performance shares and performance-based restricted stock. Approximately 35 percent of the shares comprising the awards to our named executive officers, other than the Chief Executive Officer, were in the form of performance shares while the remaining 65 percent of the awards were in the form of shares of Deferred Retention Stock and time-vested restricted stock. Time-vested restricted stock and Deferred Retention

*	NJRES’ financial margin, which is a non-GAAP financial measure, represents revenues earned from the sale of natural gas less costs of natural gas sold including any transportation and storage costs, and excludes any accounting impact from the change in fair value of derivative instruments designed to hedge the economic impact of transactions that have not been settled, which represent unrealized gains and losses, and the effects of economic hedging on the value of our natural gas in storage. For further discussion of this financial measure, please see Part II, Item 7 of our Annual Report on Form 10-K filed on November 24, 2015.

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Stock awards were granted to focus on retention of the named executive officers, while the FY 2015 TSR Performance Shares benchmark our performance against our peer companies over an extended period of time and the FY 2015 NFE Performance Shares measure our performance against cumulative NFE per share-based goals set by the LDCC.

The LDCC determined the award of performance shares, performance-based restricted stock and Deferred Retention Stock to our Chief Executive Officer and the Board ratified that determination.

The graphic on the left below shows the historical mix between the time-vested restricted stock or Deferred Retention Stock grants and performance-based awards to named executive officers between 2011 and 2015 based upon number of shares granted. The graphic in the middle illustrates the split in number of shares granted between time-vested restricted stock or Deferred Retention Stock grants and the performance-based FY 2015 TSR Performance Shares and FY 2015 NFE Performance Shares granted to our named executive officers other than our Chief Executive Officer in fiscal 2015. The graphic on the right shows the split in the number of performance-based equity grants and time-vested restricted stock and Deferred Retention Stock grants to our Chief Executive Officer in fiscal year 2015.These graphics highlight our emphasis over the past five years on awarding a mix of performance-based awards, such as performance shares and performance-based restricted stock, and time-vested restricted stock or Deferred Retention Stock awards. The actual value a named executive officer may receive will depend upon the number of shares actually received and the market price of our Common Stock at the time the awards vest.

*	Based on target number of shares granted. Includes special recognition deferred stock awards granted in fiscal year 2015. Restricted stock for purposes of these graphs refers only to time-vested restricted stock.

In designing the long-term equity incentive program, the LDCC established the following key objectives:

•	Selecting long-term equity incentive levels and vehicles that are competitive with our comparator group

•	Distributing shares of restricted stock with meaningful vesting periods and deferred retention stock awards to encourage retention of key executives

•	Using performance share awards and performance-based restricted stock based upon NFE or relative TSR to link compensation to company performance criteria that are meaningful to shareholders

•	Providing flexibility for granting awards by allowing balance among different types of long-term equity awards that relate to the objectives of retention and performance

With the exception of significant promotions and new hires, equity grants, including long-term equity incentive awards, are generally awarded at the first regularly scheduled LDCC meeting following the conclusion of the fiscal year. The LDCC selects this timing because it enables us to consider the prior year performance of the Company and the participants and our expectations for the next performance period, while also ensuring that regular awards will be made after we publicly disclose our performance for the year. The awards are made as early as practicable in our fiscal year to maximize the time period for the incentives associated with the awards.

FISCAL YEAR 2015 (“FY 2015”) TSR PERFORMANCE SHARES

In November 2014, the LDCC approved the grant of the FY 2015 TSR Performance Shares with performance criteria based upon the Company’s TSR, pursuant to the 2007 Plan. As set forth in the table below, the FY 2015 TSR Performance Share awards were granted to the named executive officers as of November 11, 2014. Each FY 2015 TSR Performance Share is equal to one share of Common Stock. The FY 2015 TSR Performance Share awards vest at the end of a 36-month performance period beginning on October 1, 2014, and ending on September 30, 2017, based on relative company TSR versus the established comparator group used for compensation purposes, which is described under “Elements of Our Compensation Program for Named Executive Officers — Comparator Group Analysis” on page 34 above. FY 2015 TSR Performance Shares will not vest if performance during that period does not meet the minimum threshold level. If the performance meets or exceeds the maximum expectations, 150 percent of the target number of awarded FY 2015 TSR Performance Shares will be earned.

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Name	Grant Date	Number of FY 2015 TSR Performance Shares (Target)	Grant Date Fair Value* Target ($)
Laurence M. Downes	11/11/2014	16,450	438,475
Glenn C. Lockwood	11/11/2014	2,140	57,042
Kathleen T. Ellis	11/11/2014	2,088	55,656
Mariellen Dugan	11/11/2014	1,882	50,165
Stephen D. Westhoven	11/11/2014	5,890	156,998

*	Target amounts represent grant date fair value calculated in accordance with FASB ASC Topic 718 and based upon the closing price of our Common Stock of $29.31 on November 11, 2014, utilizing a lattice model. The actual value of these awards will be determined based upon the actual number of performance shares that vest at the end of the performance period on September 30, 2017, and the closing price of our Common Stock on September 30, 2017. As described below, the “threshold” number of shares would be 50 percent of the target award amount, while the “maximum” number of shares that may be awarded would equal 150 percent of the target award amount.

The number of FY 2015 TSR Performance Shares earned will be determined based on the following table:

Relative TSR Percentile	% of Target Award to Vest
<25th	0
25th (threshold)	40%
33rd	55%
41st	75%
50th	90%
58th (target)	100%
66th	115%
75th	130%
83rd and above (maximum)	150%

TSR shall be computed as follows:

TSR = (Priceend – Pricebegin + Dividends)/Pricebegin

Pricebegin = closing share price of stock at September 30, 2014

Priceend = closing share price of stock at end on September 30, 2017

Dividends = dividends paid to shareholders of stock during 36-month period

The stated percentiles are approximate due to rounding and the performance/payout between the stated percentiles is interpolated.

FISCAL YEAR 2015 (“FY 2015”) NFE PERFORMANCE SHARES

In November 2014, the LDCC also approved the grant of FY 2015 NFE Performance Share awards with performance criteria based upon the Company’s cumulative NFE per basic share, pursuant to the 2007 Plan. Each FY 2015 NFE Performance Share is equal to one share of Common Stock. The FY 2015 NFE Performance Shares vest, if at all, based upon our Cumulative NFEPS (defined below) over the 36-month period beginning on October 1, 2014, and ending on September 30, 2017. The NFE growth targets are based upon our three-year financial plan and are designed to challenge our executives by being aggressive, but achievable, and to encourage and reward continued growth in our NFE on a per share basis. The number of FY 2015 NFE Performance Shares earned will be determined based on the following table:

Performance Shares Earned as a Percentage of
Cumulative NFEPS	Target Performance Shares
Less than $7.61	0%
$ 7.61	50%
$ 9.51	100%
$11.41 or Greater	150%

“NFEPS” is the NFE per basic share of Common Stock that the Company reports on a quarterly and annual basis to the public and in its quarterly reports on Form 10-Q and annual report on Form 10-K that are filed with the SEC.

“Cumulative NFEPS” is the sum of the annual NFEPS for the three fiscal years (“FY”) ended September 30, 2015, 2016 and 2017 calculated as follows:

CumulativeNFEPS = NFEPSFY2015 + NFEPSFY2016 + NFEPSFY2017

FY 2015 NFE Performance Shares will not vest if performance does not meet the minimum threshold level. If the performance meets or exceeds the maximum expectations, 150 percent of the target number of awarded FY 2015 Performance Shares will be earned. Payout for performance between the measures for the minimum and maximum payout will be interpolated. The earned FY 2015 NFE Performance Shares will be delivered to participants at the end of the performance period, upon the determination of the LDCC that the performance objectives have been met.

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		Number of FY 2015 NFE	Grant Date Fair Value*
Name	Grant Date	Performance Shares (Target) Granted	Target ($)
Laurence M. Downes	11/11/2014	13,818	405,000
Glenn C. Lockwood	11/11/2014	1,798	52,700
Kathleen T. Ellis	11/11/2014	1,754	51,410
Mariellen Dugan	11/11/2014	1,582	46,368
Stephen D. Westhoven	11/11/2014	4,948	145,026

*	Target amounts represent grant date fair value calculated in accordance with FASB ASC Topic 718 and based upon the closing price of our Common Stock of $29.31 on November 11, 2014. The actual value of these awards will be determined based upon the actual number of performance shares that vest at the end of the performance period on September 30, 2017, and the closing price of our Common Stock on September 30, 2017. As described below, the “threshold” number of shares would be 50 percent of the target award amount, while the “maximum” number of shares that may be awarded would equal 150 percent of the target award amount.

PERFORMANCE-BASED RESTRICTED STOCK AWARD TO MR. DOWNES

In November 2014, Mr. Downes was granted Performance-Based Restricted Stock (“PBRS”) with performance criteria based upon NFE per basic share in the year ended September 30, 2015. The Performance-Based Restricted Stock awarded to Mr. Downes may vest in up to three equal installments on September 30, 2015, September 30, 2016, and September 30, 2017 if the performance goal of increased NFE per basic share for the year ended September 30, 2015 over the prior fiscal year is achieved.

	Number of Shares of
Name	PBRS Granted	Grant Date Fair Value ($)*
Laurence M. Downes	26,954	790,000

The performance goal of $1.14 NFE per basic share for the year ended September 30, 2015, was met and certified by the LDCC on November 10, 2015, resulting in vesting of 8,985 shares for Mr. Downes.

TIME-VESTED RESTRICTED STOCK

In November 2014, the LDCC approved the grant of a time-vested restricted stock award to four of our named executive officers as recognition for superior performance during fiscal year 2014 and as a retention vehicle pursuant to the 2007 Plan. As set forth in the table below, on November 11, 2014, the LDCC granted awards of time-vested restricted stock to each of the named executive officers. The LDCC values time-vested restricted stock awards at the fair market value of the number of shares of our Common Stock on the date of grant.

	Number of Shares of
Name	Time-Vested Restricted Stock Granted		Grant Date Fair Value ($)*
Glenn C. Lockwood	6,980		204,600
Kathleen T. Ellis	3,506		102,776
Stephen D. Westhoven	9,894		290,000
Mariellen Dugan	13,398	**	392,700

*	Represents full grant date fair value calculated in accordance with FASB ASC Topic 718 and based upon the closing price of our Common Stock of $29.31 on November 11, 2014.
**	Includes 10,236 shares of restricted stock that was granted as a special recognition award for performance in fiscal 2014 in lieu of a deferred retention stock award as described directly below.

SPECIAL RECOGNITION DEFERRED RETENTION STOCK AND RESTRICTED STOCK AWARDS TO NEOs FOR FISCAL YEAR 2014 PERFORMANCE

As reported in our proxy statement last year, in recognition of NJR’s outstanding performance during fiscal year 2014, including NFE that exceeded our plan by 49%, the LDCC awarded special recognition awards, in the form of long-term Deferred Retention Stock Awards and time-vested restricted stock awards, to each of our NEOs (other than Mr. Westhoven), in addition to their annual short-term incentive awards. The Deferred Retention Stock awards are denominated in dollars and converted into deferred stock units based on the stock price at the date of grant. Each deferred stock unit equals one share of our Common Stock and accrues dividends. At the end of the deferral period on October 15, 2017, the deferred stock units will be paid out in shares of our Common Stock on a one-for-one basis, provided the named executive officer complies with certain covenants, including non-competition and non-solicitation restrictions. The LDCC determined that a restricted stock award was more appropriate for our Senior Vice President and General Counsel than the Deferred Retention Stock awards granted to the other named executive officers because Rule 5.6 of the New Jersey Rules of Professional Conduct applicable to lawyers practicing in New Jersey prohibits attorneys from agreeing to the non-competition covenants contained in the Deferred Retention Stock Award agreement.

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As set forth in the tables below, on November 11, 2014, the LDCC granted the following Deferred Stock Retention Awards and time-vested Restricted Stock award:

	Number of Deferred Stock	Grant Date
Name	Units Granted†	Fair Value of Award ($)*
Laurence M. Downes	34,118	1,000,000
Glenn C. Lockwood	22,176	650,000
Kathleen T. Ellis	14,500	425,000

	Number of Shares of	Grant Date
Name	Restricted Stock Granted†	Fair Value of Award ($)*
Mariellen Dugan	10,236	300,000

†	Represents the grant date fair value of the deferred stock units granted based upon the closing price of our Common Stock of $29.31 on November 11, 2014, the date of grant.

FY 2014 DEFERRED RETENTION STOCK AWARD FOR MR. WESTHOVEN

A portion of Mr. Westhoven’s annual short-term incentive award for fiscal year 2014 was delivered in the form of Deferred Retention Stock. The Deferred Retention Stock awards are denominated in dollars and converted into deferred stock units based on the stock price at the date of grant. Each deferred stock unit equals one share of our Common Stock and accrues dividends. At the end of the deferral period on October 15, 2017, the deferred stock units will be paid out in shares of our Common Stock on a one-for-one basis, provided Mr. Westhoven complies with certain covenants, including non-competition and non-solicitation restrictions. As set forth in the table below, on November 11, 2014, the LDCC granted the Deferred Retention Stock award to Mr. Westhoven.

	Number of Deferred	Grant Date
Name	Stock Units Granted	Fair Value of Award ($)*
Stephen D. Westhoven	40,942	1,200,000

*	Represents the grant date fair value of the deferred stock units granted based upon the closing price of our Common Stock of $29.31 on November 11, 2014, the date of grant.

RETIREMENT PROGRAMS

Our retirement programs for senior executives provide an opportunity for each participating executive, through long-term service to us, to receive a pension or other forms of retirement benefits. Our named executive officers participate in the New Jersey Natural Gas Company Plan for Retirement Allowances for Non-Represented Employees (the “Non-Represented Plan”), which is a trusteed noncontributory defined benefit retirement plan. Our named executive officers also participate in our 401(k) Plan, which is a trusteed defined contribution plan. All of our non-represented employees hired on or after October 1, 2009, are covered by an enhanced defined contribution plan feature of our 401(k) Plan instead of the Non-Represented Plan. These plans provide retirement benefits to broad groups of employees and executives. Our named executive officers also participate in the Savings Equalization Plan of NJR, which we refer to as the SEP, and the Pension Equalization Plan of NJR, which we refer to as the PEP, both of which are unfunded non-qualified plans. These plans provide benefits that would have been made under the Non-Represented Plan and the 401(k) Plan, but for the limitations on compensation and contributions imposed by Sections 401(a)(4), 401(a)(17), 401(k), 401(m) and 415 of the Internal Revenue Code. In addition, the named executive officers and certain other officers have supplemental retirement agreements. Under the Supplemental Executive Retirement Plan Agreements, which we also refer to as SERP Agreements, benefits are payable over a 60-month period commencing at age 65. At projected retirement, the total maximum amount payable to our Chief Executive Officer under his SERP Agreement is currently $250,000. Mr. Lockwood, Ms. Ellis, Ms. Dugan and Mr. Westhoven would each be entitled to maximum amounts of $125,000 under their respective SERP Agreements. These are described more fully in the narrative following the Pension Benefits table on page 57 of this Proxy Statement.

We also sponsor health care plans that provide post-employment medical and life insurance benefits to union and non-union employees who meet the eligibility requirements. Retirees must meet certain age and service requirements to be eligible. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. As of September 30, 2015, with the exception of Mr. Downes, none of the named executive officers have completed the age and service requirements to be eligible for post-employment health coverage.

SEVERANCE POLICIES

Severance protection is provided to our senior executives in their employment continuation agreements with the Company (“Employment Continuation Agreements”) and only in the event that a senior executive is terminated following a “change in control.” This protection is designed to be fair and competitive and to aid in attracting and retaining experienced executives. When recruited

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from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving the executive good reason to terminate employment. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate and within the range of competitive practice.

Severance protection following a change in control provides a number of important benefits to us. First, it permits an executive to evaluate a potential change in control while relatively free of concern for the executive’s own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help preserve our operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption. Finally, we believe that the change in control protections in place encourage management to consider, on an ongoing basis, whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. The LDCC believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice and represents an appropriate cost relative to the benefits to our shareholders and us.

EMPLOYMENT CONTINUATION AGREEMENTS

On February 20, 2007, we entered into Employment Continuation Agreements with Mr. Downes, Ms. Dugan, Ms. Ellis, Mr. Lockwood and Mr. Westhoven. The Employment Continuation Agreements provide each executive certain rights in the event that his or her employment is terminated within two years following the occurrence of a “Change of Control” (as defined in the agreements) (i) by us without “Cause” (as defined in the agreements) or (ii) by the executive for “Good Reason” (as defined in the agreements). Subject to the limitation described below in the next paragraph, upon either such termination of employment the executive, in the case of Mr. Downes, will receive three times the sum or, in the case of the other executives, two times the sum, of (x) annual base salary and (y) the average of annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control. In September 2015, our Board decided to eliminate the excise tax gross-up provision for our executives in the Employment Continuation Agreements, replacing it with a “best net” benefit to our executives. If any excise tax is due, NJR will not make a gross-up payment, but instead will reduce payments to the executive to the extent necessary to avoid the imposition of an excise tax if such reduction will provide the executive the best net after-tax result. If full payment to an executive will result in the best net after-tax result, the full amount will be paid, but the executive will be solely responsible for any potential excise tax payment. The Employment Continuation Agreements were amended as of December 10, 2015, to implement this change.

For purposes of the Employment Continuation Agreements, a “change of control” generally means:

•	the acquisition, within a 12-month period, by any person or group of beneficial ownership of securities representing 50 percent or more of the combined voting power of our securities,

•	within any 12-month period, the persons who were our directors immediately before such period (the “Incumbent Directors”) and directors whose nomination or election is approved by a majority of the Incumbent Directors and directors previously approved by the Incumbent Directors cease to constitute a majority of the Board, or

•	the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of our assets, or a complete liquidation as a result of which the shareholders immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in the Employment Continuation Agreements) of the acquiring or surviving corporation.

As a condition of the right of the executive to receive payments under the Employment Continuation Agreements, the executive must enter into a binding agreement that, without the written consent of the Board, the executive will not for a period of two years, acting alone or in conjunction with others, directly or indirectly.

•	engage (either as owner, investor, partner, shareholder, employer, employee, consultant, advisor or director) in any business in which he or she has been directly engaged on behalf of us or any affiliate, or has supervised as an executive thereof, during the last two years prior to such termination, or which was engaged in or planned by us or an affiliate at the time of such termination, in the geographic area of New York, New Jersey, Pennsylvania, or Delaware and in which such business was conducted or planned to be conducted

•	induce any customers of the Company or any of our affiliates with whom the executive has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Company or any of our affiliates, to curtail or cancel their business with us or any such affiliate

•	induce, or attempt to influence, any employee of the Company or any of our affiliates to terminate employment

•	solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the company or any affiliate, provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant

The payments that may be due under the Employment Continuation Agreements in the event of a change of control are described in more detail below in the section entitled “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL” beginning on page 59 of this Proxy Statement.

DEFERRED COMPENSATION

To enhance the competitiveness of our executive compensation program and, increase our ability to attract and retain qualified key personnel necessary for our continued success and progress, we offer an Officers’ Deferred Compensation Plan to provide a select group of management and highly compensated employees of the company and its affiliates a means to defer receipt of specified

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portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles. Participants in the Officers’ Deferred Compensation Plan may defer the receipt of compensation or awards, which may be in the form of cash, stock or stock-denominated awards, including salary, annual bonus awards, long-term awards and compensation payable under other plans and programs, employment agreements or other arrangements. Deferrals under the Officers’ Deferred Compensation Plan must comply with the requirements of Section 409A of the Internal Revenue Code, U.S. federal income tax laws and Treasury Regulations. All of the named executive officers are eligible to participate in the Officers’ Deferred Compensation Plan. Non-qualified Deferred Compensation is described in more detail below in the section entitled “Non-qualified Deferred Compensation” beginning on page 58 of this Proxy Statement.

OTHER BENEFITS

The LDCC believes employee benefits are an essential component of our competitive total compensation package. These benefits are designed to attract and retain our employees. The named executive officers may participate in the same benefit plans as our salaried employees, which include medical, health and dental insurance, long-term disability insurance, accidental death and disability insurance, travel and accident insurance and our 401(k) Plan. As part of the 401(k) Plan, we generally match 65 percent of the first six percent of compensation contributed by the employee into the 401(k) Plan subject to the Internal Revenue Code and our 401(k) Plan limits. The matching contribution is limited to 50 percent for certain represented employees of NJRHS who transferred from NJNG and are currently accruing pension benefits. We have disclosed all company matches for our named executive officers in the column labeled “All Other Compensation,” in the Summary Compensation Table on page 51, and separately disclosed each amount in Footnote 5 to that table on page 52 of this Proxy Statement.

The LDCC provides our executives, including named executive officers, with additional benefits that we believe provide security for current and future needs of the executives and their families and therefore assist in attracting and retaining them. These other benefits are structured to be within the competitive range relative to our comparator group. The additional benefits we provide, or have provided to some of our executives, consist of the following and are included in the amounts set forth in the column labeled “All Other Compensation,” in the Summary Compensation Table on page 51, and separately disclosed in Footnote 5 to that table on page 52 of this Proxy Statement: car allowance, preventative health maintenance program and executive insurance program. In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other named executive officers with the same benefits package available to all of our salaried employees. The package includes:

•	Health and dental insurance (portion of costs)

•	Basic life insurance

•	Long-term disability insurance

•	Participation in our 401(k) Plan, including company matching contributions

•	Participation in our Non-Represented Plan, which is available to all non-union employees who were employed before October 1, 2009

•	Matching certain charitable contributions

For business purposes it may be appropriate for certain members of senior management to belong to a golf or social club so that such executives have an appropriate entertainment forum for customers and appropriate interaction with their communities.

SHARE OWNERSHIP GUIDELINES

The LDCC believes it is important to align the interests of senior management with our shareholders. While the LDCC considers this principle when determining the appropriate mix of base salary, annual short-term incentive awards and long-term equity incentive awards, the LDCC also established share ownership guidelines that encourage the accumulation and retention of our Common Stock.

We believe that executive ownership is important to create a mutuality of interest with shareholders. Therefore, executive officers are required to meet established share ownership levels.

These guidelines are subject to annual review by the LDCC and were amended during fiscal year 2014 to remove a requirement that the guidelines be met by a specific date in light of the share retention policy described below.

Under the share ownership guidelines, officers of the Company are required to own shares of Company common stock with a total share value as set forth in the following table (required common stock ownership amount is determined as a multiple of the officer’s base salary):

Minimum Common Stock
Position	Ownership Requirement
Chief Executive Officer	5 x Base Salary
Named Executive Officers	3 x Base Salary
Other Officers	1 x Base Salary

Until an officer achieves the minimum share ownership under the guidelines described above, he or she must retain 100 percent of all shares of Company common stock that he or she owns and 50 percent of all shares vested (after tax) after August 13, 2013. Compliance with these guidelines will be determined annually using the closing price of the Company’s Common Stock on the last day of the fiscal year (or the last trading day.) Once the minimum share ownership threshold is achieved, sufficient shares must be retained by the officer to meet the minimum share ownership requirement continuously throughout the year.

Each of the named executive officers was in compliance with these share ownership guidelines as of September 30, 2015, and all of our officers either meet the minimum share ownership requirements under the guidelines or has met the holding requirements applicable to those who do not meet the minimum share ownership requirements.

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COMPENSATION RECOUPMENT (“CLAWBACK”) POLICY

Performance-based compensation awarded to executive officers and certain other employees is subject to a compensation recoupment policy (“Clawback Policy”), which the Company adopted in fiscal year 2015.

Under the Clawback Policy, in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws, the LDCC may recoup from any current or former executive officer (or certain other employees) who received cash or equity performance-based compensation within the three-year period prior to the restatement, the amount of performance-based compensation paid in excess of what the executive officer (or other employee) would have been paid based on the restatement.

ANTI-HEDGING AND PLEDGING POLICY

To ensure alignment of the interests of our shareholders, directors and executive officers, including our named executive officers, the Company’s Code of Conduct does not permit directors, officers or employees to engage in short-term or speculative transactions involving the Company’s securities, including short sales, publicly-traded options, hedging, or pledging the Company’s securities as collateral.

UNITED STATES FEDERAL INCOME TAX LIMITS ON DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code generally precludes a tax deduction by any publicly-held company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. “Covered employees” include the Chief Executive Officer of the company and the three other highest paid officers of the company (other than the Chief Financial Officer). The $1 million deduction limit, however, does not apply to “qualified performance-based compensation” that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. We consider the impact of this exclusion when developing and implementing our executive compensation programs. We believe that it is important to preserve flexibility in administering compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code. Amounts paid under any of our compensation programs, including salaries, annual short-term incentive awards, performance awards and grants of restricted stock and deferred stock units, may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.

The rules and regulations promulgated under Section 162(m) of the Internal Revenue Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and/or deductible by the Company. A number of requirements must be met under Section 162(m) of the Internal Revenue Code in order for particular compensation to so qualify for the exception, such that there can be no assurance that “qualified performance-based” compensation under the 2007 Plan will be fully deductible under all circumstances. In addition, other awards under the 2007 Plan, such as time-vested restricted stock and restricted stock units, generally will not qualify for the exception under Section 162(m) of the Internal Revenue Code, so that compensation paid to certain covered employees in connection with such awards may, to the extent it and other compensation subject to Section 162(m) of the Internal Revenue Code’s deductibility cap exceed $1 million in a given taxable year, not be deductible by the Company as a result of Section 162(m) of the Internal Revenue Code. Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.

ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the subsequent rules and regulations promulgated by the SEC, we are including a non-binding advisory resolution approving the compensation of our named executive officers. The vote on this proposal will be non-binding on the Board and us and will not be construed as overruling a decision by the Board or us. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, the LDCC values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as it deems appropriate.

At the 2015 Annual Meeting of Shareholders, over 96.6 percent of the votes cast on the proposal were voted for the non-binding advisory resolution approving the compensation of our named executive officers. In light of that result, the Board of Directors implemented similar objectives, program and rationale for the compensation of our named executive officers in fiscal year 2015,

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as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 29 through 63 in this Proxy Statement.

In addition, at the 2011 Annual Meeting of Shareholders a large majority of our shareholders approved, on a non-binding basis, the holding of the non-binding vote on the compensation of our named executive officers on an annual basis. As previously disclosed, the Board of Directors and management determined to implement an annual advisory vote on the compensation of our named executive officers. As a result, we are including the non-binding advisory resolution approving the compensation of our named executive officers again in this Proxy Statement. See Item 2 on page 64 of this Proxy Statement.

Report of the Leadership Development and Compensation Committee

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Leadership Development and Compensation Committee recommends to the Board that it be included in this Proxy Statement.

Donald L. Correll (Committee Chair)	Alfred C. Koeppe
M. William Howard, Jr.	Sharon C. Taylor
Jane M. Kenny	David A. Trice

Dated: November 10, 2015

The “Report of the Leadership Development and Compensation Committee” will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION RISK ASSESSMENT

As part of its oversight of our executive compensation program, the LDCC considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, we review all our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they present a significant risk to us. At the LDCC’s direction, FW Cook provided the LDCC with a risk assessment of our compensation policies and practices. Based on its independent assessment, FW Cook concluded that our compensation policies and practices for employees do not create risks that are reasonably likely to have a material adverse effect on us.

The LDCC reviewed the findings of the assessment, including the FW Cook assessment, and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk-taking. The LDCC, therefore, determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us. The LDCC will continue to consider compensation risk implications while deliberating the design of our executive compensation programs. In its discussions, the LDCC considered the attributes of our programs, including:

•	Appropriate pay philosophy, peer group and market positioning in light of NJR’s business model;

•	Balance with respect to the mix of cash and equity compensation; and measures of performance against both annual and multi-year standards;

•	Short- and long-term incentives focused on profitability, with consideration of other critical stakeholder issues; realized value from long-term incentives linked to absolute and relative stock price performance;

•	Performance goals are set at levels that are sufficiently high to encourage strong performance and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies;

•	Long-term incentives generally have multi-year vesting and performance is measured over a multi-year period to ensure a long-term focus and appropriate balance against short-term goals;

•	Short- and long-term incentive payouts generally capped at 150 percent of target;

•	Incentive pool for NJRES plan participants is uncapped; however, the following risk mitigators are in place (i) incentive pool funding and allocation of awards are subject to Committee discretion, (ii) practice has been to pay at least 50 percent of incentive in Deferred Retention Stock, and (iii) awards are subject to a clawback provision;

•	Independent Committee oversight, with Committee discretion to reduce incentives based on subjective evaluation of individual performance; and

•	Substantial stock ownership guidelines, anti-hedging/pledging policies and a comprehensive clawback policy.

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Executive Compensation

SUMMARY COMPENSATION TABLE

The following table provides information relating to total compensation for the fiscal years ended September 30, 2015, 2014 and 2013. The individuals named below include our Chairman and Chief Executive Officer, our Chief Financial Officer, and our other named executive officers (as defined on page 29).

Name and		Salary	(1)	Bonus	Stock Awards	(2)	Non-Equity Incentive Plan Compensation	(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(4)	All Other Compensation	(5)	Total
Principal Position	Year	($)		($)	($)		($)		($)		($)		($)
Laurence M. Downes	2015	868,000		—	2,633,475		1,204,875		811,215		47,900		5,565,465
Chairman, Chief Executive	2014	842,269		—	1,623,070		1,239,540		861,775		43,332		4,609,968
Officer and President	2013	817,539		—	872,316		824,000		0		40,032		2,553,887
Glenn C. Lockwood	2015	361,540		—	964,342		302,583		266,683		24,765		1,919,913
Executive Vice President and	2014	345,619		—	239,308		305,544		289,151		24,570		1,204,192
Chief Financial Officer	2013	332,512		—	277,232		219,050		0		22,477		851,271
Kathleen T. Ellis	2015	350,096		—	634,842		222,727		187,389		35,389		1,430,443
Executive Vice President and	2014	339,466		—	235,043		258,994		176,589		35,180		1,045,272
Chief Operating Officer, NJNG	2013	327,850		—	250,836		215,150		17,442		27,512		838,790
Mariellen Dugan	2015	320,290		—	489,233		268,061		99,735		28,124		1,205,443
Senior Vice President and	2014	306,577		—	197,815		270,684		94,213		25,417		894,706
General Counsel	2013	295,490		—	172,540		195,000		2,012		23,751		688,793
Stephen D. Westhoven	2015	312,616		—	1,792,024		580,000		171,071		22,628		2,878,339
Senior Vice President,	2014	303,511		720,000	327,998		—		195,710		27,127		1,574,346
NJRES	2013	294,685		200,000	270,149		—		0		26,545		791,379

(1)	Salary amounts include cash compensation earned by each named executive officer during fiscal years 2015, 2014 and 2013, as well as any amounts earned in fiscal year 2015, 2014 or 2013, as the case may be, but contributed under our 401(k) Plan and/or deferred at the election of the named executive officer under our deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in fiscal year 2015, including earnings on amounts deferred, please see “Non-qualified Deferred Compensation” on page 58 of this Proxy Statement.
(2)	The amounts included are the grant date fair value of the stock awards granted in fiscal years 2015, 2014 and 2013, determined under share-based compensation accounting guidance in accordance with FASB ASC Topic 718. There were no options granted to the named executive officers in fiscal years 2015, 2014 and 2013. These amounts reflect the aggregate grant date fair value for these awards. For the FY 2015 TSR Performance Share awards and the FY 2015 NFE Performance Share awards granted in fiscal year 2015 to the named executive officers pursuant to the 2007 Plan that are subject to performance conditions, the values reflected in the Summary Compensation Table above reflect the probable outcome of such performance conditions. The grant date fair values of the FY 2015 NFE Performance Share awards, assuming the highest level of performance conditions for each of the named executive officers, are: Mr. Downes: $607,500; Mr. Lockwood: $79,050; Ms. Ellis: $77,115; Ms. Dugan: $69,552; and Mr. Westhoven: $217,539. With respect to the FY 2015 TSR Performance Shares, the maximum amount that could be earned based upon the grant date fair value for each of the named executive officers is Mr. Downes, $657,713; Mr. Lockwood: $85,563; Ms. Ellis: $83,484; Ms. Dugan; $75,248 and Mr. Westhoven: $235,497. The amounts included in this column include the grant date fair value of the shares of Deferred Retention Stock the named executive officers received in fiscal year 2015, in addition to their fiscal year 2014 annual incentive awards as follows: Mr. Downes, $1,000,000; Mr. Lockwood: $650,000; and Ms. Ellis: $425,000. In the case of Mr. Westhoven, this column includes $1,200,000, reflecting the grant date fair value of Deferred Retention Stock he received in fiscal year 2015 as part of his fiscal year 2014 annual incentive award. Assumptions used in the calculation of the foregoing award amounts are included in Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2015, 2014 and 2013, and incorporated by reference into this Proxy Statement. Information on individual equity awards granted to the named executive officers in fiscal year 2015 is set forth in the section entitled “Grants of Plan Based Awards” on page 53 of this Proxy Statement. Information on the vesting of restricted stock and deferred stock units in fiscal year 2015 is set forth in the section entitled “Option Exercises and Stock Vested” on page 56 of this Proxy Statement.
(3)	The amounts represent cash awards to the named executive officers under our performance-based annual incentive plans for fiscal years 2015, 2014 and 2013, which is discussed in the section entitled “Annual Short-Term Incentive Awards” beginning on page 36 of this Proxy Statement. While the amounts for all of the named executive officers were earned for fiscal year 2015, fiscal year 2014 and fiscal year 2013 performance, as the case may be, they were not paid to the named executive officers until November 2015, November 2014 and November 2013, respectively.
(4)	The amounts shown in this column represent the change in the actuarial present value of the accumulated benefits under all of our pension plans for the named executive officers. For each named executive officer, the change in the pension value was calculated using the same actuarial assumptions, with the exception of turnover, retirement, disability and pre-retirement mortality as used to compute the accumulated benefit obligations as of September 30, 2015, 2014 and 2013, as stated in our Annual Report on Form 10-K for the years ended September 30, 2015, 2014 and 2013, respectively. These assumptions included an interest rate of 5.15 percent as of September 30, 2013, 4.55 percent as of September 30, 2014, and 4.50 percent as of September 30, 2015. The present value of the benefits has been calculated assuming the named executive officers stay in employment until the earliest age the executive could collect a benefit without reduction for early retirement. The assumed age of payment is 60 for each of the named executive officers with the exception of Ms. Ellis who has an assumed age of payment of 65.
The change in the actuarial present value of the accumulated pension benefits under our pension plan for the fiscal year ended September 30, 2015 reflects (i) the value of benefits accrued this fiscal year plus (ii) the increase in value of previously accrued benefits due to time plus (iii) the change in value for benefits accrued in all prior years of employment due to mortality table used to determine the value of the pensions plus (iv) the change in value for benefits accrued in all prior years of employment due to change in optional from assumption, and plus (v) the change in value for benefits accrued in all prior years of employment due to change in interest rate. For the named executive officer group as a whole, approximately 49 percent of the increase in value was due to the increase in the benefits to be paid, 23 percent of the increase in value was attributable to the passage of time, 27 percent was attributable to the change in mortality table, and approximately four percent increase in value due to the change in interest rate used to value the benefits from 4.55 percent to 4.50 percent. Three percent decrease in value was due to the change in election of optional forms of payment. The largest contribution to the change in fiscal year 2014 was the change in the mortality table and the change in interest rate used to value the benefits from 5.15 percent to 4.55 percent, and for fiscal year 2013, the largest contributor was the change in interest rate used to value the benefits from 4.30 percent to 5.15 percent. The interest rate used to determine the present value is set each year in accordance with GAAP to match the yield of AA/AAA bonds with similar duration at the end of the fiscal year and is reviewed by our independent actuaries and accountants. A zero is shown in those cases where the present value of accumulated benefits declined during fiscal year 2013 due to the impact of the increase in the interest rate used to value the benefit. The present value of accumulated benefits declined by $137,342, $35,183 and $45,812 for Mr. Downes, Mr. Lockwood and Mr. Westhoven, respectively.

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(5)	The table below reflects the types and dollar amounts of perquisites, additional compensation and other personal benefits provided to the named executive officers during fiscal year 2015. For purposes of computing the dollar amounts of the items listed below, we used the actual out-of-pocket costs to us of providing the perquisite or other personal benefit to the named executive officer. The named executive officers paid any taxes associated with these benefits without reimbursement from us. Each perquisite and personal benefit included in the table below is described in more detail in the narratives immediately following the table:

ALL OTHER COMPENSATION TABLE

Name	Car Allowance ($)(a)	Company-Paid Insurance Premiums ($)(b)	401(k) Plan/ SEP Matching Contribution ($)(c)	Charitable Matching Contribution ($)(d)	Total ($)
Laurence M. Downes	7,001	5,733	33,166	2,000	47,900
Glenn C. Lockwood	7,898	2,992	13,615	260	24,765
Kathleen T. Ellis	7,898	4,520	12,971	10,000	35,389
Mariellen Dugan	7,898	2,984	12,242	5,000	28,124
Stephen D. Westhoven	7,898	2,785	11,945	—	22,628

(a)	We provide a car allowance to certain executive officers, including our named executive officers other than Mr. Downes. The purpose of the car allowance is to make our compensation program competitive with other companies and because cars are predominantly used for business purposes. The amount shown for Mr. Downes represents the portion of the cost of a company-owned automobile used by Mr. Downes that relates to his personal use.
(b)	The amounts listed represent aggregate premiums we paid in fiscal year 2015 for our group life insurance policy, for a Directors and Officers Travel Insurance Policy and an insurance policy that is used to support our obligations under the SERP agreements with each of the named executive officers.
(c)	Each named executive officer is eligible to participate in our 401(k) Plan, which offers them an opportunity to defer income and receive matching contributions from us subject to certain limits. The amounts set forth in the table above represent company contributions under our 401(k) Plan and our SEP for fiscal year 2015. Information about the 401(k) Plan and SEP is set forth in the section entitled “Pension Benefits” beginning on page 56 of this Proxy Statement.
(d)	Each named executive officer is eligible to participate in our matching gifts programs in which we match employees’ contributions to certain charities and qualified educational institutions.

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GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2015.

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Laurence M. Downes
Deferred Stock Units	11/11/2014							34,118	1,000,000
Performance-Based Restricted Stock	11/11/2014							26,954	790,000
TSR Performance Shares	11/11/2014				8,225	16,450	32,900		438,475
NFE Performance Shares	11/11/2014				6,909	13,818	27,636		405,000
Annual Incentive Award		0	875,000	1,312,500
Glenn C. Lockwood
Deferred Stock Units	11/11/2014							22,176	650,000
Restricted Stock	11/11/2014							6,980	204,600
TSR Performance Shares	11/11/2014				1,070	2,140	4,280		57,042
NFE Performance Shares	11/11/2014				899	1,798	3,596		52,700
Annual Incentive Award		0	219,741	329,612
Kathleen T. Ellis
Deferred Stock Units	11/11/2014							14,500	425,000
Restricted Stock	11/11/2014							3,506	102,776
TSR Performance Shares	11/11/2014				1,044	2,088	4,176		55,656
NFE Performance Shares	11/11/2014				877	1,754	3,508		51,410
Annual Incentive Award		0	211,718	317,577
Mariellen Dugan
Restricted Stock	11/11/2014							13,398	392,700
TSR Performance Shares	11/11/2014				941	1,882	3,764		50,165
NFE Performance Shares	11/11/2014				791	1,582	3,164		46,368
Annual Incentive Award		0	194,670	292,005
Stephen D. Westhoven
Deferred Stock Units	11/11/2014							40,942	1,200,000
Restricted Stock	11/11/2014							9,894	290,000
TSR Performance Shares	11/11/2014				2,945	5,890	11,780		156,998
NFE Performance Shares	11/11/2014				2,474	4,948	9,896		145,026
Annual Incentive Award		0	—	2,500,000

(1)	Represents the potential fiscal year 2015 threshold, target and maximum annual incentive award amounts for each of the named executive officers as set by the LDCC. The actual amount of the annual short-term incentive award earned by each named executive officer for fiscal year 2015 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 51 of this Proxy Statement. For additional information with respect to the fiscal year 2015 annual short-term incentive awards, please see “Compensation Discussion and Analysis” beginning on page 29 of this Proxy Statement.
(2)	The values under this column represent the number of FY 2015 TSR Performance Shares and FY 2015 NFE Performance Shares granted to the named executive officers pursuant to the 2007 Plan and shows potential threshold, target or maximum payout amounts at the end of the 36 month performance period on September 30, 2017. The method of determination of actual payout amounts is described in more detail under “FY 2015 TSR Performance Share Awards” and “FY 2015 NFE Performance Share Awards” on page 43 and page 44 of this Proxy Statement, respectively.
(3)	In the case of Mr. Downes, represents the number of shares of PBRS granted on November 11, 2014, with performance criteria based upon NFE per basic share in the fiscal year ended September 30, 2015 as described in more detail under “Performance-Based Restricted Stock Award to Mr. Downes” on page 45. The values for the other named executive officers represent Time-Vested Restricted Stock Awards and Deferred Retention Stock Awards granted during fiscal year 2015 as described in more detail under “Time-Vested Restricted Stock Awards,” “Special Recognition Deferred Retention Stock and Restricted Stock Awards to NEOs for FY 2014 Performance” and FY 2014 Deferred Retention Stock Award for Mr. Westhoven” on pages 45, 45, and 46, respectively, of this Proxy Statement.
(4)	Amounts shown represent the grant date fair value of each equity award calculated in accordance with FASB ASC Topic 718. For a full description of the assumptions used by us in computing these amounts, see Note 9 to our consolidated financial statements, which is included in our Annual Report on Form 10-K for the year ended September 30, 2015 and incorporated by reference into this Proxy Statement. The actual value a named executive officer may receive depends on market prices. There can be no assurance that the amounts reflected in the “Grant Date Fair Value of Stock and Option Awards” column will be realized.

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2007 STOCK AWARD AND INCENTIVE PLAN

Shareholders approved the 2007 Plan at the Annual Meeting held in January 2007. Shareholders re-approved the material terms of the performance goals under the 2007 Plan at our Annual Meeting in January 2013.

Executive officers and all other employees of the Company and our subsidiaries, non-management directors serving on the Board and others who provide substantial services to the Company and our subsidiaries and affiliates are eligible for awards under the 2007 Plan. The LDCC administers the 2007 Plan. The selection of participants and the nature and size of the awards granted to participants is subject to the LDCC’s discretion. As of September 30, 2015, approximately 1,112,485 shares of Common Stock were subject to outstanding awards under our equity compensation plans and 1,812,541 shares of Common Stock were available for future awards under our equity compensation plans.

Consistent with the requirements of the NYSE, the 2007 Plan includes a restriction providing that we will not amend or replace options or stock appreciation rights (SARs) previously granted under the 2007 Plan in a transaction that constitutes a “repricing” without shareholder approval.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents information concerning the number and value of unexercised options, SARs and similar instruments, nonvested stock (including restricted stock, restricted stock units or other similar instruments) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended September 30, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Laurence M. Downes
November 13, 2012	—	—	—	—	—	—		—		26,692	(1)	801,561	(2)
November 13, 2012	—	—	—	—	—	22,748	(3)	683,122	(4)	—		—
November 13, 2013	—	—	—	—	—	—		—		18,729	(5)	562,443	(4)
November 13, 2013	—	—	—	—	—	—		—		28,864	(6)	866,786	(2)
November 13, 2013	—	—	—	—	—	—		—		21,072	(7)	632,792	(2)
November 11, 2014	—	—	—	—	—	34,118	(8)	1,024,564	(4)
November 11, 2014	—	—	—	—	—	—		—		26,954	(9)	809,429	(4)
November 11, 2014	—	—	—	—	—	—		—		16,450	(10)	493,994	(2)
November 11, 2014	—	—	—	—	—	—		—		13,818	(11)	414,955	(2)
Glenn C. Lockwood
November 13, 2012	—	—	—	—	—	—		—		8,616	(1)	258,738	(2)
November 13, 2012	—	—	—	—	—	7,128	(3)	214,054	(4)	—		—
November 13, 2013	—	—	—	—	—	2,761	(12)	82,923	(4)	—		—
November 13, 2013	—	—	—	—	—	—		—		4,256	(6)	127,808	(2)
November 13, 2013	—	—	—	—	—	—		—		3,106	(7)	93,273	(2)
November 11, 2014	—	—	—	—	—	22,176	(8)	665,945	(4)	—		—
November 11, 2014	—	—	—	—	—	6,980	(13)	209,609	(4)	—		—
November 11, 2014	—	—	—	—	—	—		—		2,140	(10)	64,264	(2)
November 11, 2014	—	—	—	—	—	—		—		1,798	(11)	53,994	(2)
Kathleen T. Ellis
November 13, 2012	—	—	—	—	—	—		—		6,826	(1)	204,985	(2)
November 13, 2012	—	—	—	—	—	7,162	(3)	215,075	(4)	—		—
November 13, 2013	—	—	—	—	—	2,712	(12)	81,441	(4)	—		—
November 13, 2013	—	—	—	—	—	—		—		4,180	(6)	125,525	(2)
November 13, 2013	—	—	—	—	—	—		—		3,052	(7)	91,652	(2)
November 11, 2014	—	—	—	—	—	14,500	(8)	435,435	(4)	—		—
November 11, 2014	—	—	—	—	—	3,506	(13)	105,285	(4)	—		—
November 11, 2014	—	—	—	—	—	—		—		2,088	(10)	62,703	(2)
November 11, 2014	—	—	—	—	—	—		—		1,754	(11)	52,673	(2)

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Mariellen Dugan
November 13, 2012	—	—	—	—	—	—		—		5,572	(1)	167,327	(2)
November 13, 2012	—	—	—	—	—	4,278	(14)	128,468	(4)	—		—
November 13, 2013	—	—	—	—	—	2,283	(12)	68,548	(4)	—		—
November 13, 2013	—	—	—	—	—	—		—		3,518	(6)	105,646	(2)
November 13, 2013	—	—	—	—	—	—		—		2,568	(7)	77,117	(2)
November 11, 2014	—	—	—	—	—	13,398	(15)	402,342	(4)	—		—
November 11, 2014	—	—	—	—	—	—		—		1,882	(10)	56,516	(2)
November 11, 2014	—	—	—	—	—	—		—		1,582	(11)	47,507	(2)
Stephen D. Westhoven
November 13, 2012	—	—	—	—	—	—		—		5,344	(1)	160,480	(2)
November 13, 2012	—	—	—	—	—	9,256	(3)	277,958	(4)	—		—
November 13, 2013	—	—	—	—	—	8,780	(16)	263,663	(4)	—		—
November 13, 2013	—	—	—	—	—	—		—		3,758	(6)	112,853	(2)
November 13, 2013	—	—	—	—	—	—		—		2,744	(7)	82,402	(2)
November 11, 2014	—	—	—	—	—	40,942	(8)	1,229,488	(4)	—		—
November 11, 2014	—	—	—	—	—	9,894	(13)	297,117	(4)	—		—
November 11, 2014	—	—	—	—	—	—		—		5,890	(10)	176,877	(2)
November 11, 2014	—	—	—	—	—	—		—		4,948	(11)	148,588	(2)

(1)	Represents the target number of FY 2013 TSR Performance Shares issued by us to the named executive officers on November 13, 2012, which vested based upon performance through September 30, 2015, upon certification by the LDCC. Each FY 2013 TSR Performance Share vests one-for-one into a share of our Common Stock.

(2)	Calculated based upon our Common Stock closing price of $30.03 per share as of September 30, 2015. The actual value realized for the FY 2013 TSR Performance Shares, the FY 2014 NFE Performance Shares and the FY 2014 TSR Performance Shares, the FY 2015 NFE Performance Shares and the FY 2015 TSR Performance Shares will be calculated based upon our Common Stock closing price on September 30, 2015, September 30, 2016, September 30, 2016, September 30, 2017 and September 30, 2017 respectively, and the actual number of performance shares granted based upon certain conditions.

(3)	Represents deferred stock units granted on November 13, 2012. Each share of deferred stock equals one share of Common Stock and accrued cash dividends. The Deferred Retention Stock awards became payable on October 15, 2015, provided that the recipient had complied with certain covenants, including a non-competition restriction.

(4)	Calculated based upon our Common Stock closing price of $30.03 per share as of September 30, 2015. The actual value realized for shares of restricted stock and deferred stock units will be calculated based upon our Common Stock closing price on each of the respective vesting dates.

(5)	Represents the number of shares of FY 2014 PBRS issued by us to Mr. Downes on November 13, 2013, which may vest in up to three equal installments on September 30, 2014, September 30, 2015, and September 30, 2016, if the performance goal of increased NFE per basic share over the prior fiscal year for each annual vesting date is achieved. The first tranche of the Performance-Based Restricted Stock vested upon certification by the LDCC that the performance goal was met on November 11, 2014. The second tranche did not vest since the performance goal for that tranche was not met.

(6)	Represents the target number of FY 2014 TSR Performance Shares issued by us to the named executive officers on November 13, 2013, which may vest on September 30, 2016, upon certification of performance by the LDCC. Each FY 2014 TSR Performance Share vests one-for-one into a share of our Common Stock.

(7)	Represents the target number of FY 2014 NFE Performance Shares issued by us to the named executive officers on November 13, 2013, which may vest on September 30, 2016, upon certification of performance by the LDCC. Each FY 2014 NFE Performance Share vests one-for-one into a share of our Common Stock.

(8)	Represents deferred stock units granted on November 11, 2014. Each share of deferred stock equals one share of Common Stock and accrues cash dividends. The Deferred Retention Stock awards become payable on October 15, 2017, provided that the recipient had complied with certain covenants, including a non-competition restriction.

(9)	Represents the number of shares of FY 2015 PBRS issued by us to Mr. Downes on November 11, 2014, which may vest in up to three equal installments on September 30, 2015, September 30, 2016, and September 30, 2017 if the performance goal is achieved. The first tranche of the FY 2015 PBRS vested upon certification by the LDCC that the performance goal was met on November 10, 2015.

(10)	Represents the target number of FY 2015 TSR Performance Shares issued by us to the named executive officers on November 11, 2014, which may vest on September 30, 2017 upon certification of performance by the LDCC. Each FY 2015 TSR Performance Share vests one-for-one into a share of our Common Stock. For more information regarding the vesting of the FY 2015 TSR Performance Shares, please see “FY 2015 TSR Performance Shares” on page 44 of this Proxy Statement.

(11)	Represents the target number of FY 2015 NFE Performance Shares issued by us to the named executive officers on November 11, 2014, which may vest on September 30, 2017, upon certification of performance by the LDCC. Each FY 2014 NFE Performance Share vests one-for-one into a share of our Common Stock. For more information regarding the vesting of the FY 2015 NFE Performance Shares, please see “FY 2015 NFE Performance Shares” on page 45 of this Proxy Statement.

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(12)	Represents shares of restricted stock granted by us to the named executive officer on November 13, 2013, which shares may vest in three equal annual installments beginning on the first anniversary of the grant on October 15, 2014, based on continued employment.
(13)	Represents shares of restricted stock granted by us to the named executive officer on November 11, 2014, which shares may vest in three annual equal installments on October 15, 2015, October 15, 2016 and October 15, 2017, based on continued employment.
(14)	Represents shares of restricted stock granted by us to the named executive officer on November 12, 2012, which shares vested in their entirety on October 15, 2015, based on continued employment.
(15)	Represents shares of restricted stock granted by us to the named executive officer on November 11, 2014, which shares may vest in their entirety on October 15, 2017, based on continued employment.
(16)	Represents deferred stock units granted on November 13, 2013. Each share of Deferred Retention Stock equals one share of Common Stock and accrues cash dividends. The Deferred Retention Stock award becomes payable in full on October 15, 2016, provided that Mr. Westhoven has complied with certain covenants, including a non-competition restriction.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the exercise of stock options, SARs and similar instruments and the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended September 30, 2015. All amounts reflect the two-for-one stock split on March 3, 2015.

	Option Awards			Stock Awards
	Number of			Number of
	Shares	Value		Shares	Value
	Acquired on	Realized on		Acquired on	Realized on
Name	Exercise (#)	Exercise ($)		Vesting(3) (#)	Vesting(4) ($)
Laurence M. Downes	—	—		58,359	1,656,857
Glenn C. Lockwood	—	—		14,236	399,009
Kathleen T. Ellis	—	—		14,173	397,294
Mariellen Dugan	9,000	131,707	(1)	10,371	288,141
Stephen D. Westhoven	10,250	151,871	(2)	12,131	330,626
(1)	On December 15, 2014, Ms. Dugan exercised options for 9,000 shares at an exercise price of $28.96.
(2)	On December 11, 2014, Mr. Westhoven exercised options for 10,250 shares at an exercise price of $30.00.
(3)	Represents the total number of vested shares of restricted stock granted on November 16, 2011 and November 13, 2013, FY 2014 PBRS granted on November 13, 2013, deferred stock units granted on November 16, 2011 and FY 2012 TSR Performance Shares granted on November 16, 2011.
(4)	Value for the shares of restricted stock and deferred stock retention units was calculated based upon our Common Stock closing price of $26.39 on October 15, 2014, which was the vesting date for those shares and units. Value for the FY 2014 PBRS granted on November 13, 2013 and the FY 2012 TSR Performance Shares was calculated based upon our Common Stock closing price of $29.31 on November 11, 2014, which was the vesting date for the those shares.

PENSION BENEFITS

We provide defined contribution and/or defined benefit retirement benefits to substantially all employees who meet vesting and other requirements. Our qualified defined benefit plan for non-represented employees is the New Jersey Natural Gas Company Plan for Retirement Allowances for Non-Represented Employees (“Non-Represented Plan”), and our qualified defined benefit plan for represented employees is the New Jersey Natural Gas Company Plan for Retirement Allowances for Represented Employees (“Represented Plan”). Our qualified defined contribution plan is our 401(k) Plan. All represented employees of NJRHS hired on or after October 1, 2000, all represented employees of NJNG hired on or after January 1, 2012 and all of our non-represented employees hired on or after October 1, 2009, are covered by an enhanced defined contribution plan feature of our 401(k) Plan instead of the Represented Plan or Non-Represented Plan. Each of the named executive officers participates in the Non-Represented Plan and our 401(k) Plan. The retirement benefit under the Non-Represented Plan is based on years of service and highest 60-month average compensation.

In addition to the Non-Represented Plan, the Represented Plan and the 401(k) Plan, we sponsor the SEP and the PEP, both of which are non-qualified plans. Each of the named executive officers is or may become eligible for PEP and SEP benefits. Benefits will be paid under the PEP and the SEP to the extent that benefits are not payable by the Non-Represented Plan and the 401(k) due to the application of Sections 401(a)(17), 401(k), 401(m) and 415 of the Internal Revenue Code. The PEP and the SEP are unfunded, with benefit payments paid from our corporate assets. The PEP also provides for additional credited service for certain senior executives who were hired mid-career. Ms. Ellis was credited for five additional years of service after she completed five years of service on December 1, 2009.

We also sponsor health care plans that provide post-employment medical and life insurance benefits to union and non-union employees who meet the eligibility requirements. To be eligible, retirees must meet certain age and service requirements. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. As of September 30, 2015, with the exception of Mr. Downes, none of the named executive officers have completed the age and service requirements to be eligible for post-retirement health coverage.

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The following table presents information concerning each of our defined benefit plans that provide for payments or other benefits to the named executive officers at, following or in connection with retirement. For each named executive officer, the present value of accumulated benefit in the table below was calculated using actuarial assumptions including an interest rate of 4.50 percent as of September 30, 2015. The present value of the benefits was calculated assuming the named executive officers stay in employment until the earliest age the executive could collect a benefit without reduction for early retirement. The assumed age of payment is 60 for Messrs. Downes, Lockwood, Westhoven and Ms. Dugan. The assumed age of payment is age 65 for Ms. Ellis.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Laurence M. Downes	Non-Represented Plan	31	1,538,622	—
	PEP	31	3,885,772	—
	SEP	31	274,263	22,831

Glenn C. Lockwood	Non-Represented Plan	27	1,131,298	—
	PEP	27	432,013	—
	SEP	27	20,135	3,291

Kathleen T. Ellis	Non-Represented Plan	11	504,002	—
	PEP	16	486,672	—
	SEP	16	14,251	3,320

Mariellen Dugan	Non-Represented Plan	10	346,130	—
	PEP	10	72,734	—
	SEP	10	6,554	1,764

Stephen D. Westhoven	Non-Represented Plan	25	760,837	—
	PEP	25	160,664	—
	SEP	25	6,101	1,653

Pension benefits are payable at age 65. Benefits may be paid as early as age 55 upon completion of 20 years of service. Benefits collected prior to age 60 and completion of 20 years of service (excluding disability retirements) are subject to early commencement reductions up to 50 percent, depending on age at the time of commencement.

The number of years of credited service for the named executive officers, assuming their continued employment by us until age 65, is set forth below:

		Years of Credited
	Years of Credited	Service as of
Name	Service at 65	September 30, 2015
Laurence M. Downes	38	31
Glenn C. Lockwood	38	27
Kathleen T. Ellis	18	16
Mariellen Dugan	26	10
Stephen D. Westhoven	43	25

To the extent benefits that would otherwise be payable to an employee under the Non-Represented Plan and the 401(k) Plan exceed the specified limits on such benefits imposed by the Internal Revenue Code, we expect to pay such excess benefits to the employee at the time the employee receives payment under the respective plan. These excess benefit payments would be made from our general funds.

SUPPLEMENTAL RETIREMENT AGREEMENTS

We have supplemental retirement agreements (“SERP Agreements”) with each of the named executive officers and certain other officers not named in the Summary Compensation Table, payable over a five-year period commencing with retirement at age 65. At projected retirement, the total maximum amount payable to Mr. Downes under his SERP Agreement is currently $250,000. Messrs. Westhoven and Lockwood, Mses. Ellis and Dugan would each be entitled to maximum amounts of $125,000 under their respective SERP Agreements.

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DEFINED CONTRIBUTION PLAN

We offer eligible employees the opportunity for participation in our 401(k) Plan. Generally, we match 65 percent of participants’ contributions up to six percent of base compensation subject to Internal Revenue Code and 401(k) Plan limits. The matching contribution is scheduled to increase from 65 percent to 70 percent of the first six percent of compensation contributed as of January 1, 2016 for certain represented employees of NJRHS. The matching contribution is limited to 50 percent for certain represented employees of NJRHS who transferred from NJNG and are currently accruing pension benefits.

For represented NJRHS employees hired on or after October 1, 2000, represented employees of NJNG hired on or after January 1, 2012, and non-represented employees beginning employment after October 1, 2009, who are not eligible for participation in the defined benefit plans, we contribute between three and four percent of base compensation, depending on years of service, into the 401(k) Plan on their behalf.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information concerning the NJR Officers’ Deferred Compensation Plans that provide for the deferral of compensation of several of the named executive officers on a basis that is not tax qualified. We do not make matching contributions under these plans. For additional information with respect to our non-qualified deferred compensation arrangements, please see “Compensation Discussion & Analysis — Deferred Compensation” on page 47 of this Proxy Statement.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings In	Withdrawals/	Balance at Last
	in Last FY	in Last FY	Last FY	Distributions	FYE(1)
Name	($)	($)	($)	($)	($)
Laurence M. Downes	N/A	N/A	N/A	N/A	N/A
Glenn C. Lockwood	—	—	364,498	—	1,970,172
Kathleen T. Ellis	N/A	N/A	N/A	N/A	N/A
Mariellen Dugan	N/A	N/A	N/A	N/A	N/A
Stephen D. Westhoven	N/A	N/A	N/A	N/A	N/A
(1)	All amounts in the aggregate balance were included in the Summary Compensation Table for previous years but were deferred by the named executive officers and do not represent additional contributions by us.

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Potential Payments Upon Termination or Change of Control

We believe our senior management and key employees are responsible for our success, and therefore it is important to provide reasonable protection to them in the event of a potential loss of employment following a change of control. It is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should offset any reluctance by senior management to pursue potential change in control transactions that may be in the best interests of shareholders. We also believe our arrangement facilitates the recruitment of talented executives by providing protections in the event we are acquired. We believe that relative to the overall value of any potential transaction, these potential change in control benefits are reasonable.

2007 PLAN

Under the 2007 Plan, in the event of a “change of control” (as defined in the 2007 Plan), the Board may, among other things, accelerate the entitlement to outstanding benefits awarded thereunder. Pursuant to the 2007 Plan, a “change of control” will be deemed to have occurred if

•	Beneficial ownership of 50 percent or more of our outstanding securities entitled to vote in elections of directors shall be acquired within a 12-month period, by any person, entity or group

•	There is a change in any 12-month period in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the year

•	Consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of our assets, or a complete liquidation as a result of which the shareholders immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in the 2007 Plan) of the acquiring or surviving corporation occurs.

All of our named executive officers’ equity awards under the 2007 Plan contain such change of control provisions that provide for the full acceleration of vesting of such equity awards upon a change of control. Beginning in fiscal year 2015, all of the equity awards were subject to “double-trigger” vesting requiring a qualified termination following a change of control before acceleration of vesting.

SUPPLEMENTAL RETIREMENT AGREEMENTS

Pursuant to the SERP Agreements we have with each of the named executive officers, in the event of a change of control, the right to the amounts payable to each of them becomes immediately vested and such amounts are immediately payable in the event of a subsequent termination of employment for any reason. A change of control is defined in the SERP Agreements as a reportable change of control under the proxy rules of the SEC, including the acquisition within a 12-month period of a 50 percent beneficial voting interest in us, or a change in any 12-month period in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the year.

EMPLOYMENT CONTINUATION AGREEMENTS

Our Employment Continuation Agreements provide each named executive officer certain rights in the event that his or her employment with us is terminated within two years following the occurrence of a change of control. A summary of the terms of these agreements is provided under “Severance Policies— Employment Continuation Agreements” beginning on page 46 of this Proxy Statement.

The following tables summarize the value of the termination payments and benefits that our named executive officers would receive if their employment terminated on September 30, 2015, and the price per share of our Common Stock was $30.03, the closing market price on September 30, 2015. The values in the tables are estimates of the amounts that would be paid to the named executive officers upon such termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from the Company.

The tables exclude amounts accrued through September 30, 2015, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual incentive award for the fiscal year ended September 30, 2015. The table also excludes vested account balances under the 401(k) Plan, which are generally available to all of our salaried domestic employees. In addition, the tables below reflect the hypothetical occurrence of both a change of control and a concurrent termination of a named executive officer in accordance with such named executive officer’s Employment Continuation Agreement, assuming this event took place on September 30, 2015.

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						Termination		Involuntary
						Other than		Termination
						Retirement,		Following
						Death or	Termination	a Change
	Retirement(1)		Death	Disability		Disability	for Cause	in Control
	($)		($)	($)		($)	($)	($)
Name/Benefit Type	(a)		(b)	(c)		(d)	(e)	(f)
Laurence M. Downes
Cash Severance(2)	—		—	—		—	—	5,488,540
Acceleration of Equity Awards(3)
Deferred Stock Units	—		1,707,686	1,707,686		—	—	1,707,686
FY 2013 TSR Performance Shares	961,873		961,873	961,873		—	—	961,873
FY 2014 TSR Performance Shares		(4)	743,163		(4)	—	—	1,170,160
FY 2014 NFE Performance Shares		(4)	631,925		(4)	—	—	949,188
FY 2015 TSR Performance Shares		(4)	164,213		(4)	—	—	493,994
FY 2015 NFE Performance Shares		(4)	137,939		(4)	—	—	414,955
FY 2014 Performance-Based Restricted Stock	0		0	0		—	—	312,291
FY 2015 Performance-Based Restricted Stock	134,720		134,720	134,720		—	—	809,429
Qualified Retirement Benefits
Non-Represented Plan(5)	8,819		4,339	9,412		8,819	8,819	8,819
Non-Qualified Retirement Benefits
PEP(5)	22,273		10,958	23,771		22,273	22,273	22,273
SEP(6)
SERP(7)	250,000		250,000	191,667		191,667	191,667	250,000
Other Benefits
Life Insurance(8)	234		500,000	—		—	—	—
Accidental Death & Dismemberment Insurance(8)	—		500,000	500,000		—	—	—
Travel & Accident Insurance(8)	—		250,000	—		—	—	—
Vacation(9)	77,404		77,404	—		77,404	77,404	77,404
Medical(10)	84,417		32,132	84,417		—	—	86,901
Salary Continuation Benefit(11)	—		—			—	—	—
Outplacement Benefit(12)	—		—	—		—	—	25,000
Glenn C. Lockwood
Cash Severance(2)	—		—	—		—	—	1,221,009
Deferred Compensation(13)	—		1,970,172	1,970,172		1,970,172	1,970,172	1,970,172
Acceleration of Equity Awards(3)
Restricted Stock	—		192,001	192,001		—	—	292,522
Deferred Stock Units	—		879,999	879,999		—	—	879,999
FY 2013 TSR Performance Shares	—		310,486	310,486		—	—	310,486
FY 2014 TSR Performance Shares	—		109,579		(4)	—	—	172,540
FY 2014 NFE Performance Shares	—		93,145		(4)	—	—	139,910
FY 2015 TSR Performance Shares	—		21,363		(4)	—	—	64,264
FY 2015 NFE Performance Shares	—		17,949		(4)	—	—	53,994
Qualified Retirement Benefits
Non-Represented Plan(5)	—		3,772	8,077		7,665	7,665	7,665
Non-Qualified Retirement Benefits
PEP(5)	—		1,440	3,084		2,927	2,927	2,927
SEP(6)	—
SERP(7)	—		125,000	80,645		80,645	80,645	125,000
Other Benefits
Life Insurance(8)	—		366,000	—		—	—	—
Accidental Death & Dismemberment Insurance(8)	—		366,000	366,000		—	—	—
Travel & Accident Insurance(8)	—		250,000	—		—	—	—
Vacation(9)	—		31,694	—		31,694	31,694	31,694
Medical(10)	—		34,079	102,374		—	—	44,681
Salary Continuation Benefit(11)	—		—	523,500		—	—	—
Outplacement Benefit(12)	—		—	—		—	—	25,000

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					Termination		Involuntary
					Other than		Termination
					Retirement,		Following
					Death or	Termination	a Change
	Retirement(1)	Death	Disability		Disability	for Cause	in Control
	($)	($)	($)		($)	($)	($)
Name/Benefit Type	(a)	(b)	(c)		(d)	(e)	(f)
Kathleen T. Ellis
Cash Severance(2)	—	—	—		—	—	1,160,185
Acceleration of Equity Awards(3)
Restricted Stock	—	129,005	129,005		—	—	186,727
Deferred Stock Units	—	650,510	650,510		—	—	650,510
FY 2013 TSR Performance Shares	—	245,982	245,982		—	—	245,982
FY 2014 TSR Performance Shares	—	107,623		(4)	—	—	169,459
FY 2014 NFE Performance Shares	—	91,526		(4)	—	—	137,477
FY 2015 TSR Performance Shares	—	20,844		(4)	—	—	62,703
FY 2015 NFE Performance Shares	—	17,609		(4)	—	—	52,673
Qualified Retirement Benefits
Non-Represented Plan(5)	—	1,544	3,381		3,087	3,087	3,087
Non-Qualified Retirement Benefits
PEP(5)	—	1,491	3,265		2,981	2,981	2,981
SEP(6)	—
SERP(7)	—	125,000	78,125		78,125	78,125	125,000
Other Benefits
Life Insurance(8)	—	353,000	—		—	—	—
Accidental Death & Dismemberment Insurance(8)	—	353,000	353,000		—	—	—
Travel & Accident Insurance(8)	—	250,000	—		—	—	—
Vacation(9)	—	12,045	—		12,045	12,045	12,045
Medical(10)	—	28,350	59,120		—	—	36,072
Salary Continuation Benefit(11)	—	—	513,750		—	—	—
Outplacement Benefit(12)	—	—	—		—	—	25,000
Mariellen Dugan
Cash Severance(2)	—	—	—		—	—	1,082,098
Acceleration of Equity Awards(3)
Restricted Stock	—	396,040	396,040		—	—	599,369
FY 2013 TSR Performance Shares	—	200,793	200,793		—	—	200,793
FY 2014 TSR Performance Shares	—	90,578		(4)	—	—	142,621
FY 2014 NFE Performance Shares	—	77,011		(4)	—	—	115,676
FY 2015 TSR Performance Shares	—	18,787		(4)	—	—	56,516
FY 2015 NFE Performance Shares	—	15,792		(4)	—	—	47,507
Qualified Retirement Benefits
Non-Represented Plan(5)	—	—	2,956		2,956	2,956	2,956
Non-Qualified Retirement Benefits
PEP(5)	—	—	621		621	621	621
SEP(6)	—
SERP(7)	—	125,000	29,762		29,762	29,762	125,000
Other Benefits
Life Insurance(8)	—	324,500	—		—	—	—
Accidental Death & Dismemberment Insurance(8)	—	324,500	324,500		—	—	—
Travel & Accident Insurance(8)	—	250,000	—		—	—	—
Vacation(9)	—	4,836	—		4,836	4,836	4,836
Medical(10)	—	—	71,157		—	—	21,892
Salary Continuation Benefit(11)	—	—	463,500		—	—	—
Outplacement Benefit(12)	—	—	—		—	—	25,000

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					Termination		Involuntary
					Other than		Termination
					Retirement,		Following
					Death or	Termination	a Change
	Retirement(1)	Death	Disability		Disability	for Cause	in Control
	($)	($)	($)		($)	($)	($)
Name/Benefit Type	(a)	(b)	(c)		(d)	(e)	(f)
Stephen D. Westhoven
Cash Severance(2)	—	—	—		—	—	1,318,174
Acceleration of Equity Awards(3)
Deferred Stock Units	—	1,771,109	1,771,109		—	—	1,771,109
Restricted Stock	—	175,986	175,986		—	—	297,117
FY 2013 TSR Performance Shares	—	192,576	192,576		—	—	192,576
FY 2014 NFE Performance Shares	—	82,289		(4)	—	—	123,603
FY 2014 TSR Performance Shares	—	96,757		(4)	—	—	152,351
FY 2015 TSR Performance Shares	—	58,797		(4)	—	—	176,877
FY 2015 NFE Performance Shares	—	49,394		(4)	—	—	148,588
Qualified Retirement Benefits
Non-Represented Plan(5)	—	3,404	7,360		6,918	6,918	6,918
Non-Qualified Retirement Benefits
PEP(5)	—	719	1,554		1,461	1,461	1,461
SEP(6)	—
SERP(7)	—	125,000	54,688		54,688	54,688	125,000
Other Benefits
Life Insurance(8)	—	315,000	—		—	—	—
Accidental Death & Dismemberment Insurance(8)	—	315,000	315,000		—	—	—
Travel & Accident Insurance(8)	—	250,000	—		—	—	—
Vacation(9)	—	17,572	—		17,572	17,572	17,572
Medical(10)	—	54,740	181,515		—	—	44,681
Salary Continuation Benefit(11)	—	—	463,500		—	—	—
Outplacement Benefit(12)	—	—	—		—	—	25,000

(1)	Retirement: Mr. Downes was eligible to retire under our retirement policy as of September 30, 2015. The other NEOs were not eligible to retire under our retirement policy as of September 30, 2015 and their retirement as of that date would be considered a voluntary termination and the only amounts payable to them in that case are listed under column (d).
(2)	Cash Severance: Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement. None of the named executive officers would incur a Section 280G excise tax in relation to an involuntary termination following a change-in-control.
(3)	Acceleration of Equity Awards:
Deferred Stock Units and Restricted Stock: Amounts for restricted stock and deferred stock units (issued pursuant to the Deferred Stock Retention Awards) represent the value of Common Stock as of September 30, 2015.
FY 2013 TSR Performance Shares, FY 2014 TSR Performance Shares, FY 2014 NFE Performance Shares: These Performance Shares vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2015. The amounts in columns (b) and (c) for the Performance Shares reflect an estimated pro-rata payout based upon actual performance to date and based upon the number of days of the performance cycle the executive was still employed by us. The amounts in column (f) reflect actual performance to date. The amounts in columns (b), (c) and (f) do not reflect the actual payout that would be determined at the end of the performance cycles for the FY 2014 NFE Performance Shares, the FY 2014 TSR Performance Shares and the FY 2013 Performance Shares as of September 30, 2016, September 30, 2016 and September 30, 2015, respectively.
FY 2015 TSR Performance Shares and FY 2015 NFE Performance Shares: These Performance Shares vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2015. The amounts in columns (b) and (c) for the Performance Shares reflect an estimated pro-rata payout based upon target performance to date and based upon the number of days of the performance cycle the executive was still employed by us. The amounts in column (f) reflect payout of awards at target performance. The amounts in columns (b), (c) and (f) do not reflect the actual payout that would be determined at the end of the performance cycles for the FY 2015 NFE Performance Shares and the FY 2015 TSR Performance Shares as of September 30, 2017.
FY 2014 Performance-Based Restricted Stock and FY 2015 Performance-Based Restricted Stock: The shares of Performance-Based Restricted Stock vest subject to certain conditions and would be paid in the form of shares of restricted Common Stock on a one-for-one basis. The amounts in columns (b) and (c) for Performance-Based Restricted Stock represent the value of Common Stock as of September 30, 2015. The amounts in columns (a), (b) and (c) for the Performance-Based Restricted Stock reflect an estimated pro-rata payout of the “target” amount based upon actual performance to date and based upon the number of days of the performance cycle the executive was still employed by us. The amounts in column (a), (b), (c) and (f) for the FY 2014 Performance-Based Restricted Stock reflect the actual payout determined on the stated vesting date of September 30, 2015 and for the FY 2015 Performance-Based Restricted Stock do not reflect the actual payout that would be determined on the stated vesting date of September 30, 2016. The amounts in column (f) reflect an estimated payout based upon the actual performance to date.
(4)	Acceleration of Equity Awards in the case of Retirement or Disability:
These long-term equity incentive awards would vest on a pro rata basis with performance conditioned on the Company’s satisfaction of applicable performance goals. The satisfaction of such goals would be measured at the end of the performance period, and any payment made at that time. Due to the future performance measurement, the value of the unvested performance-based awards is not currently calculable.
(5)	Pension Plan: For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 60 (age 65 in the case of the Ms. Ellis), the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2015, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects the 50 percent joint and survivor annuity option (except in the case of Ms. Dugan whose default option is the life annuity

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option), which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2015, payable for the life of the survivor (except in the case of Ms. Dugan). For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. For column (a) we assume the executive elects the 50 percent joint and survivor annuity option. The portion of the PEP benefit is subject to Section 409A of the Internal Revenue Code. Mr. Downes is eligible to terminate or retire and collect his benefit immediately from the Non-Represented Plan and the portion of his PEP benefit earned prior to December 31, 2004. If he so elects, the benefits would be approximately sixty-five percent of the amounts that he would be entitled to receive at age 60.
(6)	SEP: The amounts represented in all columns would be payable within 30 days following the end of the calendar quarter in which the triggering event occurs. These payments are subject to Section 409A of the Internal Revenue Code.
(7)	SERP: The figures in columns (a), (b) and (f) represent the amount payable to the NEO or the NEO’s beneficiary, as applicable, in 60 monthly installments beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2015, payable in 60 equal monthly installments beginning at the later of the NEO attaining the age of 65 or the date of the NEO’s separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.
(8)	Insurance Benefits:
Life Insurance and Accidental Death & Dismemberment Insurance: The amount for Mr. Downes in column (a) represents the annual premium the Company expects to pay for a life insurance benefit of $75,000 to Mr. Downes, based upon current rates payable by the Company for retiree life insurance policies. The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.
Travel & Accident Insurance: The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(9)	Vacation: Amounts reflected in this row represent payment to the NEO for the NEO’s unused earned vacation time as of September 30, 2015.
(10)	Medical: The amount listed in column (b) represents six months of COBRA, dental coverage premiums to be paid by us, plus retiree medical benefits to be paid by us for the NEO’s spouse (if applicable) for his or her lifetime assuming a life expectancy of 85 years. The amounts listed in columns (a) and (c) represents (i) a life expectancy for the NEO and (if applicable) his or her spouse of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2015, of COBRA payments to be made by us.
(11)	Salary Continuation Benefit: The amount listed in column (c) represents the total maximum benefit payable to the NEO in the event of a disability and represents the aggregate payment of the NEO’s base salary, as of September 30, 2015, for 18 months.
(12)	Outplacement Benefit: The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.
(13)	Deferred Compensation Plan: For column (c), amounts payable pursuant to the Non-qualified Deferred Compensation Plan follow the terms of the most recently completed Payment Election Form completed by the NEO. For purposes of columns (b), (d), (e) and (f), it is assumed that the plan administrator would use its discretion under the plan to pay the NEO or the NEO’s beneficiary in a single lump sum of shares of Common Stock irrespective of any elections made by the NEO. Distribution of compensation deferred after December 31, 2004, is subject to Section 409A of the Internal Revenue Code. The amounts listed in this row represent amounts previously earned by the NEO and reported in the Summary Compensation Table for previous years but were deferred by the NEO and do not represent any additional contributions by us.

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Non-Binding Proposal to Approve the Compensation of our Executive Officers

ITEM 2 ON PROXY CARD

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 29 to 63 of this Proxy Statement.

The LDCC designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2015, the LDCC believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objectives of aligning compensation with performance measures directly related to our financial goals and creating shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, the other related tables and the accompanying narrative.”

Your vote on this proposal will be non-binding on the Board and us and will not be construed as overruling a decision by the Board or us. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions, as it deems appropriate.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Ratification of Appointment of Independent Registered Public Accounting Firm

ITEM 3 ON PROXY CARD

The shares represented by the proxies will be voted for approval of the ratification of the appointment of Deloitte & Touche LLP (unless otherwise indicated on proxy) as our independent registered public accounting firm (the “auditors”) to report to the shareholders on our financial statements for the fiscal year ending September 30, 2016. The Audit Committee approved in advance each professional service performed by Deloitte & Touche LLP during fiscal year 2015 and considered the possible effect on the auditors’ independence. Information relating to fees paid to Deloitte & Touche LLP over the past two years is set forth below.

The Audit Committee has retained Deloitte & Touche LLP to report to the shareholders our financial statements for the fiscal year ending September 30, 2016. Although submission of the appointment of an independent registered public accounting firm to shareholders for ratification is not required by law, the Board, consistent with its past policy, considers it appropriate to submit the selection of an independent registered public accounting firm for shareholder approval. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented by proxy, and voted at the Meeting is required for the approval of this item. The Board has not determined what action it would take if the shareholders do not approve the selection of Deloitte & Touche LLP, but may reconsider its selection if the shareholders’ action so warrants. Even if the selection is ratified, the Audit Committee, exercising its own discretion, may select different auditors at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Aggregate fees billed to us for the fiscal years ended September 30, 2015 and 2014, by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, “Deloitte”) are shown in the following table:

	Fiscal Year Ended
	September 30,

	2015	2014
Audit Fees	$1,962,268	$1,767,800
Audit-related Fees	0	0
Total Audit and Audit-related Fees	$1,962,268	$1,767,800
Tax Fees	61,000	60,000
All Other Fees	6,100	302,000
TOTAL FEES	$2,029,368	$2,129,800

Audit Fees. Audit fees include professional services rendered by Deloitte for the audit of our annual financial statements, including its assessment of our internal controls over financial reporting and the reviews of the financial statements included in our quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor can reasonably provide to a client and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” For fiscal year 2014 and fiscal year 2015, there were no such amounts billed to us.

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Tax Fees. Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes, planning, research and advice supporting our efforts to maximize the tax efficiency of our operations for fiscal years 2015 and 2014.

All Other Fees. All other fees are fees for products or services other than those in the above three categories. An affiliate of Deloitte billed for certain strategic consulting services in fiscal year 2014, with remaining amounts related to the use of an accounting research tool in both 2015 and 2014.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a written policy for the provision of audit services and permitted non-audit services by our independent registered public accounting firm. Our Chief Financial Officer has primary responsibility to the Audit Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy, our Audit Committee receives a presentation of an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must provide sufficient detail to clearly define the services included. Any services included within the budget and plan approved by the Audit Committee require no further Audit Committee approval for that budget year. The Audit Committee must approve all audit and permissible non-audit engagements of the independent registered public accounting firm in advance. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement if all such services are less than five percent of revenues paid to the independent registered public accounting firm for the fiscal year and if those services are approved by the Audit Committee prior to completion of the audit.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

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Audit Committee Report

In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the Audit Committee is “independent” as required by the applicable listing standards of the NYSE and the rules of the SEC. During the fiscal year ended September 30, 2015, the Audit Committee met eight times. The Audit Committee reviewed and discussed the interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with our Chief Financial Officer and the independent registered public accounting firm prior to public release.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In discharging its oversight responsibility of the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit functions, organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded the Statement on Auditing Standards No. 61 (AICPA Professional Standards, Vol. 1. AU section 380), as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended September 30, 2015, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the SEC. The Audit Committee also reappointed Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.

THE AUDIT COMMITTEE

J. Terry Strange, Chair

Lawrence R. Codey

Donald L. Correll

Robert B. Evans

Alfred C. Koeppe

Dated: November 10, 2015

The “Audit Committee Report” above will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

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Certain Matters Relating to Proxy Materials and Annual Reports

ELECTRONIC ACCESS OF PROXY MATERIALS AND ANNUAL REPORTS

Our Proxy Statement and Annual Report are available on our website at http://investor.njresources.com. Paper copies of these documents may be requested by contacting our Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

“HOUSEHOLDING” OF PROXY MATERIALS AND ANNUAL REPORTS FOR RECORD OWNERS

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and reduces our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement. Shareholders of record voting via telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until he or she revokes it by notifying our Corporate Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719 or by telephone at (732) 938-1049.

SEPARATE COPIES FOR BENEFICIAL OWNERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the Annual Report on Form 10-K by contacting our Corporate Secretary. Beneficial owners with the same address who receive more than one Proxy Statement and Annual Report on Form 10-K may request delivery of a single Proxy Statement and Annual Report on Form 10-K by contacting our Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

INCORPORATION BY REFERENCE

Notes 9 and 10 to our Consolidated Financial Statements beginning on page 99, and the reconciliation of our non-GAAP financial measures in Part II, Item 7 on page 33, each as set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and Notes 9 and 10 to our Consolidated Financial Statements beginning on page 96, and the reconciliation of our non-GAAP financial measures in Part II, Item 7 on page 24, each as set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, are hereby incorporated by reference into this Proxy Statement.

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Directions to the Annual Meeting

Eagle Oaks Golf & Country Club
20 Shore Oaks Drive
Farmingdale, NJ 07727

FROM THE NORTH

Garden State Parkway to Exit 100A, which is Route 33 West toward Freehold. Follow Rt. 33 West for approximately 3 miles to the first traffic circle (Collingswood Circle). Exit the circle 1/2 way around onto 547 South towards Farmingdale. Proceed on 547 for 1 mile to the stop sign; turn Left onto Tinton Falls Road/547 South. Proceed 500 yards and take a Right onto Shore Oaks Drive where you will see an Eagle Oaks Golf Club sign. This leads you directly to the Club entrance.

FROM THE SOUTH

Garden State Parkway to Exit 100B, which is Route 33 West toward Freehold. Proceed to the traffic circle (Collingswood Circle) - refer to directions “From the North.”

FROM THE WEST ON I-195

Route 195 East to Exit 31B toward Farmingdale/Allaire State Park/Route 547 North. Proceed on 547 North for 2 miles into Farmingdale. Proceed 300 yards past the railroad tracks, take a Right onto Asbury Avenue/547 North, which is marked by a blinking yellow light (gas station on corner). Follow this road for 1.5 miles and turn Left onto Shore Oaks Drive. This leads you directly into the Club entrance.

FROM THE EAST ON 138/I-195

Route 138 West, which becomes 195 West. Take Exit 31B toward Farmingdale/Allaire State Park/Route 547 North. - refer to directions “From the West.”

FROM FREEHOLD

Route 33 East. When Route 33 meets with Route 34, look for the Apollo Diner and turn Right on Tinton Falls Road, which becomes Asbury Road. Proceed for 7/10 of a mile and take a Right onto Shore Oaks Drive where you will see an Eagle Oaks Golf Club sign. This leads you directly to the Club entrance.

Other Matters

The Board is not aware of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. However, if other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

RHONDA M. FIGUEROA

Corporate Secretary

Dated: December 11, 2015

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New Jersey Resources

NEW JERSEY RESOURCES CORPORATION
1415 WYCKOFF ROAD
WALL, NJ 07719

SCAN TO
VIEW MATERIALS & VOTE

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 19, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 19, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you vote by telephone or Internet, please do not send your proxy by mail.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97357-P70534 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW JERSEY RESOURCES CORPORATION

Vote on Directors

A **The Board of Directors recommends that you vote FOR all the nominees listed:**

	For All	Withhold All	For All Except
1. Election of the following Directors that were named in the proxy statement; each for terms expiring in 2019.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lawrence R. Codey
02) Laurence M. Downes
03) Robert B. Evans
04) Alfred C. Koeppe

Vote on Proposal 2

B **The Board of Directors recommends you vote FOR the following proposal:**

Vote on Proposal 3

C **The Board of Directors recommends you vote FOR the following proposal:**

D **Non-Voting Items**

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

E **Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.**

In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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DIRECTIONS TO EAGLE OAKS GOLF AND COUNTRY CLUB
20 SHORE OAKS DRIVE
FARMINGDALE, NJ 07727

FROM THE NORTH

FROM THE SOUTH

FROM THE WEST ON ROUTE 195

FROM THE EAST on ROUTE 138/ROUTE 195

FROM FREEHOLD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M97358-P70534

Proxy — New Jersey Resources Corporation

1415 Wyckoff Road, Wall, NJ 07719
Solicited on behalf of the BOARD OF DIRECTORS
for the 2016 Annual Meeting of Shareholders

The undersigned hereby appoints Mariellen Dugan and Rhonda M. Figueroa, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of New Jersey Resources Corporation to be held at 9:30 a.m., local time, on Wednesday, January 20, 2016, at Eagle Oaks Golf and Country Club, 20 Shore Oaks Drive, Farmingdale, NJ 07727 and at any adjournment or postponement thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, and, if applicable, hereby directs the trustee(s) of the employee benefit plan(s) shown on this card to vote the shares of stock allocated to the account of the undersigned on all matters properly coming before the meeting.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 2 and 3 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.**

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE